Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND BETWEEN

SOUTHWESTERN ENERGY COMPANY

as Seller

and

FLYWHEEL ENERGY OPERATING, LLC

as Buyer

dated

August 30, 2018

i

ARTICLE 6 SELLER’S REPRESENTATIONS AND WARRANTIES		29

6.1	Existence and Good Standing	29
6.2	Authority; Authorization of Agreement	29
6.3	No Violations	30
6.4	Legal Proceedings	30
6.5	Bankruptcy	31
6.6	The Interests	31

ARTICLE 7 SELLER’S REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES		31

7.1	Subsidiaries	31
7.2	Existence and Good Standing	31
7.3	Governing Documents	31
7.4	Taxes	31
7.5	Legal Proceedings	33
7.6	Material Contracts	33
7.7	No Violation of Laws	35
7.8	Environmental	35
7.9	Preferential Purchase Rights	36
7.10	Consents	36
7.11	Drag-Alongs; Tag Alongs	36
7.12	Capitalization	36
7.13	Bank Accounts	37
7.14	Payments for Production	37
7.15	Imbalances	37
7.16	Current Commitments	37
7.17	Powers of Attorney	38
7.18	Leases	38
7.19	Wells	38
7.20	Equipment and Personal Property	38
7.21	[Intentionally Omitted.]	38
7.22	Permits	38
7.23	Brokers’ Fees	39
7.24	Midstream Company Assets and other Assets	39
7.25	Financial Statements	39
7.26	Undisclosed Liabilities	40
7.27	Absence of Changes	40
7.28	Employees and Seller Benefit Plans	40
7.29	Regulatory Matters	41
7.30	[Intentionally Omitted.]	42
7.31	Books and Records	42
7.32	No Other Assets	42
7.33	Indebtedness	42
7.34	Related Party Transactions	42
7.35	Insurance	42
7.36	Intellectual Property	43

7.37	Special Warranty	43
7.38	Hedge Contracts	43

ARTICLE 8 BUYER’S REPRESENTATIONS AND WARRANTIES		43

8.1	Existence and Good Standing	43
8.2	Authority; Authorization of Agreement	43
8.3	No Violations	44
8.4	Securities Laws	44
8.5	Legal Proceedings	45
8.6	Bankruptcy	45
8.7	Independent Evaluation	45
8.8	Financing	45
8.9	Brokers’ Fees	45

ARTICLE 9 CERTAIN COVENANTS		45

9.1	Conduct of Business	45
9.2	Names	49
9.3	Tax Matters	50
9.4	Amendment to Schedules	53
9.5	Certain Notices	54
9.6	Bonds	54
9.7	Records	54
9.8	Excluded Assets	55
9.9	Information Technology	55
9.10	HSR Act	55
9.11	Firm Transportation Agreements	55
9.12	Resignations of Officers and Managers	56
9.13	Continuing Indemnification for Company Actors	56
9.14	Equitable and Other Remedies	57
9.15	Seller-Transferred Assets	57
9.16	Employee Matters	57
9.17	Consents	64
9.18	FCC Filings	65
9.19	Financing; Cooperation	65
9.20	Termination of Intercompany Agreements and Intercompany Accounts	66
9.21	Confidentiality	66
9.22	[Intentionally Omitted.]	67
9.23	Hedging Matters	67
9.24	Seller Indebtedness	67
9.25	Audits and Filings	67
9.26	MDQ Claims	69
9.27	Non-Negotiation	69

ARTICLE 10 CONDITIONS PRECEDENT TO CLOSING		69

10.1	Conditions Precedent to Seller’s Obligation to Close	69
10.2	Conditions Precedent to Buyer’s Obligation to Close	70

ARTICLE 11 THE CLOSING		71

11.1	Closing	71
11.2	Seller Deliverables	72
11.3	Buyer Deliverables	73

ARTICLE 12 TERMINATION		74

12.1	Grounds for Termination	74
12.2	Effect of Termination	75
12.3	Return of Information	76

ARTICLE 13 MISCELLANEOUS		76

13.1	Notices	76
13.2	Transactional Costs	78
13.3	Further Assurances	78
13.4	Amendments	78
13.5	Successors and Assigns	78
13.6	Headings	79
13.7	Governing Law; Venue; Waiver of Jury Trial	79
13.8	No Partnership Created	80
13.9	Public Announcements	80
13.10	Exhibits and Schedules	81
13.11	Third Party Beneficiaries	81
13.12	Construction	81
13.13	Execution in Counterparts	81
13.14	Entire Agreement; Conflicts	81
13.15	Waiver; Rights Cumulative	82
13.16	Severability	82
13.17	Independent Legal Counsel; Continuing Representation	82
13.18	No Recourse	83

APPENDIX A DEFINITIONS

v

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (as the same may be amended or modified from time to time, this “Agreement”) is dated as of August 30, 2018 (the “Execution Date”), by and between SOUTHWESTERN ENERGY COMPANY, a Delaware corporation (“Seller”) and FLYWHEEL ENERGY OPERATING, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, effective as of the Effective Time (as defined below), Seller desires to sell and transfer, and Buyer desires to purchase and pay for, the Interests (as defined below); and

WHEREAS, the Parties have reached agreement regarding the sale and purchase of the Interests.

NOW, THEREFORE, based on the mutual covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in Appendix A.

1.2 References and Rules of Construction. All references in this Agreement to Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. References to Exhibits and Schedules are to the Exhibits and Schedules, respectively, to the Disclosure Letter. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The words “shall” and “will” are used interchangeably throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used. Except as expressly provided otherwise in this Agreement, references to any Law or agreement means such Law or agreement as it may be amended from time to time. References to any date means such date in Houston, Texas, and for purposes of calculating the time period in which any notice or action is to be given or undertaken hereunder, such period shall be deemed to begin at 12:01 a.m. on the applicable date in Houston, Texas. The word “extent” in the phrase “to the extent” means the degree or proportion to which a subject or other thing extends, and such phrase shall not mean simply “if”. With respect to all dates and time periods in this Agreement, time is of the essence. Unless this Agreement expressly provides otherwise to the contrary, when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a day other than a Business Day, the period in question shall end on the next succeeding Business Day.

ARTICLE 2

SALE OF INTERESTS

2.1 Purchase and Sale. On the terms and subject to the conditions contained in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase, accept and pay for, the Interests, free and clear of all Encumbrances (other than restrictions in the Governing Documents and any restrictions on transfer pursuant to applicable Securities Laws).

2.2 Purchase Price; Deposit

(a) The total purchase price, subject to adjustment in accordance with the terms of this Agreement, that Buyer shall pay to Seller for the Interests is ONE BILLION EIGHT HUNDRED SIXTY FIVE MILLION DOLLARS ($1,865,000,000.00) (such amount prior to any adjustments hereunder, the “Purchase Price”).

(b) Contemporaneous with the execution of this Agreement, Buyer has deposited, by wire transfer in immediately available funds to the Escrow Account, the sum of $150,000,000 (such amount, together with all interest earned thereon, the “Deposit”). At the Closing (if it occurs), the Deposit shall be applied to the Adjusted Purchase Price and disbursed to Seller pursuant to this Agreement and the Escrow Agreement.

(c) If this Agreement is terminated prior to Closing in accordance with Section 12.1, the provisions of Section 12.2 shall be applicable and the Deposit shall be handled in accordance therewith.

2.3 Purchase Price Adjustments. The Purchase Price shall be adjusted, without duplication, as follows and determined as provided for in Section 2.3(c) and otherwise in accordance with GAAP and the COPAS 2005 Accounting Procedure recommended by the Council of Petroleum Accountants Societies, as interpreted by the Council of Petroleum Accountants Societies of North America under MFI-51 2005 COPAS Accounting Procedure (“COPAS”) standards, in each case, as applied in a manner that is consistent with past practices, as applicable (except for any adjustments for Asset Taxes, which shall be determined as provided for in Section 9.3(d)); provided, however, to the extent of any conflict between GAAP and COPAS, GAAP shall govern and control, (and the resulting amount shall be herein called the “Adjusted Purchase Price”):

(a) upward by the following amounts (without duplication):

(i) an amount equal to all Operating Expenses (including prepayments) paid by (A) either Company prior to (but not after) Closing and/or (B) Seller or any of its Affiliates, in each case of (A) or (B) that are incurred in respect of or attributable to the Assets with respect to the period of time on and after the Effective Time;

(ii) an amount equal to all Advanced JIB Receivables paid by (A) either Company prior to (but not after) Closing and/or (B) Seller or any of its Affiliates, in each case of (A) or (B) that are (1) incurred in respect of or attributable to the Assets with respect to the period of time on and after the Effective Time and (2) not reimbursed or paid to Company, Seller or any of its Affiliates prior to Closing;

(iii) an amount equal to the Pre-Effective Time JIB Suspense owed to the Upstream Company;

(iv) the amount of all Asset Taxes allocable to Buyer in accordance with Section 9.3(d) but paid or otherwise economically borne by Seller (excluding, for the avoidance of doubt, any Asset Taxes that were taken into account in determining the Cash and Cash Equivalents and other proceeds “received” by any Company, Seller or any of its Affiliates for purposes of applying Section 2.3(b)(ii) with respect to such transaction);

(v) if applicable and to the extent not reimbursed by Buyer, the amounts set forth in Section(i)(i) of Schedule 9.23;

(vi) the amount of all Pre-Effective Time Imbalances owed to Companies, such amounts to be determined based on the applicable Settlement Price;

(vii) the amount of all Cash and Cash Equivalents held in the Transferred Escrow Accounts on the Closing Date; and

(viii) any other amount provided for elsewhere in this Agreement or otherwise agreed in writing by Seller and Buyer;

(b) downward by the following amounts (without duplication):

(i) an amount equal to the aggregate Effective Time Working Capital Liabilities of the Companies, including all applicable Imbalances and Suspense Funds;

(ii) an amount equal to all Cash and Cash Equivalents and other proceeds of the Assets and/or the Business received by any Company, Seller or any of its Affiliates allocable, earned or attributable to the Assets and/or the Business (including attributable to the sale, transportation, gathering, storage or processing of Hydrocarbons or other substances) with respect to periods from the Effective Time through the Closing, without deduction, reduction or offset for any costs, expenses, Operating Expenses, Burdens, overhead charges, marketing fees or general and administrative expenses;

(iii) subject to Section 5.2(h), with respect to a Title Defect properly asserted by Buyer prior to the Title Defect Claim Date, the Title Defect Amount with respect to such Title Defect;

(iv) subject to Section 5.3(d), with respect to an Environmental Defect properly asserted by Buyer prior to the Environmental Defect Claim Date, the Remediation Amount with respect to such Environmental Defect;

(v) subject to Section 3.1, with respect to each Casualty Loss, the Casualty Loss Amount with respect to each such Casualty Loss;

(vi) the amount of all Asset Taxes allocable to Seller in accordance with Section 9.3(d) but paid or otherwise economically borne by Buyer;

(vii) the sum of (x) an amount equal to the value of the vacation or annual leave days accrued or earned but not yet taken by the Transferred Employees as of the Closing Date that are either assumed and honored or discharged by Buyer in accordance with Section 9.16(g), plus (y) an amount equal 50% of the amounts payable by Buyer or one of its Affiliates under Section 9.16(k) (if any);

(viii) if applicable and to the extent not paid to Buyer, the amounts set forth in Section(i)(ii) of Schedule 9.23;

(ix) any and all operator, overhead and similar reimbursements and amounts paid under applicable Contracts to Seller or its Affiliates as the operator of the Assets to the extent attributable to periods after the Effective Time;

(x) the amount of Indebtedness of the Companies as of the Closing Date; and

(xi) any other amount provided for elsewhere in this Agreement or otherwise agreed in writing by Seller and Buyer.

(c) For purposes of determining the amount of the adjustments to the Purchase Price provided for in this Section 2.3, the principles set forth in this Section 2.3(c) shall apply except as expressly provided otherwise in this Agreement. Subject to the preceding sentence and except for amounts for which the Purchase Price is adjusted hereunder: (i) Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds, if any) and shall remain responsible for all Operating Expenses, in each case attributable to the Assets for the period of time prior to the Effective Time and all Excluded Assets, and (ii) subject to the occurrence of the Closing, each applicable Company shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) attributable to the Assets for the period of time from and after the Effective Time, and shall be responsible for all Operating Expenses attributable to the Assets for the period of time from and after the Effective Time. Such amounts that are received, paid or properly accrued prior to Closing shall be accounted for in the Preliminary Settlement Statement or Final Settlement Statement as applicable. From and after the date of the Final Settlement

Statement, (1) Buyer shall cause the applicable Company to fully disclose, account for and remit to Seller any revenues to which Seller is entitled pursuant to this Section 2.3(c) on or before the tenth day after each Company’s or its Affiliates’ receipt of same and (2) Seller shall fully disclose, account for and remit to the applicable Company any revenues to which such Company is entitled pursuant to this Section 2.3(c) on or before the tenth day after Seller’s or its Affiliates’ receipt of same. For the avoidance of doubt, the date an item or work is ordered is not the date of a transaction for settlement purposes in the Preliminary Settlement Statement or Final Settlement Statement, as applicable, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, is the relevant date (i.e., on an accrual basis). “Earned” and “incurred”, as used in this Agreement, shall be interpreted in accordance with GAAP and COPAS standards, subject to the other provisions of this Section 2.3. For purposes of allocating production (and accounts receivable with respect thereto), under this Section 2.3, (a) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Wells when they pass through the pipeline connecting into the storage facilities into which they are transported from the lands covered by the applicable Well, or if there are no storage facilities, when they pass through the LACT meter or similar meter at the entry point into the pipelines through which they are transported from such lands and (b) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Wells when they pass through the delivery point sales meters or similar meters at the entry point into the pipelines through which they are transported from such lands. The Parties shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings (including gas production meters or sales meters) or gauging and strapping data is not available.

2.4 Preliminary Settlement Statement. No later than the twelfth (12th) Business Day prior to the Closing Date, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth an estimate of the Adjusted Purchase Price, reflecting Seller’s good faith estimate of each proposed adjustment to be made in accordance with Section 2.3 as of the date of preparation of such Preliminary Settlement Statement, together with the designation of Seller’s accounts for the wire transfers of funds as set forth in Section 11.3(a). Seller shall supply to Buyer reasonable documentation in the possession of Seller or any of its Affiliates to support the items for which adjustments are proposed or made in the Preliminary Settlement Statement delivered by Seller, and a brief explanation of any such adjustments and the reasons therefor. On or before the fifth (5th) Business Day after Buyer’s receipt of the Preliminary Settlement Statement, Buyer shall deliver to Seller a written report containing all changes that Buyer proposes to be made to the Preliminary Settlement Statement, if any, together with an explanation of such changes. The Preliminary Settlement Statement, as agreed upon by the Parties, shall be used to calculate the Adjusted Purchase Price; provided that if the Parties do not agree on any of the adjustments set forth in the Preliminary Settlement Statement prior to the Closing, all unagreed upon adjustments (if any) set forth in the Preliminary Settlement Statement as presented by Seller in good faith shall be used to calculate the Adjusted Purchase Price; provided further that, if Buyer disagrees with Seller’s estimate of any adjustments set forth in Section 2.3(b)(iii) or Section 2.3(b)(iv), then Buyer’s good faith estimate of such adjustments shall be used in calculating the Adjusted Purchase Price as of the Closing Date for the purpose of determining the Adjusted Purchase Price.

2.5 Final Settlement Statement. On or before the date that is six months following the Closing Date, Seller shall submit to Buyer a final settlement statement (the “Final Settlement Statement”), based on actual adjustments to the Purchase Price and that takes into account all final adjustments made to the Purchase Price in accordance with Section 2.3 and shows the resulting final Adjusted Purchase Price. Seller shall supply to Buyer reasonable documentation in the possession of Seller or any of its Affiliates to support the items for which adjustments are proposed or made in the Final Settlement Statement delivered by Seller, and a brief explanation of any such adjustments and the reasons therefor. The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. On or before the 30th Business Day after its receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Any changes not included in the Dispute Notice shall be deemed waived, and Seller’s determinations with respect to all such adjustments in the Final Settlement Statement that are not addressed in the Dispute Notice shall, without limiting Section 4.2(d), be final and binding on the Parties. If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller shall be deemed to be agreed upon by the Parties and shall, without limiting Section 4.2(d), be final and binding on the Parties. If the final Adjusted Purchase Price set forth in the Final Settlement Statement is agreed upon in writing by Seller and Buyer, the Final Settlement Statement and the final Adjusted Purchase Price as so agreed shall, without limiting Section 4.2(d), be final and binding on the Parties. If after a timely Dispute Notice the Parties do not agree in writing to any element of the Final Settlement Statement, the provisions of Section 2.6 shall apply. Once the final Adjusted Purchase Price has been agreed (or deemed agreed) upon by the Parties pursuant to this Section 2.5 or determined by the Accounting Referee pursuant to Section 2.6, as applicable, then, if the final Adjusted Purchase Price is (a) more than the Adjusted Purchase Price, Buyer shall pay to a bank account in the United States designated by Seller by notice to Buyer the amount of such difference or (b) less than the Adjusted Purchase Price, Seller shall pay to a bank account in the United States designated by Buyer by notice to Seller the amount of such difference, in each case, by wire transfer in immediately available funds no later than the fifth Business Day (or if later, the third Business Day after the Party to receive funds notifies the Party to pay funds of the account) after the date such final Adjusted Purchase Price is agreed, or deemed agreed, pursuant to this Section 2.5 or determined pursuant to Section 2.6, as applicable. Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing in this Section 2.5 shall limit Buyer’s rights to exercise the dispute rights and audit rights in Section 3(b) and Section 3(c) of the Transition Services Agreement.

2.6 Disputes. If at any time after the 30th day following Seller’s receipt of the Dispute Notice Seller and Buyer have not resolved in writing all of the matters addressed in the Dispute Notice, Buyer or Seller, by notice to the other, may refer any remaining unagreed matters to an Accounting Referee. Each of Buyer and Seller shall, on or before the fifth Business Day after the Accounting Referee has agreed to serve as such or has been appointed by the Parties or the AAA, as applicable based on the definition of that term, summarize its position with regard to the disputed adjustments in a written document of 20 pages or less (not including any supporting documentation) and submit such summaries to the Accounting Referee, together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. Seller shall also furnish the Accounting Referee with a copy of this Agreement. The Parties shall instruct the Accounting Referee that, on or before the 15th Business Day after receiving the Parties’ respective submissions, the Accounting Referee shall render a decision choosing either Seller’s position or Buyer’s position with respect to each disputed adjustment addressed in any Dispute Notice, whichever is accurate (or closer to the accurate amount) based on the terms of the Agreement and the materials described above. The Accounting Referee shall calculate only the disputed adjustments addressed in the Dispute Notice that have not otherwise been resolved and agreed upon in writing by Seller and Buyer after delivery of the Dispute Notice. Each choice between Seller’s position and Buyer’s position with respect to any disputed adjustment that is rendered by the Accounting Referee in accordance with this Section 2.6 shall, without limiting Section 4.2(d), be final and binding on Seller and Buyer and shall be enforceable against each of the Parties in any court of competent jurisdiction. The costs of such Accounting Referee shall be borne one half by Buyer and one half by Seller. The final Adjusted Purchase Price set forth in the Final Settlement Statement incorporating the adjustment amounts determined by the Accounting Referee in accordance with this Section 2.6, in addition to the adjustment amounts agreed to in writing by the Parties, shall, without limiting Section 4.2(d), be final and binding on the Parties. The Accounting Referee shall be authorized to resolve only the specific disputed aspects of the Final Settlement Statement submitted by the Parties as provided above and may not award damages, interest or penalties to any Party with respect to any matter. Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing in this Section 2.6 shall limit Buyer’s rights to exercise the dispute rights and audit rights in Section 3(b) and Section 3(c) of the Transition Services Agreement.

2.7 Allocated Values. Seller and Buyer agree to allocate the Adjusted Purchase Price in accordance with the allocation schedule attached as Schedule 2.7 (the “Allocated Values”).

2.8 Purchase Price Allocation. The Adjusted Purchase Price and any other items properly treated as consideration for U.S. federal income tax purposes shall be allocated among the assets of the Companies in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”). To the extent allowed under applicable federal income tax Law, the Allocation shall be prepared in a manner consistent with the Allocated Values set forth on Schedule 2.7. On or before the 90th day after the Closing Date, Buyer shall deliver to Seller the Allocation for Seller’s approval, which approval shall not be unreasonably withheld. Seller and Buyer shall work in good faith to resolve any disputes relating to the Allocation as promptly as practicable. At any time after the tenth day following Buyer’s delivery of the Allocation to Seller, if Seller and Buyer have not resolved any such dispute, such dispute shall be resolved promptly in accordance with the procedures set forth in Section 2.6. If the Purchase Price is adjusted pursuant to this Agreement, the Allocation shall be adjusted as mutually agreed by Buyer and Seller. Buyer and Seller shall file all Tax Returns (including Internal Revenue Service Form 8594) in a manner consistent with the Allocation. Neither Buyer nor Seller shall take any Tax position inconsistent with such Allocation, as adjusted, unless otherwise required by applicable Law; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such Allocation.

2.9 Deferred Payment Obligation. Within ten (10) days after termination of the Transition Services Agreement, Seller shall submit to Buyer an invoice for an amount equal to (a) the Deferred Payment Amount, minus (b) the actual aggregate amount of any sales proceeds from the Oil and Gas Properties attributable to the period after the Effective Time that are withheld by Seller pursuant to the terms of the Transition Services Agreement, minus (c) any portions of the Deferred Payment Amount that Buyer has previously paid to Seller (the resulting amount, the “Net Deferred Payment Amount”). Within fifteen days after Buyer’s receipt from Seller of such invoice, Buyer shall pay to Seller by wire transfer of immediately available funds to the account of Seller set forth in the Preliminary Settlement Statement the Net Deferred Payment Amount. Notwithstanding anything to the contrary in this Agreement, nothing shall limit Buyer’s dispute rights and audit rights set forth in Section 3(b) and Section 3(c) of the Transition Services Agreement with respect to the determination of the amounts set forth in clause (b) of the definition of Net Deferred Payment Amount. For clarity, Buyer shall have the right at any time after the Closing (and prior to the due date of the Net Deferred Payment Amount) to pay to Seller by wire transfer of immediately available funds to the account of Seller set forth in the Preliminary Settlement Statement all or any portion of the Deferred Payment Amount that then-remains outstanding.

ARTICLE 3

LOSS AND CASUALTY / INSPECTION OF ASSETS

3.1 Casualty Loss.

(a) Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets.

(b) If, after the Execution Date but prior to the Closing, any portion of the Assets suffers a Casualty Loss, then Buyer and Seller shall, subject to the satisfaction (or waiver) of the conditions to Closing set forth in Article 10, nevertheless be required to Close, and in the case of any individual Casualty Loss in excess of $1,000,000 in Casualty Loss Amount, Seller shall elect by notice to Buyer prior to Closing either (i) to cause, at Seller’s sole cost and expense, the Asset affected by such Casualty Loss to be repaired or restored to a quality and condition comparable to that existing with respect to the Asset as before such Casualty Loss as promptly as reasonably practicable (which work may extend after the Closing Date, but no longer than the Title Cure Period, so long as at the Closing Seller and the applicable Companies enter into an access and indemnity agreement in form and substance reasonably acceptable to the Parties and on substantially the same terms set forth with respect to Buyer’s pre-Closing access rights in Sections 3.3(c), (e) and (f) below with respect to Seller’s access to the Assets) or (ii) to reduce the unadjusted Purchase Price at Closing by the Casualty Loss Amount attributable to such Casualty Loss (and in the event Seller has made the election under the foregoing clause (i) but not completed such repair or restoration as of the Title Cure Period, then this clause (ii) shall apply to the extent and only to the extent of any unrepaired or unrestored damage); provided, however, that in no event shall Buyer be entitled to any remedy with respect to any Casualty Loss when the Casualty Loss Amount does not equal or exceed $1,000,000. With respect to any such Casualty Loss for which the Purchase Price is reduced pursuant to this Section 3.1(b) or which Seller has repaired or restored as provided in this Section 3.1(b), Seller shall be entitled to receive and retain as an Excluded Asset all of its and the Companies’ rights to insurance and other Claims with respect to such Casualty Loss, except to the extent the Parties otherwise agree in writing.

3.2 Insurance Matters. Buyer understands and agrees that, from and after the Closing, (a) no insurance coverage needs to be provided to any Company or Buyer with respect to the properties and assets of the Companies under any insurance policy issued to Seller or any Affiliate of Seller (other than a Company) and (b) no Claims regarding any matter whatsoever, whether or not arising from events occurring prior to the Effective Time, shall be made by Buyer or its Affiliates (including any Company) directly against or under any of such insurance policies, regardless of their date of issuance.

3.3 Access.

(a) From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement), but subject to the other provisions of this Section 3.3 and obtaining any required consents of Third Parties, including Third Party operators of the Assets (which consents Seller shall use its commercially reasonable efforts to cause the Companies to obtain, but neither Seller nor any Company shall be required to pay any consideration therefor), Seller shall afford (and cause each Company to afford) to Buyer and its Representatives, upon reasonable prior notice, reasonable access, during normal business hours, to the Assets and all Records in Seller’s, the Companies’ or any of their Affiliates’ possession. All investigations and due diligence conducted by Buyer and its Representatives shall be conducted at Buyer’s sole cost, risk and expense, and any conclusions made from any examination done by Buyer or its Representatives shall result from Buyer’s own independent review and judgment. Buyer shall coordinate such access rights and physical inspections of the Assets with Seller so as not to unreasonably interfere with the conduct of business by Seller, any Company or the operator of the Assets. Buyer shall, and shall cause its Representatives to, abide by Seller’s and any Third Party operator’s applicable safety rules, regulations and operating policies (provided to Buyer in advance in writing) while conducting its due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets. Seller or its designee shall have the right to accompany Buyer or its Representatives whenever they are on site on the Assets.

(b) Buyer shall be entitled to conduct a Phase I environmental property assessment with respect to the Oil and Gas Properties and the Gathering Systems, but notwithstanding anything in this Section 3.3 to the contrary, (i) no Invasive Activity shall be conducted by Buyer or its Representatives upon the Oil and Gas Properties, the Gathering Systems or any other Assets without the prior written consent of Seller; provided, however, in the event that (x) Buyer’s Phase I has identified any actual “Recognized Environmental Conditions” (as such conditions are defined or described under the current American Society for Testing and Material Standard Practice Designation E1527-13) and Buyer’s consultant recommends an Invasive Activity to further evaluate such Recognized Environmental Conditions, (y) Buyer has delivered a written notice to Seller, setting forth Buyer’s plans for conducting such Invasive Activity (including the identity of the consultant who will conduct such Invasive Activity) and requesting Seller’s consent to conduct such an Invasive Activity (including the corresponding portions of the Phase I identifying the Recognized Environmental Condition), and (z) Buyer has consented to the consultant selected to conduct such Invasive Activity and the plans with respect to conducting such Invasive Activity, such consent not to be unreasonably withheld, conditioned or delayed, then

Buyer shall be permitted to conduct such Invasive Activity, to the limited extent expressly set forth in such consultant recommendations and the plan, and (ii) none of Buyer or its Representatives shall have access to, have the right to review or otherwise be permitted to conduct any on-site inspection with respect to any Oil and Gas Properties or Gathering Systems where Seller or a Company does not have the authority to grant access to such Oil and Gas Properties and Gathering Systems.

(c) Buyer hereby releases, indemnifies, defends and holds harmless each of the operators of the Assets and the members of the Seller Group (including the Companies) from and against any and all Claims (including any injury, loss or damage arising out of such entry that may occur to any member of the Buyer Group), arising out of, resulting from or relating to any office visit, field visit, environmental property assessment or other due diligence activity conducted by Buyer or its Representatives with respect to the Assets, EVEN IF SUCH CLAIMS ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF A MEMBER OF THE SELLER GROUP, EXCEPTING ONLY CLAIMS TO THE EXTENT ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER GROUP OR SOLELY FROM THE MERE DISCOVERY BY BUYER OF PREVIOUSLY EXISTING CONDITIONS NOT CREATED OR EXACERBATED BY BUYER.

(d) Buyer agrees to promptly provide Seller, but no later than the Environmental Defect Claim Date, copies of all final environmental reports and environmental test results prepared prior to such date by Buyer and/or any of its Representatives which contain environmental data collected or generated prior to such date from Buyer’s environmental due diligence with respect to the Assets. None of Buyer, any of its Representatives or Seller shall be deemed by Seller’s receipt of such documents, or otherwise, to have made any representation or warranty, expressed, implied or statutory, as to the condition of the Assets or to the accuracy of said documents or the information contained therein. Buyer Group shall keep and maintain confidential (and not disclose to any other Person including any Governmental Authority, in whole or in part) pursuant to the terms of the Confidentiality Agreement any results of (or reports or other documents arising from) an environmental assessment of the Assets in accordance with the terms of the Confidentiality Agreement and shall prior to Closing use such results, reports or other documents arising therefrom solely for purposes of Buyer’s diligence.

(e) Upon completion of Buyer’s due diligence, Buyer shall, at its sole cost and expense and without any cost or expense to Seller or its Affiliates (including the Companies), (i) repair all damage done to the Assets (including the real property and other assets associated therewith) caused by Buyer’s or any of its Representatives’ due diligence and (ii) remove all equipment, tools or other property brought onto the Assets in connection with such due diligence. Any disturbance to the Assets (including the real property and other assets associated therewith) resulting from the due diligence investigation conducted by or on behalf of Buyer shall be promptly corrected by Buyer as provided for above.

(f) During all periods prior to the Closing that Buyer or any of its Representatives are on the Assets, Buyer shall maintain, at its sole expense and with insurers reasonably satisfactory to Seller (or the applicable Third Party operator, as applicable), policies of insurance of types and in amounts sufficient to cover the obligations and liabilities of Buyer under this Section 3.3. Coverage under all insurance required to be carried by Buyer under this Section 3.3(f) shall (i) be primary insurance, (ii) list the Seller Group as additional insureds, (iii) waive subrogation against the Seller Group and (iv) provide for not less than five days’ prior notice to Seller in the event of cancellation or modification of the policy or reduction in coverage. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the lands underlying the Assets.

3.4 Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records and/or the Assets, Buyer shall become privy to confidential and other information of Seller and the Companies and that such information shall until the Closing occurs be held confidential by Buyer and its Representatives in accordance with the terms of the Confidentiality Agreement as if each had been a party to the Confidentiality Agreement (if not already a party thereto).

3.5 Disclaimers.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 6 AND ARTICLE 7, IN THE CERTIFICATE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 10.2(h), (i) NONE OF SELLER OR ANY MEMBER OF THE SELLER GROUP (INCLUDING THE COMPANIES) MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (ii) SELLER (ON ITS OWN BEHALF AND ON BEHALF OF THE MEMBERS OF THE SELLER GROUP) EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY (OTHER THAN AS PROVIDED IN ARTICLE 4) FOR, IN EACH CASE, ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO ANY MEMBER OF THE BUYER GROUP (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ANY MEMBER OF THE BUYER GROUP BY A MEMBER OF THE SELLER GROUP).

(b) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 8, IN THE CERTIFICATE DELIVERED BY BUYER AT CLOSING PURSUANT TO SECTION 10.1(h), (i) NONE OF BUYER OR ANY MEMBER OF THE BUYER GROUP MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (ii) BUYER (ON ITS OWN BEHALF AND ON BEHALF OF THE MEMBERS OF THE BUYER GROUP) EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY (OTHER THAN AS PROVIDED IN ARTICLE 4) FOR, IN EACH CASE, ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO ANY MEMBER OF THE SELLER GROUP (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ANY MEMBER OF THE SELLER GROUP BY A MEMBER OF THE BUYER GROUP).

(c) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 6 AND ARTICLE 7, IN THE CERTIFICATE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 10.2(h), WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND WITHOUT LIMITING THE GENERALITY OF SECTION 3.5(a), SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, BY SELLER OR ANY OTHER MEMBER OF THE SELLER GROUP, AS TO (i) EITHER COMPANY’S TITLE TO ANY OF THE ASSETS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (iii) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (iv) THE THROUGHPUT CAPACITY OF ANY GATHERING SYSTEM, (v) ANY ESTIMATES OF THE VALUE OF THE COMPANIES, THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (vi) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (vii) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (viii) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY OR ON BEHALF OF SELLER OR ANY OTHER MEMBER OF THE SELLER GROUP WITH RESPECT TO THE ASSETS OR THE COMPANIES, (ix) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ANY OTHER MEMBER OF THE BUYER GROUP IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (x) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 6 AND ARTICLE 7, IN THE CERTIFICATE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 10.2(h), WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, BY SELLER OR ANY OTHER MEMBER OF THE SELLER GROUP, REGARDING MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY ASSETS, OR RIGHTS OF A PURCHASER UNDER APPLICABLE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE OR CONSIDERATION; IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT EXCEPT AS OTHERWISE PROVIDED HEREIN BUYER SHALL BE DEEMED TO BE ACQUIRING THE ASSETS (INDIRECTLY THROUGH THE PURCHASE OF THE INTERESTS) IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 6 AND ARTICLE 7, IN THE CERTIFICATE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 10.2(h), WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NO MEMBER OF THE SELLER GROUP HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE

RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO BUYER’S RIGHTS UNDER SECTION 5.3 AND ARTICLE 4, BUYER SHALL BE DEEMED TO BE ACQUIRING THE ASSETS (INDIRECTLY THROUGH THE PURCHASE OF THE INTERESTS) “AS IS” AND “WHERE IS” WITH ALL ENVIRONMENTAL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE) FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(e) SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 3.5 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE 4

ALLOCATION OF RESPONSIBILITIES AND INDEMNITIES

4.1 Buyer Acknowledgment of Obligations. Except to the extent (and only to the extent) that Seller is obligated to indemnify Buyer Group pursuant to Section 4.2 or as provided in any Transaction Document, Buyer expressly acknowledges that the Companies are responsible for, and, from and after Closing, neither the Companies nor Buyer shall have any recourse against Seller or the Seller Group for, the debts, Claims, Liabilities, Environmental Defects, plugging and abandonment obligations, litigation matters, commitments, duties and obligations of the Companies, including those arising under, related to or in connection with the ownership, operation, use or condition of the Assets and/or the business of the Companies, whether or not such debts, liabilities, commitments, duties or obligations arose or relate to periods of time prior to, on or after the Effective Time, but excluding, for the avoidance of doubt, any Seller Taxes.

4.2 Seller’s Indemnity Obligation. If Closing shall occur, then effective from and after the Closing Date, and subject to the limitations set forth in this Article 4, Seller agrees to defend, indemnify and hold Buyer Group (including, from and after the Closing, the Companies) harmless from and against (without duplication, including any downward adjustments to the Purchase Price) any and all Claims arising out of, resulting from or relating to:

(a) any breach by Seller of Seller’s representations or warranties set forth in Article 6, Article 7 or in the certificate delivered by Seller at Closing pursuant to Section 10.2(h);

(b) any breach by Seller of any of its covenants or agreements under this Agreement;

(c) any of the Retained Liabilities; and

(d) Seller Taxes;

provided, however, in no event shall Seller have any obligation to provide indemnification for any matters to the extent adjustments therefor are taken into account in the Preliminary Settlement Statement or the Final Settlement Statement.

4.3 Buyer’s and Companies’ Indemnity Obligation.

(a) If Closing shall occur, from and after the Closing Date, Buyer agrees to defend, indemnify and hold Seller Group harmless from and against (without duplication, including any upward adjustments to the Purchase Price) any and all Claims arising out of, resulting from or relating to:

(i) any breach by Buyer of Buyer’s representations or warranties set forth in Article 8 or in the certificate delivered by Buyer at Closing pursuant to Section 10.1(h); and

(ii) any breach by Buyer of any of its covenants or agreements under this Agreement.

(b) Without limiting Buyer’s rights to indemnification pursuant to Section 4.2 and taking into account, and without duplication of, (i) Purchase Price adjustments pursuant to Section 2.3, Section 2.4 or Section 2.5, as applicable, and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 9.3(e), if Closing should occur, from and after the Closing, each Company agrees to defend, indemnify and hold Seller Group harmless from and against (without duplication, including any upward adjustments to the Purchase Price) any and all Claims of Third Parties arising out of, resulting from or relating to the ownership, use, operation, or condition of the Assets of such Company, directly or indirectly, by such Company, whether or not such Liabilities relate to periods prior to, on or after the Effective Time (including Liabilities incurred by Seller or its Affiliates with respect to any required payments under any guarantees (or replacements thereof) described on Schedule 9.11(b)), but excluding, in each case, any and all Claims related to or arising out of any Operating Expenses (other than Burdens) attributable to (i) the Assets for any periods of time prior to the Effective Time and (ii) all Excluded Assets.

4.4 Limitations on Liability. Seller shall have no obligation or Liability under Section 4.2(a), for:

(a) any Claim asserted by Buyer under Section 4.2(a), if such Claim has a value of $175,000 or less (the “Threshold Amount”) (and these types of Claims shall not be counted in determining whether the Indemnity Deductible has been reached);

(b) any Claim asserted by Buyer under Section 4.2(a), if the aggregate amount of all Claims asserted by Buyer under Section 4.2(a), that are in excess of the Threshold Amount does not exceed the Indemnity Deductible, and then only to the extent such Claims exceed the Indemnity Deductible; and

(c) any Claims asserted by Buyer under Section 4.2(a) to the extent exceeding, in the aggregate, 15% of the unadjusted Purchase Price.

Notwithstanding the foregoing, the limitations described above in Section 4.4(a)-(c) shall not apply to any Claim under Section 4.2(a) for breach of any of the Fundamental Representations or the representations and warranties set forth in Section 7.4, Section 7.32, Section 7.33 or Section 7.37; provided that Seller’s total liability for all Claims asserted by Buyer under this Agreement, including for a breach of any of the Fundamental Representations, shall not exceed 100% of the unadjusted Purchase Price.

4.5 Notice of Claims. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a) For purposes of this Agreement, the term “Indemnifying Party” when used in connection with particular Claims shall mean the Party having an obligation to indemnify another Party or Person(s) with respect to such Claims pursuant to this Agreement, and the term “Indemnified Party” when used in connection with particular Claims shall mean the Party or Person(s) having the right to be indemnified with respect to such Claims by another Party pursuant to this Agreement.

(b) To make a claim for indemnification under this Agreement, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 4.5, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 4.5 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent (and then only to such extent) such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party on or before the 30th day after its receipt of the Claim Notice may notify the Indemnified Party whether the Indemnifying Party admits or denies its liability to indemnify and defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30-day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party. In the event that the Indemnifying Party fails to notify the Indemnified Party on whether it admits or denies its liability to defend the Indemnified Party, then the Indemnifying Party shall be deemed to have denied such liability.

(d) If the Indemnifying Party assumes the defense of the Indemnified Party against a Third Party Claim, then the Indemnifying Party shall have the right and obligation to diligently defend, at its sole cost and expense, such Third Party Claim subject to the remaining provisions of this Section 4.5(d), provided that, any such Indemnifying Party may reserve the right to simultaneously dispute whether it is required to indemnify such Third Party Claim pursuant to this Agreement. If the Indemnifying Party so assumes the defense, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party shall cooperate in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, at its own expense, but subject to the Indemnifying Party’s full control of, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 4.5(d); provided, however, that the Indemnified Party shall not be required to bring any counterclaim or cross complaint against any Person. An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto that does not include an unconditional written release of the Indemnified Party from all Claims in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Party does not assume the defense of the Third Party Claim, initially assumes the defense of the Third Party Claim but is later determined (whether by agreement with the Indemnified Party or through resolution of a dispute over liability) to be not responsible for such indemnification obligation, or assumes the defense but fails to diligently prosecute or settle such Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of its choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. Any settlement of the Third Party Claim by the Indemnified Party shall require the consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed), unless the settlement is solely for money damages and results in a final resolution.

(f) In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party on or before the 30th day after its receipt of the Claim Notice may (i) cure the Claims complained of, (ii) admit its liability for such Claim or (iii) dispute the claim for such Claims. If the Indemnifying Party does not notify the Indemnified Party within such 30-day period that it has cured the Claims or that it disputes the claim for such Claims, then the Indemnifying Party shall be deemed to dispute its liability for such Claims.

(g) Notwithstanding the above, the control and conduct of any Tax Audit that is a Third Party Claim shall be governed by Section 9.3(i).

4.6 Waiver of Certain Damages. NO MEMBER OF THE BUYER GROUP OR SELLER GROUP SHALL BE ENTITLED TO RECOVER FROM SELLER OR BUYER (RESPECTIVELY), OR THEIR RESPECTIVE AFFILIATES, ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES OF ANY KIND ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT THAT (a) ANY DAMAGES FOR LOST PROFITS ARE DETERMINED BY A COURT TO BE DIRECT DAMAGES OR (b) ANY SUCH PARTY IS LIABLE TO PAY ANY

OF THE FOREGOING DAMAGES TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE, AND EXCEPTING THE DAMAGES DESCRIBED IN SUBPOINTS (a) AND (b) IN SUCH SENTENCE, BUYER, ON BEHALF OF EACH MEMBER OF THE BUYER GROUP, AND SELLER, ON BEHALF OF EACH MEMBER OF THE SELLER GROUP, WAIVE ANY RIGHT TO RECOVER CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES OF ANY KIND (OTHER THAN DAMAGES FOR LOST PROFITS THAT ARE DETERMINED BY A COURT TO BE DIRECT DAMAGES) ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4.7 Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, and except in the case of Fraud, Section 2.5, Section 3.2, 3.3(c), Section 4.2, Section 4.3, Section 5.2(d), Section 5.2(e), Section 5.3(b) and Section 9.14 contain the exclusive remedies of (a) Seller against Buyer, Valorem Energy LLC and any subsidiaries of Valorem Energy LLC and (b) Buyer against Seller and any Affiliates of Seller in each case with respect to the transactions contemplated hereby, including any breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement and the affirmations of such representations, warranties, covenants and agreements contained in the certificate(s) delivered by each Party at Closing pursuant to Section 10.1(h) or Section 10.2(h), as applicable. Except in the case of Fraud and for the remedies contained in Section 2.5, Section 3.2, 3.3(c), Section 4.2, Section 4.3, Section 5.2(d), Section 5.2(e), Section 5.3(b) and Section 9.14, from and after Closing, Buyer (on its own behalf and on behalf of the other members of the Buyer Group) releases, remises and forever discharges Seller and its Affiliates and all of the other members of the Seller Group from any and all Claims at Law or in equity, known or unknown, that any member of the Buyer Group might now or subsequently may have, based on, relating to or arising out of this Agreement or the transactions contemplated hereby, the ownership of the Interests, the ownership, use or operation of the Assets, or the condition, quality, status or nature of the Assets, including rights to contribution under CERCLA, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Seller or any of its Affiliates.

4.8 Express Negligence. EXCEPT AS OTHERWISE PROVIDED IN SECTION 3.3(c), THE INDEMNIFICATION, RELEASE, WAIVER AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE CLAIMS, LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

4.9 Waiver of Right of Rescission. Seller and Buyer acknowledge that, subject to any express rights the Parties may have hereunder to seek and obtain specific performance or other equitable remedies, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As such, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

4.10 Insurance; Mitigation. The amount of any Claims for which any Indemnified Party is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement, shall be reduced by any corresponding insurance proceeds, from insurance policies carried by such Indemnified Party or its Affiliates, that are realized by such Indemnified Party from Third Party insurers with respect to such Claims; provided, that the Indemnified Party shall use commercially reasonable efforts to seek such insurance proceeds or indemnity, contribution or similar payments related to such Claims. If any Indemnified Party receives such insurance proceeds or indemnity, contribution or similar payments after the settlement of any indemnification claim under Section 4.2 or Section 4.3, as applicable, such Indemnified Party shall refund to the Indemnifying Party the amount of such insurance proceeds or indemnity, contribution or similar payments, up to the amount received in connection with such indemnification claim. It is the intention of the Parties that no insurer or Third Party shall be entitled to any benefit or right it would not be entitled to receive in the absence of this subsection. For the avoidance of doubt, in connection with any breach of the representations of Seller in Section 7.24(a), Buyer shall be required to use commercially reasonable efforts to mitigate all Liabilities resulting from such breach, including by rerouting any affected Hydrocarbons on other portions of the Gathering System with available capacity where it is commercially reasonable for Buyer to do so.

4.11 Indemnity Claim Deadlines.

(a) Seller shall be liable for:

(i) an alleged breach of a representation or warranty in Article 6, Article 7 or the certificate delivered by Seller at Closing pursuant to Section 10.2(h) (other than the Fundamental Representations or the representations and warranties set forth in Section 7.4, Section 7.8(d), Section 7.32, Section 7.33 or Section 7.37) only if Buyer (or an Indemnified Party, if applicable) has notified Seller of a claim for indemnification before the date that is 12 months after the Closing Date;

(ii) a breach of any of the representations and warranties set forth in Section 7.4, Section 7.32 or Section 7.33 only if Buyer (or an Indemnified Party, if applicable) has notified Seller of a claim for indemnification before the date that is thirty days after the expiration of the statute of limitations applicable to the Claims subject to such indemnification;

(iii) a breach of any of the representations and warranties set forth in Section 7.8(d) only if Buyer (or an Indemnified Party, if applicable) has notified Seller of a claim for indemnification before the date that is 36 months plus 60 days after the Closing Date;

(iv) a breach of any of the representations and warranties set forth in Section 7.37 only if Buyer (or an Indemnified Party, if applicable) has notified Seller of a claim for indemnification before the date that is 36 months plus 60 days after the Closing Date;

(v) subject to the remainder of this Section 4.11, a breach of any covenant or agreement of Seller contained in this Agreement that is required to be performed at or prior to the Closing only if Buyer (or an Indemnified Party, if applicable) has notified Seller of a claim for indemnification before the date that is 12 months after the Closing Date;

(vi) a breach of any covenant or agreement of Seller contained in Section 9.3 only if Buyer (or an Indemnified Party, if applicable) has notified Seller of a claim for indemnification before the date that is thirty days after the expiration of the statute of limitations applicable to the Claims subject to such indemnification;

(vii) a claim for indemnification under Section 4.2(a) or Section 4.2(b), only if Buyer (or an Indemnified Party, if applicable) has notified Seller of a claim for indemnification before the date of the required claims notification date (if any) for each respective representation, warranty, covenant or agreement that is subject to indemnification as set forth in this Section 4.11(a);

(viii) a claim for indemnification under Section 4.2(c), only if Buyer (or an Indemnified Party, if applicable) has notified Seller of a claim for indemnification before the date that is:

(A) in the case of Retained Liabilities described in clause (a), clause (c), clause (e) and clause (f) of the definition thereof, 36 months plus 60 days after the Closing Date; and

(B) in the case of Retained Liabilities described in clause (b) and clause (d) of the definition thereof, 48 months plus 60 days after the Closing Date;

and for clarity there shall be no time limit applicable to Buyer’s (or an Indemnified Party’s, if applicable) right to make a claim for indemnification under Section 4.2(c) in respect of any other Retained Liabilities; and

(ix) a claim for indemnification under Section 4.2(d), only if Buyer (or an Indemnified Party, if applicable) has notified Seller of a claim for indemnification before the date that is thirty days after the expiration of the statute of limitations applicable to the Claims subject to such indemnification.

Except as otherwise set forth in the foregoing of this Section 4.11(a), (a) all covenants and agreements of Seller to be performed after the Closing shall survive the Closing until fully performed, and (b) all other representations, warranties and covenants of Seller (including the Fundamental Representations and Seller’s indemnification obligations therefor) shall survive Closing without time limit. After the applicable period described above, the representation, warranty, covenant or agreement shall be of no further force and effect; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date. Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant to the indemnities in Section 4.2 and Section 4.3 prior to the date described above.

(a) The representations, warranties and covenants of Buyer (including all indemnification obligations of Buyer) shall survive Closing without time limit; provided that the covenants of Buyer contained in Section 9.3 shall survive Closing until the date that is thirty days after the expiration of the statute of limitations applicable to the Claims subject to such indemnification.

4.12 Other Limits on or Provisions Applicable to Liability.

(a) Notwithstanding anything to the contrary in this Agreement, for the purposes of determining the amount of any Liabilities in connection with a breach of a representation or warranty, any dollar, material adverse effect, Company Material Adverse Effect or Seller Material Adverse Effect qualifiers in such representations or warranties shall be disregarded.

(b) Any claim for indemnity under this Article 4 by any current or former member of the Buyer Group or Seller Group must be brought and administered by Buyer or Seller. No Indemnified Party other than Seller or Buyer shall have any rights against Buyer or Seller under the terms of this Article 4 except as may be exercised on its behalf by Seller or Buyer, as applicable, pursuant to this Article 4. Seller or Buyer may elect to exercise or not exercise indemnification rights hereunder on behalf of the other Indemnified Parties affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Party for any action or inaction hereunder.

(c) The representations, warranties and covenants of each of the Parties set forth in this Agreement, subject to the express exceptions thereto, shall not be affected by any information furnished to, or any investigation or audit conducted before or after the Closing Date by, any Person in connection with the transactions contemplated hereby.

4.13 Clarification Related to Asset Tax Claims. Seller shall not be required to indemnify Buyer under Section 4.2(a) for any Asset Tax (or portion thereof) allocable to Buyer under Section 9.3(d) as a result of a breach by Seller of any representation or warranty set forth in Section 7.4, except to the extent the amount of such Asset Tax (or portion thereof) (a) exceeds the amount that would have been due absent such breach or (b) was taken into account as an upward adjustment to the Purchase Price under Section 2.3, 2.4 or 2.5, as applicable.

ARTICLE 5

TITLE MATTERS; ENVIRONMENTAL MATTERS

5.1 General Disclaimer of Title Warranties and Representations; Exclusive Remedy. Without limiting Buyer’s right to terminate this Agreement or Buyer’s remedies, as expressly set forth in Article 4 and this Article 5, except with respect to Section 7.18, Section 7.19, Section 7.32, Section 7.37, Section 9.1(b)(i), Section 9.1(c)(iv), Section 9.1(c)(xii) or Section 9.1(c)(xix) (a) Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to the Companies’ title to any of the Oil and Gas Properties, (b) Buyer hereby acknowledges and agrees that, except with respect to any Fraud by any member of the Seller Group or any Claim for breach of Section 7.18, Section 7.19, Section 7.32, Section 7.37, Section 9.1(b)(i), Section 9.1(c)(iv), Section 9.1(c)(xii) or Section 9.1(c)(xix), Buyer’s sole and exclusive remedy for any defect in title or any other title matter (including any Title Defect with respect to any of the Oil and Gas Properties or otherwise) shall be as set forth in Section 5.2 and (c) Buyer hereby expressly waives any and all other rights or remedies with respect thereto.

5.2 Title Defects.

(a) Title Defect Notices. On or before the Title Defect Claim Date, Buyer may deliver claim notices to Seller meeting the requirements of this Section 5.2(a) (collectively, the “Title Defect Notices,” and each individually, a “Title Defect Notice”) setting forth any matters that, in Buyer’s reasonable opinion, constitute Title Defects. Except with respect to a Claim for breach of Section 7.18, Section 7.19, Section 7.32, Section 7.37, Section 9.1(b)(i), Section 9.1(c)(iv), Section 9.1(c)(xii) or Section 9.1(c)(xix), for all purposes of this Agreement and notwithstanding anything herein to the contrary, Buyer shall be deemed to have waived, and none of Seller or any of its Affiliates or any other member of the Seller Group shall have any Liability for any Title Defect or any other title matter related to the Oil and Gas Properties that Buyer fails to properly assert as a Title Defect by a Title Defect Notice received by Seller on or before the Title Defect Claim Date. To be effective, each Title Defect Notice shall be in writing and shall include: (i) a description of the alleged Title Defect(s), (ii) the Assets affected by the alleged Title Defect(s) (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for Seller to identify the basis of the alleged Title Defect(s) and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations (in reasonable detail) upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing any Title Defects, Buyer agrees to use its commercially reasonable efforts to give Seller weekly written notices of all alleged Title Defects discovered by Buyer during the preceding weekly period after the Execution Date and prior to delivery of such notice, which notice may be supplemented on or prior to the Title Defect Claim Date; provided, however, that Buyer’s right to assert a Title Defect shall not be prejudiced by any failure to provide such advance notice.

(b) Title Benefit Notices. Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Title Defect Claim Date a notice meeting the requirements of this Section 5.2(b) (collectively, the “Title Benefit Notices,” and each individually, a “Title Benefit Notice”) setting forth any matters that, in Seller’s reasonable opinion, constitute Title Benefits. To be effective, each Title Benefit Notice shall be in writing and shall include: (i) a description of the alleged Title Benefit(s), (ii) the Assets affected by the Title Benefit(s) (each a “Title Benefit Property”), (iii) the Allocated Value of each Title Benefit Property, (iv) supporting documents available to Seller reasonably necessary for Buyer to identify the basis of the alleged Title Benefit(s) and (v) the amount by which Seller reasonably believes the Allocated Value of each Title Benefit Property is increased by the alleged Title Benefit(s) and the computations (in reasonable detail) upon which Seller’s belief is based. Seller shall be deemed to have waived, and Buyer shall not have any Liability for, any Title Benefit that Seller fails to assert as a Title Benefit by a Title Benefit Notice received by Buyer on or before the Title Defect Claim Date. For clarity, Seller shall not be entitled to a Title Benefit or any remedies with respect to a Title Benefit Amount with respect to any Asset for which the Allocated Value is $0.

(c) Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure, at any time prior to the 120th day after the Title Defect Claim Date (the “Title Cure Period”), any Title Defects of which it has timely received a Title Defect Notice from Buyer. During the period of time from Closing to the expiration of the Title Cure Period, Buyer agrees to afford (and cause the Upstream Company to afford), at no cost to Buyer, any Company or any of their respective Affiliates, Seller and its officers, employees and other authorized representatives reasonable access, during normal business hours, to the Records in Buyer’s or any of its Affiliates’ possession or control, together with a right to copy such Records at Seller’s sole cost, in order to facilitate Seller’s attempt to cure any such Title Defects.

(d) Remedies for Title Defects. Subject to (i) Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, (ii) the rights of Seller pursuant to Section 12.1(d), (iii) Section 5.2(h), and (iv) Seller’s cure rights pursuant to Section 5.2(c), if any Title Defect properly asserted by Buyer in accordance with Section 5.2(a) is not waived in writing by Buyer prior to the Closing, then at the Closing, the Purchase Price shall be reduced by an amount determined pursuant to Section 5.2(f) as being the value of such Title Defect to the extent affecting the applicable Title Defect Property (the “Title Defect Amount”).

(e) Remedies for Title Benefits. If any Title Benefits are timely asserted for a Well or Future Well by Seller in accordance with Section 5.2(b), then the applicable Title Benefit Amount shall be applied as set forth in Section 5.2(h). Seller hereby acknowledges and agrees that Seller’s sole and exclusive remedy for any Title Benefit or other title benefit shall be as set forth in Section 5.2 and Seller hereby expressly waives any and all other rights or remedies with respect thereto.

(f) Title Defect Amount. The Title Defect Amount resulting from a Title Defect shall be the amount by which the aggregate Allocated Values of the affected Title Defect Property(ies) is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following terms and conditions:

(i) if Seller and Buyer agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii) if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property up to the Allocated Value of such Title Defect Property(ies);

(iii) if the Title Defect represents a decrease in the Net Revenue Interest for the Target Formation of any Title Defect Property from the Net Revenue Interest set forth in Exhibit A-2 or Exhibit A-3, as applicable, for such Title Defect Property, and the Working Interest for the Target Formation of such Title Defect Property is reduced proportionately, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property, multiplied by a fraction, (A) the numerator of which is the amount of such Net Revenue Interest decrease and (B) the denominator of which is the Net Revenue Interest set forth for such Title Defect Property in Exhibit A-2 or Exhibit A-3, as applicable; provided that if the Title Defect does not affect the Title Defect Property throughout the entire life of such Title Defect Property, then the Title Defect Amount determined under this Section 5.2(f)(iii) shall be reduced to take into account the applicable time period only;

(iv) if the Title Defect represents an obligation or Encumbrance upon or other defect in title affecting the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation;

(v) the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vi) notwithstanding anything to the contrary in this Article 5, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(g) Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:

(i) if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii) if the Title Benefit represents an increase in the Net Revenue Interest for any Title Benefit Property such that the actual Net Revenue Interest for the Target Formation of any Title Benefit Property is greater than the Net Revenue Interest set forth in Exhibit A-2 or Exhibit A-3, as applicable, for such Title Benefit Property, and the Working Interest is unchanged or increased proportionately, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property, multiplied by a fraction, (A) the numerator of which is the amount of such Net Revenue Interest increase and (B) the denominator of which is the Net Revenue Interest set forth for such

Title Benefit Property in Exhibit A-2 or Exhibit A-3, as applicable; provided that if the Title Benefit does not affect the Title Benefit Property throughout the entire life of such Title Benefit Property, then the Title Benefit Amount determined under this Section 5.2(g)(ii) shall be reduced to take into account the applicable time period only; and

(iii) if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(h) Individual Title Threshold and Defect Deductible. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or any other remedy provided by Seller hereunder for any individual Title Defect for which the Title Defect Amount applicable thereto does not exceed the lesser of (x) $100,000 and (y) 50% of the aggregate Allocated Values of the affected Title Defect Properties (the “Individual Title Threshold”) and (ii) in no event shall there be any adjustments to the Purchase Price or any other remedy provided by Seller hereunder for any Title Defect for which the Title Defect Amount applicable thereto exceeds the Individual Title Threshold until (A) Title Defect Amounts of all such Title Defects that exceed the Individual Title Threshold, in the aggregate (excluding any Title Defect Amounts attributable to Title Defects cured by Seller during the Title Cure Period), less all Title Benefit Amounts that exceed the Individual Title Threshold, exceeds (B) the Title Defect Deductible, at which point Buyer shall only be entitled to remedies hereunder with respect to such amounts in excess of the Title Defect Deductible.

(i) Title Disputes.

(i) The Parties shall attempt, in good faith, to reach agreement on the existence of each Title Defect and Title Benefit, the value of each Title Defect and Title Benefit and the proper assertion of each Title Defect and Title Benefit by Title Defect Notice in accordance with Section 5.2(a) or Title Benefit Notice in accordance with Section 5.2(b), as applicable, prior to the Closing and on the adequacy of any cure of any Title Defect prior to the expiration of the Title Cure Period (collectively “Title Disputes”). If Seller and Buyer do not agree on any Title Dispute prior to such period, either Party shall have the right to elect, after the expiration of such period and upon written notice to the other Party, to initiate formal dispute resolution to resolve such Title Dispute(s) as are specified in such notice (collectively “Referred Title Disputes”). All Referred Title Disputes shall be exclusively and finally resolved pursuant to this Section 5.2(i). There shall be a single moderator, who shall be a title attorney with at least ten years’ experience in oil and gas titles involving properties in the state of Arkansas (the “Title Referee”). The Title Referee shall not have worked as an employee or outside counsel for either Party or its Affiliates during the 10-year period preceding the Effective Time or have any financial interest in the dispute or any other interest, position or relationship that would or might conflict with the proper performance of his or her duties as Title Referee. The Title Referee shall be selected by mutual agreement of Seller and

Buyer on or before the 15th day after the election of a Party to utilize the provisions of this Section 5.2(i) with respect to a Referred Title Dispute, provided that, in the event the Parties are unable to mutually agree upon the Title Referee within such time period, then either Party may petition the Houston, Texas office of the AAA to select the Title Referee. In connection with the engagement of the Title Referee, each Party shall execute such engagement, indemnity and other agreements as the Title Referee shall require as a condition to such engagement. Each Party shall submit in writing to the Title Referee, with a simultaneous copy to the other Party, a single written statement of its position on each Title Defect and Title Benefit subject to a Title Dispute, the Title Defect Amount or Title Benefit Amount, the compliance of Title Benefit Notice or Title Defect Notice with the requirements hereof or the adequacy of any cure of any Title Defect (each “Title Dispute Position”) together with a copy of this Agreement and any supporting material that such Party desires to furnish not later than the fifth Business Day after appointment of the Title Referee; provided that (except with respect to Buyer’s dispute of the adequacy of the cure of any Title Defect) Buyer’s Title Dispute Position shall be limited to only those positions identified in Buyer’s original Title Defect Notice. The Title Referee’s determination shall be made on or before the 30th day after submission of Referred Title Disputes and shall be final and binding upon both Parties, without right of appeal. In making his or her determination, the Title Referee shall be bound by the rules set forth in this Section 5.2 as applicable, and, subject to the foregoing, may consider such other matters as in the opinion of the Title Referee are necessary to make a proper determination; provided that the determination will be made solely on the Title Dispute Positions without any additional or supplemental submittals by either Party. Title Referee shall render a decision by choosing either Seller’s or Buyer’s Title Dispute Position with respect to each Referred Title Dispute, based on the materials described above that it deems the most closely conforms to the requirements of this Agreement. Each Party shall each bear its own legal fees and other costs of presenting its case to the Title Referee and shall each bear one half of the costs and expenses of the Title Referee. Buyer, with respect to Title Defects, and Seller, with respect to Title Benefits, shall be deemed to have conclusively waived any unresolved Title Defect, or cure thereof, or any unresolved Title Benefit which is not submitted for resolution as a Referred Title Dispute as provided in this Section on or before the 120th day after the end of the Title Cure Period.

(ii) To the extent that the award of the Title Referee with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Purchase Price pursuant to Article 2, then on or before the tenth Business Day after the Title Referee delivers written notice to Buyer and Seller of its award with respect to a Title Defect Amount or a Title Benefit Amount and subject to Section 5.2(i), (A) Buyer shall pay to Seller the amount, if any, so awarded by the Title Referee to Seller and (B) Seller shall pay to Buyer the amount, if any, so awarded by the Title Referee to Buyer.

(iii) Nothing herein shall operate to cause the Closing to be delayed on account of any Title Dispute resolution hereunder and to the extent any adjustments for Title Defect validly submitted prior to the Closing are not agreed upon by the Parties as of the Closing, the Purchase Price shall be adjusted therefor as of the Closing based on Buyer’s good faith estimate for the same and subsequent adjustments thereto, if any, will be made pursuant to Section 2.5 or this Section 5.2(i).

5.3 Environmental Defects.

(a) Environmental Defect Notices. On or before the Environmental Defect Claim Date, Buyer may deliver claim notices to Seller meeting the requirements of this Section 5.3(a) (collectively, the “Environmental Defect Notices,” and each individually, an “Environmental Defect Notice”) setting forth any matters that, in Buyer’s reasonable opinion, constitute Environmental Defects. Except with respect to a Claim for the Retained Liabilities or a breach of Section 7.5, Section 7.7, Section 7.8, Section 7.22, Section 7.26 and Section 7.27 for all purposes of this Agreement and notwithstanding anything herein to the contrary, Buyer shall be deemed to have waived, and none of Seller or any of its Affiliates or any other member of the Seller Group shall have any Liability for, any Environmental Defect or any other environmental matter that Buyer fails to properly assert as an Environmental Defect by an Environmental Defect Notice received by Seller on or before the Environmental Defect Claim Date. To be effective, each Environmental Defect Notice shall be in writing and shall include: (i) a description of the matter constituting the alleged Environmental Defect (including the relevant Environmental Law implicated thereby), (ii) the Assets affected by the alleged Environmental Defect(s) (each an “Environmental Defect Property”), (iii) supporting documents reasonably necessary for Seller to identify the basis of the alleged Environmental Defect(s) and (iv) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such alleged Environmental Defect. Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice should describe in reasonable detail the Remediation proposed for the asserted Environmental Defect and identify any significant assumptions used by Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws. To give Seller an opportunity to commence reviewing and curing any Environmental Defects, Buyer agrees to use its commercially reasonable efforts to give Seller written notices of all alleged Environmental Defects within ten (10) days of Buyer’s receipt of written notice confirming the existence of an Environmental Defect and prior to delivery of such notice, which notice may be supplemented on or prior to the Environmental Defect Claim Date; provided, however, that Buyer’s right to assert an Environmental Defect shall not be prejudiced by any failure to provide such advance notice. Seller shall at its sole discretion have the right, but not the obligation, to Remediate at Seller’s sole cost any claimed Environmental Defect during the Environmental Cure Period.

(b) Remedies for Environmental Defects. Subject to (x) Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, (y) the rights of Seller pursuant to Section 12.1(d), and (z) Section 5.3(d), if any Environmental Defect properly asserted by Buyer in accordance with Section 5.3(a) is not waived in writing by Buyer or Remediated prior to Closing (the “Environmental Cure Period”), then at Closing, the Purchase Price shall be reduced by the Remediation Amount attributable to such Environmental Defect.

(c) Exclusive Remedy. Except for any Fraud by any member of the Seller Group, Buyer’s right to terminate this Agreement, Buyer’s remedies under Section 4.2(c) for Retained Liabilities or under Section 4.2(a) for the breach of Seller’s representations in Section 7.5, Section 7.7, Section 7.8, Section 7.22, Section 7.26 and Section 7.27, Section 5.3(a) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect or other environmental matter.

(d) Environmental Deductibles. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price for any Environmental Defect for which the Remediation Amount relating thereto is less than or equal to $100,000 (the “Individual Environmental Threshold”) and (ii) in no event shall there be any adjustments to the Purchase Price for any Environmental Defect for which the Remediation Amount(s) relating thereto exceeds the Individual Environmental Threshold unless the sum of the Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Threshold, in the aggregate, exceed the Environmental Defect Deductible, at which point Buyer shall only be entitled to remedies hereunder with respect to such amounts in excess of the Environmental Defect Deductible.

(e) Environmental Defect Dispute.

(i) The Parties shall attempt, in good faith, to reach agreement regarding the existence of, nature of, or cost or adequacy of Remediation associated with any asserted Environmental Defect prior to the Closing Date or the proper assertion thereof in accordance with Section 5.3(a). If Seller and Buyer have not agreed on or before the Closing Date about the existence of an Environmental Defect or the cost or adequacy of Remediation associated with the asserted Environmental Defect or its proper assertion, then either Party shall have the right, after Closing and upon written notice to the other Party, to initiate formal dispute resolution to resolve such matters (collectively “Environmental Disputes”) as are specified in such notice. All Environmental Disputes shall be exclusively and finally resolved pursuant to this Section 5.3(e). There shall be a single moderator, who shall be a reputable environmental consultant or engineer with at least fifteen years’ experience in remedial and corrective environmental action regarding oil and gas properties (the “Environmental Referee”). The Environmental Referee shall not have worked as an employee or consultant for either Party or its Affiliates during the 10-year period preceding the Effective Time or have any financial interest in the dispute or any other interest, position or relationship that would or might conflict with the proper performance of his or her duties as Environmental Referee. The Environmental Referee shall be selected by mutual agreement of Seller and Buyer on or before the 15th day after the election of a Party to utilize the provisions of this Section 5.3(e) with respect to an alleged Environmental Defect, provided that, in the event the Parties are unable to mutually agree upon the Environmental Referee within such time period, then either Party may petition the Houston, Texas office of the AAA to select the Environmental Referee. In connection with the engagement of the Environmental Referee, each Party shall execute such engagement, indemnity and other agreements as the Environmental Referee shall require as a condition to such engagement. Each Party shall submit in writing to the Environmental Referee with a simultaneous copy to the other Party, a single written statement of its position on existence of the Environmental Defect and/or the cost or adequacy of Remediation associated with the asserted Environmental Dispute or the compliance of the Environmental Defect Notice with the requirements hereof (each

“Environmental Dispute Position”), together with a copy of this Agreement and any supporting material that such Party desires to furnish not later than the fifth Business Day after appointment of the Environmental Referee, provided that (except with respect to Buyer’s dispute of the adequacy of the cure of any Environmental Defect) Buyer’s Environmental Dispute Position shall be limited to only those positions identified in Buyer’s original Environmental Defect Notice. The Environmental Referee’s determination, as applicable, shall be made on or before the 30th day after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making its determinations, the Environmental Referee shall be bound by the provisions of this Section 5.3 and may consider such other matters as, in the opinion of the Environmental Referee, are necessary or helpful to make a proper determination; provided that the determination will be made solely on the Environmental Dispute Positions without any additional or supplemental submittals by either Party. The Environmental Referee may consult with and engage disinterested third persons to advise the Environmental Referee, including other environmental consultants. Environmental Referee shall render a decision choosing either Seller’s or Buyer’s Environmental Dispute Position with respect to each Environmental Dispute, based on the materials described above that it deems the most closely conforms to the requirements of this Agreement. The Environmental Referee may not award damages (except as represented by the value of an Environmental Defect), interest, or penalties to any Party with respect to any matter. Each Party shall each bear its own legal fees and other costs of presenting its respective case and shall each bear one half of the costs and expenses of the Environmental Referee. Buyer and Seller shall be deemed to have conclusively waived any unresolved Environmental Defects or cure thereof which is not submitted for resolution as an Environmental Dispute as provided in this Section on or before the 120th day after the Closing.

(ii) To the extent that the award of the Environmental Referee with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price pursuant to Article 2, then on or before the tenth Business Day after the Environmental Referee delivers written notice to Buyer and Seller of his award with respect to a Remediation Amount and subject to Section 5.3(d), (A) Buyer shall pay to Seller the amount, if any, so awarded by the Environmental Referee to Seller and (B) Seller shall pay to Buyer the amount, if any, so awarded by the Environmental Referee to Buyer.

(iii) Nothing herein shall operate to cause the Closing to be delayed on account of any Environmental Dispute resolution hereunder and to the extent any adjustments are not agreed upon by the Parties as of the Closing, the Purchase Price shall be adjusted therefor as of the Closing based on Buyer’s good faith estimate for the same and subsequent adjustments thereto, if any, will be made pursuant to Section 2.5 or this Section 5.3(e).

(f) NORM, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development, production, gathering and transportation of oil and gas and there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, pipelines, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets. For the avoidance of doubt, NORM or asbestos containing materials shall not constitute the basis of an Environmental Defect or the basis of any breach of the representations contained in Section 7.5, Section 7.7, Section 7.8, Section 7.22, Section 7.26 and Section 7.27, except to the extent that Remediation of such NORM or asbestos containing materials is currently required under Environmental Laws.

ARTICLE 6

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer the following as of the Execution Date and as of the Closing Date:

6.1 Existence and Good Standing. Seller is a corporation validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own the Interests, to enter into this Agreement and to perform its covenants and obligation hereunder. Seller is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which such qualification is required by Law, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

6.2 Authority; Authorization of Agreement. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or is to become a party, to consummate the transactions contemplated by this Agreement and the Transaction Documents to which it is or is to become a party and to perform all of its obligations under this Agreement and the Transaction Documents to which it is or is to become a party. Other than such votes, approvals or consents obtained prior to the execution of this Agreement, there are no votes, approvals, consents or other proceedings of the equityholders of Seller or any Company necessary in connection with the execution and delivery of, or the performance by Seller of its obligations under this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents, and the performance by Seller of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller (and all Transaction Documents required to be executed and delivered by Seller at the Closing shall be duly and validly executed and delivered by Seller). This Agreement constitutes, and the Transaction Documents to which Seller is or is to become a party, when executed and delivered by Seller, shall constitute, the valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

6.3 No Violations. Seller’s execution and delivery of this Agreement and the Transaction Documents to which it is or is to become a party and Seller’s performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby and thereby shall not:

(a) (i) conflict with, result in a breach of or require the consent of any Person under any of the terms, conditions or provisions of the Governing Documents of Seller; (ii) assuming the receipt of all required filings, waivers, approvals, consents, authorizations and notices set forth on Schedule 6.3 (collectively “Seller’s Approvals”) and HSR Approval, violate or result in a breach of any provision of, or require any filing, consent or approval under, any Laws applicable to Seller; (iii) result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any Contract to which Seller is party or by which Seller is bound; (iv) contravene, conflict with or violate any Order applicable to Seller as a party in interest; or (v) result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) upon one or more of the Interests or the Assets, except in each case of the foregoing clauses (ii) through (iv) for any matters that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(b) (i) conflict with, result in a breach of or require the consent of any Person under any of the terms, conditions or provisions of the Governing Documents of any of the Companies; (ii) assuming the receipt of all Seller’s Approvals and HSR Approval, violate or result in a breach of any provision of, or require any filing, consent or approval under, any Laws applicable to the Companies; (iii) result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any Contract to which any Company is party or by which any Company is bound or (iv) contravene, conflict with or violate any Order applicable to any Company as a party in interest, except in each case of the foregoing clauses (ii) through (iv) for any matters that would not, individually or in the aggregate, reasonably be expected to be material to the Companies, taken as a whole.

6.4 Legal Proceedings. As of the Execution Date, except as set forth on Schedule 7.5, there are no Legal Proceedings pending or, to Seller’s Knowledge, threatened against Seller, any of its properties or any of Seller’s directors, officers or employees (in their capacity as such), that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. Neither Seller, the Companies nor or any of their respective Affiliates is subject to any Order that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

6.5 Bankruptcy. None of Seller or any of the Companies has been dissolved or declared bankrupt, nor has a corporate resolution, in the case of Seller, or limited liability company resolution, in the case of the Companies, to dissolve or to be declared bankrupt been adopted and, to Seller’s Knowledge, no demands or requests for such dissolution or declaration are pending (before a Governmental Authority or otherwise).

6.6 The Interests. Seller directly owns (or with respect to the Midstream Company, indirectly owns) the Interests beneficially and of record, free and clear of any Encumbrances (other than those pursuant to applicable Securities Laws and those that will be released or terminated prior to the Closing) and the Interests are duly authorized and validly issued. At the Closing, the delivery by Seller to Buyer of the Membership Interest Assignment will vest Buyer with good title to all of the Interests, as applicable, free and clear of all Encumbrances (other than those pursuant to applicable Securities Laws and the terms of the Governing Documents), and there are no other Contracts or commitments that could require Seller to sell, transfer or otherwise dispose of the Interests, other than this Agreement. There are no equityholder agreements, voting trusts, proxies or other similar agreements or understandings with respect to the Interests.

ARTICLE 7

SELLER’S REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

Seller represents and warrants to Buyer the following as of the Execution Date and as of the Closing Date:

7.1 Subsidiaries. Except for Subsidiaries set forth on Schedule 7.1, the Companies have no (and have never had any) Subsidiaries and hold no (and have never held any) Securities in any Person.

7.2 Existence and Good Standing. Each Company is a limited liability company validly existing and in good standing under the Laws of the State of Texas, and has full limited liability company power and authority and all material Governmental Authorizations necessary to enable it to use its legal or other business names, own, lease or otherwise hold and operate the Assets and has conducted the Business in such a manner, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to be material to the ownership and operation of the Business, taken as a whole. Each Company is duly licensed or qualified to do business as a foreign corporation or other legal entity and is in good standing in all jurisdictions in which such qualification is required by Law, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

7.3 Governing Documents. Seller has made available to Buyer complete and accurate copies of the Governing Documents of the Companies that will be in effect as of the Closing. No Company is in breach of any of the provisions of any of its Governing Documents.

7.4 Taxes. Except as set forth on Schedule 7.4:

(a) all material Tax Returns required to be filed by or with respect to any Company have been duly and timely filed, all such Tax Returns are true, correct and complete in all material respects, and all material Taxes owed by any Company or for which any Company may be liable that are or have become due have been paid in full;

(b) all material Asset Taxes that have become due and payable have been paid in full, all material Tax Returns with respect to Asset Taxes required to be filed have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects;

(c) all material Tax withholding requirements imposed on or with respect to each Company have been satisfied in full in all respects;

(d) since December 31, 2014, each Company has been and is currently treated as an entity disregarded as separate from Seller for U.S. federal income Tax purposes;

(e) there are no Encumbrances (other than Permitted Encumbrances) on any of the Interests or the Assets that arose in connection with any failure (or alleged failure) to pay any Tax;

(f) neither Company has in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency;

(g) there is no claim against any Company for any Taxes (which remains outstanding), no assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any Taxes or Tax Returns of or with respect to any Company (which remains outstanding), and no Tax audits or administrative or judicial proceedings are being conducted, pending or threatened in writing with respect to any Company;

(h) no audit, litigation or other proceeding with respect to Asset Taxes is pending, and none of the Companies or Seller has received written notice of any pending claim against it (which remains outstanding) from any applicable Governmental Authority for assessment of Asset Taxes and no such claim has been threatened in writing;

(i) no claim has ever been made by an authority in a jurisdiction where any Company does not file Tax Returns that such Company is or may be subject to taxation in that jurisdiction;

(j) no Company is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (other than customary provisions contained in agreements not primarily related to Taxes);

(k) no Company has ever been a member of an affiliated, consolidated, combined or unitary group filing for federal or state income Tax purposes (other than an affiliated, consolidated or unitary group of which Seller is the common parent); and

(l) none of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

7.5 Legal Proceedings.

(a) As of the Execution Date, except as set forth on Schedule 7.5, there are no Legal Proceedings pending or, to Seller’s Knowledge, threatened against (i) any of the Companies or relating to the ownership, operation, use or condition of any Assets or (ii) any Company or any Company’s directors, officers or employees (in their capacity as such), that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to be material. No Company nor or any of their respective Affiliates is subject to any Order that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

(b) The volumes of natural gas produced from the Oil and Gas Properties leased from the plaintiffs or members of the certified classes in the Legal Proceedings identified as items 2, 4, 7, 8, 9, and 10 on Schedule 7.5 (Part A) comprise at least 80% of royalty owner volumes produced from the Oil and Gas Properties (based on production volumes from the Oil and Gas Properties for production months during 2016 and 2017). All plaintiffs or members of the certified classes in the Legal Proceedings identified as items 2, 4, 7, 8, 9, and 10 on Schedule 7.5 (Part A) are royalty owners with the Upstream Company paid pursuant to oil and gas leases substantially similar (and without material modification to the provisions regarding the calculation and payment of royalties thereunder) to the oil and gas leases pursuant to which the plaintiffs or members of the certified classes in the Legal Proceedings identified as item 8 on Schedule 7.5 (Part A) are lessors.

7.6 Material Contracts.

(a) Schedule 7.6 (Part A-I) sets forth a complete and accurate list of all Contracts of the types described below to which Upstream Company is a party or is bound as of the Execution Date and which will be binding on the Oil and Gas Properties or Upstream Company’s ownership thereof after Closing, in each case, other than any Seller Benefit Plans (collectively, the “Upstream Material Contracts”) and Schedule 7.6 (Part A-II) sets forth a complete and accurate list of all Contracts of the types described below to which Midstream Company is a party or is bound as of the Execution Date and which will be binding on the Gathering Systems or Midstream Company’s ownership thereof after Closing, in each case, other than any Seller Benefit Plans (collectively, the “Midstream Material Contracts” and, together with the Upstream Material Contracts, the “Material Contracts”):

(i) any Contract (other than a unit agreement or operating or joint operating agreement regarding the Oil and Gas Properties) that can reasonably be expected to result in aggregate payments by the applicable Company of more than (x) $250,000, net to the aggregate interests of such applicable Company, during the current or any subsequent fiscal year of such applicable Company or (y) $1,000,000, net to the aggregate interests of such applicable Company for the remaining term of such Contract (in each case based solely on the required commitments thereunder and without regard to any expected increase in volumes or revenues);

(ii) any Contract (other than a unit agreement or operating or joint operating agreement regarding the Oil and Gas Properties) that can reasonably be expected to result in aggregate revenues to such applicable Company of more than (x) $250,000, net to the aggregate interests of such applicable Company, during the current or any subsequent fiscal year of the applicable Company or (y) $1,000,000, net to the aggregate interests of such applicable Company for the remaining term of such Contract (in each case based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(iii) any Hydrocarbon purchase and sale, gathering, treatment, transportation, processing, storage or similar Contract that is not terminable without penalty on 90 days’ or less notice;

(iv) each Contract evidencing Indebtedness for borrowed money binding on the Companies or the Assets after the Closing or granting any Encumbrances over any material Asset;

(v) any Contract that constitutes a lease under which the applicable Company is the lessor or the lessee of real or personal property, which lease (A) cannot be terminated by such applicable Company without penalty upon 90 days’ or less notice and (B) involves an annual base rental of more than $250,000;

(vi) any Contract that (A) contains or constitutes an existing area of mutual interest agreement or an agreement to enter into an area of mutual interest agreement in the future, (B) includes non-competition restrictions or other similar restrictions on doing business that are applicable to any Company or (C) otherwise purports to limit or prohibit the freedom of the Companies (or, after the Closing that purports to so limit or restrict Buyer or any of its Affiliates) to, or the manner in which, or the locations in which, the Companies may (i) conduct business as presently conducted, (ii) engage or compete in any activity or line of business in any area, (iii) obtain products or services from any Person, (iv) set prices and terms for the provision, sale, lease or license of its products, services or technologies or (v) hire, solicit or otherwise engage any Person as an employee, contractor, supplier or customer;

(vii) any Contract that constitutes a partnership agreement, joint venture agreement or similar Contract (in each case, including any Tax partnership), other than a joint operating agreement;

(viii) all Contracts that (A) require any Company to purchase its total requirements of any product or service from a Third Party, (B) contain “take or pay” provisions, (C) contain any dedication provisions by a Company, (D) contain any “minimum volume commitment” or “minimum revenue commitment” or similar obligations of a Company or (E) contain calls upon or options to purchase production from the Assets;

(ix) all Contracts relating to the pending acquisition (by merger, purchase of equity or assets or otherwise) by any Company of any operating business or the capital stock of any other Person;

(x) any stockholders agreement, investors rights agreement, registration rights agreement or similar Contract;

(xi) any Contract granting any Person an option or a right of first refusal or first offer or similar Preferential Right to purchase or acquire any Securities of the Companies or any material Asset (other than joint operating agreements with conventional provisions regarding such matters that are substantially similar to the language contained in any standard AAPL Operating Agreement form and cover only the applicable “Contract Area” in such joint operating agreement);

(xii) any Contract (including letters of intent but excluding confidentiality and non-disclosure agreements that do not contain any restrictions other than customary confidentiality and non-disclosure obligations) relating to the acquisition or disposition of any business or a material amount of stock or oil and gas leases, mineral interests or pipeline assets or other assets or properties of any other Person (whether by merger, sale of stock, sale of assets or otherwise) (A) entered into since January 1, 2015 or (B) pursuant to which any Company has remaining obligations (other than customary confidentiality and non-disclosure obligations or customary covenants to provide reasonable access to books and records); and

(xiii) other than any Governing Document of any Company, any Intercompany Agreement.

(b) Except as set forth in Schedule 7.6 (Part B), as of the Execution Date there exist no material defaults or breaches under, and with the passage of time, the giving of notice, or both, there would not exist any material defaults or breaches under, the Material Contracts by any of the Companies or, to Seller’s Knowledge, by any other Person that is a party to the Material Contracts. Except as disclosed on Schedule 7.6 (Part B), no written notice of material default or breach has been received or delivered by any Company under any such Material Contract. No notice to terminate in whole or in part has been served (nor to the Knowledge of Seller, has there been any indication that any such notice of termination will be served) with respect to any such Material Contract.

(c) Complete and accurate copies of each Material Contract have been made available to Buyer on or prior to the Execution Date.

7.7 No Violation of Laws. Except as would not, individually or in the aggregate, reasonably be expected to be material to the ownership and operation of the Business, taken as a whole, each Company and, to the Knowledge of Seller, each Company’s officers, directors or employees (in each case, in their capacity as such), have not been in violation of, have not been charged with or given written notice of any material violation of and, to the Knowledge of Seller, are not under investigation with respect to and have not been threatened to be charged with or given notice of, any applicable Laws.

7.8 Environmental. Except as set forth on Schedule 7.8:

(a) no Company has entered into any agreement with, or is subject to, any order, decree, or judgment issued by, a Governmental Authority, in force as of the Execution Date, pursuant to Environmental Laws that materially interferes with or restricts the future operation (based on Seller’s past practices in the 12 months prior to the Execution Date and the Upstream Company’s existing development plans with respect to the Oil and Gas Properties over the 12 month after the Execution Date), or that requires Remediation of any part, of the Assets;

(b) to Seller’s Knowledge, as of the Execution Date, no Company has received written notice from any Person of any material release or disposal of any Hazardous Substance or NORM (for which Remediation has not already been completed) concerning any of the Assets that would reasonably be expected to: (i) materially interfere with or prevent compliance by such Company with any Environmental Law or the terms of any license or permit issued pursuant thereto or (ii) give rise to or result in any common Law or other material Liability of such Company to any Person;

(c) to Seller’s Knowledge, the Assets are not subject to any Environmental Defects that individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect; and

(d) none of the Assets, the Companies or the Seller in connection with the ownership and operation of the Assets is subject to, or will be subject to, any civil or administrative fines or penalties in connection with any violation of any Environmental Law, in each case, to the extent and only to the extent imposed or assessed as a result of any matter occurring prior to the Execution Date.

7.9 Preferential Purchase Rights. There are no applicable Preferential Rights.

7.10 Consents. Except for (a) Customary Post-Closing Consents, (b) notices to co-owners, operators and purchasers of production that are not required under the Contracts to be delivered until after Closing, (c) consents to the transfer of the FCC Licenses, (d) FERC approval in connection with the transfer of the Firm Transportation Agreements as contemplated in Section 9.11, and (e) HSR Approval, there are no Consents that are required to be obtained, made or complied with, for, or in connection with the indirect sale, assignment or transfer of any Asset, Excluded Asset or any interest therein by Seller as contemplated by this Agreement.

7.11 Drag-Alongs; Tag Alongs. Except as set forth on Schedule 7.11, there are no Drag-Alongs or Tag-Alongs applicable to the transactions contemplated by this Agreement and the other Transaction Documents.

7.12 Capitalization.

(a) All of the Interests are duly authorized and validly issued. The Interests are all of the Securities of the Companies held or owned, either of record or beneficially, by any Person.

(b) All of the Interests were issued in compliance with applicable Laws. None of the Interests were issued in violation of any preemptive or other outstanding rights.

(c) No Company has any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for Securities having the right to vote) with the holders of Securities of such Company on any matter pursuant to such outstanding bonds, debentures, notes or other obligations. Except as expressly set forth in the Governing Documents of the Companies and applicable Securities Laws, as applicable, (i) there are no outstanding preemptive or other outstanding rights with respect to the Securities of any Company, (ii) there are no outstanding or authorized options, warrants, convertible or exchangeable securities, equity appreciation, phantom equity, profit participation, redemption rights, repurchase rights, agreements, arrangements, calls, contingent value rights, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, or commitments or other rights or arrangements or contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any Securities of any Company or requiring any Company to issue, grant, deliver, sell transfer, convey, assign, redeem or otherwise acquire or sell any Securities, (iii) there are no voting trusts, member agreements, proxies, or other similar agreements or understandings with respect to the Interests or any of the Securities of any Company, and (iv) there are no issued, reserved for issuance or outstanding Securities of any Company.

(d) No Company is party to any Contract that obligates it to (and does not otherwise have any obligation to, except as required under Securities Laws) register for resale any debt or equity Securities of such Company.

7.13 Bank Accounts. Set forth on Schedule 7.13 is an accurate and complete list showing the name and address of each bank in which the Companies have an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto. As of the Closing Date, other than the Transferred Escrow Accounts, the Companies shall have no bank accounts.

7.14 Payments for Production. Except as set forth on Schedule 7.14, the Companies are not obligated by virtue of a take or pay payment, advance payment, production payment or other similar payment or commitment, to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to such Company’s aggregate interest in the Oil and Gas Properties at some future time without receiving payment therefor at or after the time of delivery.

7.15 Imbalances. To Seller’s Knowledge:

(a) Except as set forth on Schedule 7.15 (Part A), there are no material Imbalances associated with the Oil and Gas Properties or other Assets (other than those associated with the Gathering Systems) as of the date set forth in such Schedule.

(b) Except as set forth on Schedule 7.15 (Part B), there are no material Imbalances associated with the Gathering Systems as of the date set forth in such Schedule.

7.16 Current Commitments. Schedule 7.16 sets forth, as of the Execution Date, all of the authorities for expenditures (“AFEs”) relating to the Oil and Gas Properties or the Gathering Systems that cover amounts in excess of $250,000 (net to the applicable Company’s interest) and relate to the drilling or reworking wells, the expansion of the Gathering System or other material capital expenditures pursuant to any applicable joint operating agreement, operating agreement or similar agreement, in each case, for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.

7.17 Powers of Attorney. Schedule 7.17 sets forth a complete list of all Persons holding powers of attorney issued by any Company that remain in effect as of the Closing Date.

7.18 Leases. To the Knowledge of Seller, none of the Companies nor any Affiliate of the Companies has received any written notices from lessors of any material portion of the Leases seeking to terminate such Leases.

7.19 Wells.

(a) Except as set forth in Schedule 7.19(a), with respect to Oil and Gas Properties or other Assets operated by any Company or an Affiliate of any Company and, to Seller’s Knowledge, Assets operated by any Third Party, there are no Assets that (i) any Company is currently obligated by Law to plug, dismantle and/or abandon that have not already been plugged, dismantled and/or abandoned in material compliance with all applicable Laws, Contracts and Leases or (ii) have been plugged, dismantled or abandoned by any Company in a manner that does not comply in all material respects with applicable Law.

(b) To Seller’s Knowledge, Schedule 7.19(b) sets forth the payout balances (net to the Working Interest of such Company) as of the date set forth on such Schedule, for each Well listed on Exhibit A-2 or Exhibit A-3 that is subject to a reversion or other adjustment at some level of cost recovery or payout.

7.20 Equipment and Personal Property. Except as set forth on Schedule 7.20 and certain seismic data licensed by the Seller, the Assets constitute all of the material assets owned by the Companies and their Affiliates that are necessary (a) to conduct the business of the Companies as presently conducted in the ordinary course of business and (b) for the ownership and operation of the business of the Companies and the Assets as currently conducted and operated in the ordinary course of business and in compliance in all material respects with applicable Laws.

7.21 [Intentionally Omitted.]

7.22 Permits.

(a) Upstream Company or its Affiliates have maintained and are maintaining all material Permits with respect to Upstream Company’s ownership and/or operation of the Oil and Gas Properties, and, to the Knowledge of Seller, each such Permit is in full force and effect and has been duly and validly issued. The Oil and Gas Properties are in material compliance with all such Permits. No event has occurred which permits, or after the giving of notice or lapse of time or both would permit, the revocation or termination of any such Permit or the imposition of any restrictions of such a nature as may materially limit the operation or use of the Oil and Gas Properties as historically conducted.

(b) Midstream Company or its Affiliates have maintained and are maintaining all material Permits with respect to Midstream Company’s ownership and/or operation of the Gathering Systems and, to the Knowledge of Seller, each such Permit is in full force and effect and has been duly and validly issued. The Gathering Systems are in material compliance with all such Permits. No event has occurred which permits, or after the giving of notice or lapse of time or both would permit, the revocation or termination of any such Permit or the imposition of any restrictions of such a nature as may materially limit the operation or use of the Gathering Systems as historically conducted.

7.23 Brokers’ Fees. None of Seller or the Companies have incurred any Liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Buyer or any Affiliate of Buyer (including the Companies) shall have any responsibility whatsoever.

7.24 Midstream Company Assets and other Assets.

(a) Except for certain immaterial portions of Gathering System that are laid under real property rights arising pursuant to the Oil and Gas Properties, (i) Midstream Company holds Good and Defensible Title to the Gathering Systems and Midstream Rights of Way, (ii) the Midstream Rights of Way establish a continuous right-of-way along the route of the Gathering Systems that is free from any material gaps that would reasonably be expected to have a material adverse effect on Buyer’s ability to own and operate the Gathering Systems, and (iii) the Gathering Systems are located within the boundaries of real property rights of the Midstream Company under the Midstream Rights of Way.

(b) Neither Seller nor Midstream Company has received any written notice of material default by Midstream Company under any instrument creating an interest in a Midstream Right of Way. To Seller’s Knowledge, there is not, and there has not been threatened (i) any material breach or event of default on the part of Midstream Company with respect to any Midstream Right of Way, (ii) any material breach or event of default on the part of any other party to any such Midstream Right of Way or (iii) any material breach or event that, with the giving of notice or lapse of time or both, would constitute such material breach or event of default on the part of Midstream Company with respect to any such Midstream Right of Way, or on the part of any other party thereto.

(c) All of the Gathering Systems, Personal Property, equipment and other tangible assets owned or leased by the Companies in connection with the Companies’ ownership and operation of the Assets are, to Seller’s Knowledge, taken as a whole, in a condition sufficient for use as currently used by the Companies in all material respects, except for ordinary wear and tear and ordinary, routine maintenance.

(d) Schedule 7.24(d) sets forth the address of each Owned Real Property as of the Closing Date.

(e) Schedule 7.24(e) sets forth the address of each Leased Real Property as of the Closing Date.

7.25 Financial Statements. Seller has delivered to Buyer copies of the audited balance sheets as of December 31, 2015, 2016 and 2017 and the related statements of income and of cash flow of the Midstream Company for the years ended December 31, 2015, 2016 and 2017 (together, the “Audited Financial Statements”). The Audited Financial Statements (a) have been prepared in accordance with GAAP consistently applied and without modification of the accounting principles used in the preparation thereof throughout the periods presented and (b) present fairly in all material respects the financial position, results of operations and cash flows of the Midstream Company for the period indicated therein.

7.26 Undisclosed Liabilities. The Companies have no Liabilities that would be required to be reflected on a balance sheet prepared in accordance with GAAP except:

(a) Liabilities of the Midstream Company to the extent reflected in the Audited Financial Statements or expressly disclosed in the notes thereto (and for which adequate accruals or reserves have been established on the Audited Financial Statements in accordance with GAAP);

(b) Liabilities to Affiliates released through the Seller Release delivered at Closing;

(c) Revenue suspense;

(d) Asset retirement obligations;

(e) Imbalances;

(f) Asset Taxes; and

(g) Other Liabilities that have been incurred in the ordinary course of business consistent with past practice.

7.27 Absence of Changes. Since December 31, 2017, (a) no Company Material Adverse Effect has occurred, and (b) each Company has, in all material respects, conducted its business in the ordinary course consistent with past practices.

7.28 Employees and Seller Benefit Plans.

(a) No Company (i) has, or has ever had, any employees, (ii) sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to, any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, or (iii) has incurred, either directly or by reason of its affiliation with Seller or any ERISA Affiliate, any actual liability imposed by Title IV of ERISA, any lien imposed by Section 430 of the Code or Section 303 or Title IV of ERISA, or any other actual liability arising or attributable to any employee benefit plan or compensation arrangement.

(b) Schedule 7.28(b) contains a list, as of the date of this Agreement, of each material Seller Benefit Plan.

(c) No Seller Benefit Plan is a multiemployer plan (as defined in Section 3(37) of ERISA). Except as set forth on Schedule 7.28(c), no Seller Benefit Plan is a pension plan (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA (a “Title IV Plan”). With respect to each Seller Benefit Plan that is a Title IV Plan (a “Seller Title IV Plan”), (i) no such Seller Title IV Plan is in “at risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA; (ii) no “reportable event” within the meaning of Section 4043 of ERISA

(for which the 30-day notice requirement has not been waived) has occurred within the last 36 months; (iii) no lien has arisen or would reasonably be expected to arise as a result of actions or inactions under ERISA or the Code on the assets of the Companies; (iv) no such Seller Title IV Plan has failed to satisfy the “minimum funding standard” (as defined in Section 412 of the Code); and (v) the Pension Benefit Guaranty Corporation has not instituted any proceeding to terminate any Seller Title IV Plan.

(d) Each Seller Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer or (iii) has time remaining under applicable laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter, and, to Seller’s Knowledge, nothing has occurred since the date of any such letter that is reasonably likely to adversely affect such qualification.

(e) Neither Seller nor any Affiliate thereof (including the Companies) is a party to or bound by any collective bargaining agreement or other Contract with any labor union or similar representative that represents, or seeks to represent, any Business Employees. No Company is, or has been, a party to or bound by a collective bargaining agreement or other Contract with a labor union or similar representative of employees. Since January 1, 2015, there have been no material slowdowns, pickets, strikes, material lockouts or other material labor stoppages or disturbances, involving the Business Employees. Since January 1, 2015, there have been no union certification or representation petitions or demands with respect to the Business Employees or the Companies.

(f) The Employee Notification set forth a complete and correct list of all Business Employees along with his or her: (i) name; (ii) title or position; (iii) status (part-time or full-time), and classification as exempt or non-exempt under the Fair Labor Standards Act, as amended; (iv) current base salary or wage rate, as applicable; (v) current target bonus or target aggregate annual commissions, as applicable, as applicable, and all other bonuses and incentive compensation for which he or she is eligible; (vi) start date; (vii) service reference date (if different from the start date); (viii) site of employment; (ix) amount of accrued but unused vacation; (x) an indication of whether or not such employee is on leave of absence; (xi) details of any visa or work permit; and (xii) an indication of whether he or she is a Arkansas Business Employee or an Office Business Employee. The Business Employees represent substantially all of the individuals engaged by Seller or its Affiliate whose employment or engagement involves services that are provided or performed principally with respect to the businesses of the Companies. Seller shall update the Employee Notification 10 days before the Closing and shall promptly inform Buyer of any updates to Business Employees set forth thereon before the Closing and before the last day that services are provided pursuant to the Transition Services Agreement.

7.29 Regulatory Matters. Each Company (a) is not a “natural gas company” engaged in the transportation of natural gas in interstate commerce under the Natural Gas Act of 1938, as amended, and has operated, or provided services, using any of the Assets in a manner that subjects it, any third party operator of the Assets or any future owner of the Assets to the jurisdiction of, or regulation by, the Federal Energy Regulatory Commission (i) as a natural gas company under the Natural Gas Act of 1938 (other than pursuant to a certificate of limited jurisdiction as described below), or (ii) as a common carrier pipeline under the Interstate Commerce Act; and (b) does not hold any general or limited jurisdiction certificate of public convenience and necessity issued by the Federal Energy Regulatory Commission other than a blanket sale for resale certificate issued by operation of Law or a blanket certificate issued to permit participation in capacity release transactions. Each Company is not a gas utility, common carrier or public utility subject to the jurisdiction of the State of Arkansas and no Company has acquired any of the Assets through the use or threatened use of eminent domain or condemnation.

7.30 [Intentionally Omitted.]

7.31 Books and Records. The books of account and Records of the Companies have been maintained in all material respects in accordance with commercially reasonable business practices comparable to similarly situated companies in the industry, consistently applied.

7.32 No Other Assets. Other than the Excluded Assets listed on Exhibit B-1 and certain seismic data licensed by the Seller, as of the Closing Date, no Affiliate of the Companies will own any interest in any of the Oil and Gas Properties or Gathering Systems.

7.33 Indebtedness. Except as set forth on Schedule 7.33, as of the Closing Date, the Companies will have no outstanding Indebtedness.

7.34 Related Party Transactions. Other than this Agreement, the other Transaction Documents and ordinary course agreements incident to employment by the Companies (including, for the avoidance of doubt, any invention and non-disclosure, restrictive covenant or similar agreements), except as set forth on Schedule 7.34, none of Seller, any of its interest holders and any of their respective members, directors, officers, employees, Affiliates or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities Act of 1933, as amended (other than any of the Companies)) (any such Person, a “Related Party”) (1) is a party to any Contract with, has provided services to or has received services from any Company (including any monitoring, management or similar agreement), (2) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is or is currently contemplated to be used by any Company, (3) licenses intellectual property (either to or from any Company), or (4) is indebted to or, in the past three years, has borrowed money from or lent money to, any Company (other than any such indebtedness that will be discharged or extinguished at or prior to Closing) (any Contract related to the arrangements described in clauses (1) through (4) hereof, including any such agreements listed (or required to be listed) on Schedule 7.34, an “Intercompany Agreement”).

7.35 Insurance. Schedule 7.35 sets forth a list of all of the material policies of insurance carried by or for the benefit of the Companies or the Assets, other than title insurance policies, if any.

7.36 Intellectual Property. To the Knowledge of Seller, except for the Excluded Assets, (a) each Company owns, or has valid licenses or other rights to use, all material Intellectual Property currently used by the Companies for the operation of the Business, subject to any limitations contained in the agreements governing the use of the same, free and clear of all Encumbrances (other than Permitted Encumbrances), (b) neither Seller nor the applicable Company has received written notice challenging the use thereof, (c) neither Seller nor the applicable Company has received written notice that the conduct of the Business is materially infringing, misappropriating or otherwise violating the Intellectual Property of any other Person, nor is any third party infringing on any Intellectual Property owned by such Company and (d) the applicable Company has not received any written notice of any material default or any event that with notice or lapse of time, or both, would constitute a default under any material Intellectual Property license to which such Company is a party or by which it is bound.

7.37 Special Warranty. Effective as of the Closing Date, Seller hereby represents, warrants and defends the Upstream Companies’ Defensible Title to the Oil and Gas Properties, subject to Permitted Encumbrances, against the lawful Claims of all Persons claiming the same, or any part thereof, against Seller, the Companies or any of their respective Affiliates, but not otherwise. Notwithstanding the foregoing, Buyer is not entitled to any remedy or other protection under this Section 7.37, with respect to (a) any matter reported by Buyer under Section 5.2(a) if Buyer received a remedy therefor pursuant to Section 5.2, (b) any matter known by Buyer or any of its Affiliates prior to the Title Defect Claim Date, and/or (c) any matter that would not otherwise be a Title Defect under this Agreement.

7.38 Hedge Contracts. Except for the Hedge Contracts contemplated on Schedule 9.23, there are no Hedge Contracts.

ARTICLE 8

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller the following as of the Execution Date and as of the Closing Date:

8.1 Existence and Good Standing. Buyer is a limited liability company validly existing and in good standing under the Laws of the state of Delaware and has all requisite limited liability company power and authority and all material Governmental Authorizations necessary to enable it to use its legal or other business names, own, lease or otherwise hold and operate its properties and other assets and to conduct its business in the manner presently conducted. Buyer is duly licensed or qualified to do business as a foreign limited liability company and is in good standing in all jurisdictions in which such qualification is required by Law, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, have a material adverse effect on Buyer’s ability to consummate the transaction contemplated hereby.

8.2 Authority; Authorization of Agreement. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or is to become a party, to consummate the transactions contemplated by this Agreement and the Transaction Documents to which it is or is to become a party and to perform all of its obligations under this Agreement and the Transaction Documents to which it is a party. Other than such votes, approvals or consents obtained prior to the execution of this Agreement, there are no votes, approvals, consents or other proceedings of the equityholders of Buyer necessary in connection with the execution and delivery of, or the performance by Buyer of its obligations under this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby. The execution, delivery and performance by Buyer of this Agreement, and the performance by Buyer of its obligations hereunder, have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer (and all Transaction Documents required to be executed and delivered by Buyer at the Closing shall be duly and validly executed and delivered by Buyer). This Agreement constitutes, and the Transaction Documents to which Buyer is or is to become a party, when executed and delivered by Buyer, shall constitute, the valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

8.3 No Violations. Buyer’s execution and delivery of this Agreement and the Transaction Documents to which it is or is to become a party and Buyer’s performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby and thereby shall not: (a) conflict with, result in a breach of or require the consent of any Person under any of the terms, conditions or provisions of the Governing Documents of Buyer; (b) assuming the receipt of all required filings, waivers, approvals, consents, authorizations and notices set forth on Schedule 8.3 and HSR Approval, violate or result in a breach of any provision of, or require any filing, consent or approval under, any Laws applicable to Buyer; (c) result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any Contract to which Buyer is party or by which Buyer is bound; or (d) contravene, conflict with or violate any Order applicable to Buyer as a party in interest, except in each case of the foregoing clauses (b) through (d) for any matters that would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on Buyer’s ability to consummate the transaction contemplated hereby.

8.4 Securities Laws. Buyer is acquiring the Interests for its own account and not with a view toward any sale or distribution thereof, or with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state “blue sky” Laws or other applicable Securities Laws. Buyer is an accredited investor (as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended). Buyer has evaluated, independently and without reliance on Seller (except to the extent that Buyer has relied on the representations and warranties in this Agreement), the merits and risks of an investment in the Interests, any Company and the Assets for the purpose of acquiring the Interests, and Buyer has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Buyer acknowledges that the Interests are not registered pursuant to the Securities Act of 1933, as amended, and that none of the Interests may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the Securities Act of 1933, as amended. Buyer has sufficient knowledge and experience in financial and business matters to be capable of evaluating such investment in the Interests.

8.5 Legal Proceedings. There are no Legal Proceedings pending or, to Buyer’s Knowledge, threatened against Buyer, any of its properties or any of Buyer’s directors, officers or employees (in their capacity as such), that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to, individually or in the aggregate, have a material adverse effect on Buyer’s ability to consummate the transaction contemplated hereby. Neither Buyer nor or any of its Affiliates is subject to any Order that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

8.6 Bankruptcy. Buyer has not been dissolved or declared bankrupt, nor has a resolution to dissolve or to be declared bankrupt been adopted and, to Buyer’s Knowledge, no demands or requests for such dissolution or declaration are pending (before a Governmental Authority or otherwise).

8.7 Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties, gathering systems and related facilities and businesses. In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, Buyer has relied or shall rely solely on its own independent investigation and evaluation of the Assets and Seller’s representations and warranties set forth herein. Buyer understands and acknowledges that neither the Securities and Exchange Commission nor any federal, state, or foreign agency has passed upon the Interests, the Companies, and the Assets or made any finding or determination as to the fairness of an investment in the Interests, the Companies, and the Assets or the accuracy or adequacy of the disclosures made to Buyer. Buyer acknowledges that neither Seller nor the Company has made any representations or warranties except those set forth in Article 6, Article 7 and the certificate delivered by Seller at Closing pursuant to Section 10.2(h).

8.8 Financing. Buyer shall have as of the Closing Date sufficient funds available to it to pay the Adjusted Purchase Price and consummate the transactions contemplated by this Agreement.

8.9 Brokers’ Fees. Buyer has incurred no Liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Seller or any Affiliate of Seller shall have any responsibility whatsoever.

ARTICLE 9

CERTAIN COVENANTS

9.1 Conduct of Business. Except as (w) required in connection with the transactions contemplated by Section 9.15 or Section 9.23, (x) as required by Law or as necessary to maintain any Lease or Right of Way, (y) in case of an emergency (which includes actions designed to protect immediate and material damage to property, health, safety or the environment), (y) contemplated by any AFE set forth in Schedule 7.16 or (z) as specifically contemplated by this Agreement, from and after the Execution Date until the Closing Date (or earlier termination of this Agreement), unless Buyer shall otherwise consent in writing:

(a) Seller shall not:

(i) transfer or sell any of the Interests;

(ii) terminate the employment of any Business Employee other than for cause (and Seller shall cause its Affiliates not to terminate the employment of any Business Employee other than for cause) or, other than for any special bonuses or items related to long-term incentives, in each case, for which Seller or its Affiliates (other than the Companies) shall be solely liable (and provided that no such special bonuses or items related to long-term incentives shall be taken into account in the comparable bonuses that must be provided pursuant to Section 9.16(b)), increase the compensation or benefits generally available to any Business Employee; or

(iii) amend or adopt any change to any Governing Documents of any Company (whether by merger, consolidation or otherwise).

(b) Seller shall cause each Company to:

(i) subject to any interruptions resulting from emergency, force majeure, mechanical breakdown or planned maintenance, maintain its Assets in the ordinary course of business, consistent with past practice (except for any such Asset that terminates in accordance with its terms or the termination or relinquishment of any such Asset due to any such Company’s failure to drill a well or conduct any other activity for the exploration for, and/or development and/or production of, Hydrocarbons within a certain time period, including pursuant to any continuous drilling obligation provisions in the Leases or any Contract);

(ii) maintain the books of account and Records in the ordinary course of business, consistent with past practice, in accordance with its usual accounting practices;

(iii) maintain and fund the Transferred Escrow Accounts in the ordinary course of business, consistent with past practice; and

(iv) give notice to Buyer as soon as is practicable of any material Casualty Loss of any of its Assets of which Seller has Knowledge.

(c) Seller shall cause each Company to:

(i) not (A) split, combine or reclassify the outstanding Securities of such Company, (B) other than in accordance with Section 9.8 or in connection with the termination of the bank accounts of such Company (other than the Transferred Escrow Accounts) prior to Closing, declare, issue, pay or make any dividend or distribution to the holders of Securities of the Companies, or set aside any funds for the purpose thereof, (C) repurchase, redeem, retire or otherwise acquire any Securities of such Company, (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such Company or (E) amend any term of any Security of such Company (in each case, whether by merger, consolidation or otherwise);

(ii) except as required under the Credit Agreement, not offer, issue, deliver, sell, grant, pledge, grant any award relating to, transfer or otherwise encumber or dispose of or subject to any Encumbrance or limitation on voting rights (A) any Securities in such Company or (B) any Securities convertible into or exchangeable for, or any options, warrants, commitments or rights of any kind to acquire, any such units or membership interests, voting rights or other interests in such Company;

(iii) not make any investment in the Securities of any other Person; acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of or otherwise acquire any assets or business of, or acquire any Securities in any Person;

(iv) not create, incur, assume or otherwise voluntarily become liable with respect to any Indebtedness, except for Indebtedness that will be paid off, terminated or released at or prior to Closing;

(v) not make any loans, advances or capital contributions to, or investments in any other Person, other than routine expense advances to its employees in the ordinary course of business consistent with past practice;

(vi) not grant or create any Preferential Right or Consent with respect to the Oil and Gas Properties or Gathering System (as applicable);

(vii) not voluntarily relinquish operatorship with respect to any Oil and Gas Property or Gathering System;

(viii) other than in the ordinary course of business, including with respect to (A) acquiring easements, Rights of Way, servitudes, permits, licenses, surface leases and other rights, (B) maintaining a regular leasing program and (C) acquiring Lease extensions, not enter into any Material Contract or any renewal of, termination of, extension of, novation of material modification to or material amendment to, any of its Material Contracts (except for the termination of any applicable Material Contract pursuant to its express terms), or waive, delay the exercise of, assign or release any material rights or claims thereunder, except as otherwise permitted above in this Section 9.1;

(ix) except as contemplated in Section 9.23, not enter into any Hedge Contracts;

(x) not hire any employees or retain any individuals as independent contractors;

(xi) not establish, adopt, enter into or contribute to, any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA or any other bonus, incentive, deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other compensation or benefit plan, program, policy or arrangement;

(xii) except as required under the Credit Agreement, not transfer, sell, mortgage or pledge any of its Assets, other than the sale and/or disposal of Hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of its Assets or for which replacement equipment has been obtained (and, as applicable, other than the termination or relinquishment of any of its Asset due to such Company’s failure to drill a well or conduct any other activity for the exploration for, and/or development and/or production of, Hydrocarbons within a certain time period, including pursuant to any continuous drilling obligation provisions in the Leases or any Contract);

(xiii) except with respect to the matters described on Schedule 9.1, not settle, release or compromise, or offer to settle, release or compromise, any pending or threatened suit or litigation for an amount that would reasonably be expected to be greater than $250,000 individually, or $1,000,000 in the aggregate (other than entering into settlements that procure a release of the applicable Company from liability alleged in the suit or litigation);

(xiv) not amend the Governing Documents of such Company;

(xv) not adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xvi) not materially change any method of accounting or accounting practice of such Company;

(xvii) not make any settlement of or compromise any Tax liability, change any Tax election or Tax method of accounting or make any new Tax election or adopt any new Tax method of accounting; surrender any right to claim a refund of Taxes; or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment if any such action would reasonably be expected to affect liability for Asset Taxes or Non-Asset Taxes with respect to any Tax period (or portion thereof) beginning after the Effective Time or after the Closing Date, respectively;

(xviii) other than for any actions for which Seller or its Affiliates (other than the Companies) shall be solely liable, not (x) increase, whether orally or in writing, the salaries, wages, bonuses or other compensation or benefits payable or to become payable to any Business Employee or (y) amend, in any material respect, adopt, enter into or terminate any Seller Benefit Plan;

(xix) subject to Section 9.1(f), not non-consent any operation proposed by a Third Party on the Assets;

(xx) subject to Section 9.1(f), not conduct, propose or elect to participate or not participate in any operation on the Assets in excess of $250,000 (net to the applicable Company’s Working Interest);

(xxi) not take any action that would or would reasonably be expected to prevent or materially delay the Closing and the consummation of the transactions contemplated by this Agreement or the Transaction Documents solely for the purpose of such delay or prevention; and

(xxii) not commit to do any of the foregoing.

(d) Notwithstanding the foregoing, Buyer’s consent shall not be required for actions Seller, on behalf of any Company, believes in good faith to be necessary or advisable to avert or reduce imminent danger to the life or health of any Person or Persons, to prevent or mitigate any imminent material violation of Environmental Laws, including any release or threatened release of Hazardous Substances, or to prevent or mitigate any imminent loss of or damage to any material Personal Property or other property of any Company, including the Oil and Gas Properties and Gathering Systems, and for which action or actions, time is of the essence; provided, that Seller shall notify Buyer promptly after taking any such action.

(e) Buyer acknowledges that the Companies own undivided interests in certain of the Assets with respect to which none of Seller, the Companies and their Affiliates is the operator, and Buyer agrees that the acts or omissions of the other working interest owners (including the operators) who are not Seller, Companies or their Affiliates shall not constitute a breach of the provisions of this Section 9.1 by Seller, nor shall any action required by a vote of working interest owners constitute such a breach so long as each Company has voted its interest in a manner that complies with the provisions of this Section 9.1.

(f) With respect to any AFE or similar request received by Seller that is estimated to cost in excess of $250,000 (net to Seller’s or any Company’s interest in the Assets) and is not set forth on Schedule 7.16, Seller shall forward such AFE to Buyer as soon as is reasonably practicable and thereafter the Parties shall consult with each other regarding whether or not the applicable Company should elect to participate in such operation. Buyer agrees that it will (i) timely respond to any written request for consent pursuant to this Section 9.1 and (ii) consent to any written request for approval of any AFE or similar request that Buyer reasonably considers to be economically appropriate. In the event the Parties do not agree on or before the fifteenth Business Day (unless a shorter time is reasonably required by the circumstances or the applicable joint operating agreement) of Buyer’s receipt of any consent request as to whether or not the applicable Company should elect to participate in such operation, and for all AFEs and other operations estimated to cost less than $250,000 (net to Seller’s or any Companies’ interest in the Assets), Buyer’s decision shall control and such operation shall be deemed to have not been consented to by Buyer.

9.2 Names. As soon as reasonably possible after the Closing, but in no event later than (a) the tenth (10th) Business Day after Closing, Buyer shall change the name of the Companies to remove the names and other identifying marks of Seller and its Affiliates, including “Southwestern” and “SWN”, but excluding “DeSoto”, and (b) the one hundred twentieth (120th)

day after Closing, Buyer shall remove “Southwestern” and “SWN” or other similar marks and any other related trademark, design or logo previously or currently used by any Company or any of its Affiliates, but excluding “DeSoto”, from all of the Assets acquired pursuant to this Agreement, including all buildings, signs and vehicles of such Company and cease using such mark in electronic databases, web sites, product instructions, packaging and other materials, printed or otherwise and otherwise cease making use of the word “Southwestern” or “SWN” for any purpose, but excluding “DeSoto”. As soon as reasonably possible after the Closing, Buyer shall make the requisite filings with, and provide the requisite notices to, the appropriate Governmental Authorities to accomplish the foregoing and to place the title or other indicia of ownership of the Assets in a name other than any name of Seller or any of its Affiliates, or any variations thereof. Buyer acknowledges and agrees that Seller is the owner of the “Southwestern” and “SWN” names and marks and all goodwill attached thereto, which are Excluded Assets, and Seller acknowledges that the Midstream Company Interests include any rights of the Midstream Company in the name “DeSoto.”

9.3 Tax Matters.

(a) Seller shall prepare or cause to be prepared and file or cause to be filed all Seller Consolidated Returns (including in each such Seller Consolidated Return, for the avoidance of doubt, any and all items and activities of the Companies through and including the Closing Date), and shall pay all Taxes owed with respect to such Seller Consolidated Returns.

(b) Seller shall be responsible for filing or causing to be filed with the applicable taxing authorities each Tax Return of the Companies (other than any Seller Consolidated Return) that is required to be filed on or before the Closing Date and paying or causing to be paid the Taxes reflected on such Tax Returns as due and owing.

(c) Except as otherwise provided in the Transition Services Agreement, Buyer shall be responsible for filing with the applicable taxing authorities each Tax Return with respect to Asset Taxes and Non-Asset Taxes of the Companies that is required to be filed after the Closing Date for any Tax period that ends before or includes the Closing Date, and paying the Taxes reflected on such Tax Returns as due and owing; provided, however, that in the event that Seller is required by applicable Law to file with the applicable Governmental Authority any such Tax Return and pay the Taxes reflected on such Tax Return, Seller shall file each such Tax Return on or prior to the due date therefor as prepared by Buyer, taking into account any reasonable comments Seller may have, and shall pay all Taxes reflected on such Tax Returns as due and owing.

(d) Seller shall be allocated and shall bear all Asset Taxes for any Tax period ending prior to the Effective Time and for the portion of any Current Tax Period ending immediately prior to the Effective Time, and Buyer shall be allocated and shall bear all Asset Taxes for any Tax period beginning after the Effective Time and for the portion of any Current Tax Period beginning at the Effective Time (ignoring, for purposes of this Section 9.3(d) that such Asset Taxes may be imposed on the Companies rather than on the Parties directly). For purposes of the foregoing:

(i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii)) shall be apportioned between the Parties based on the number of units actually produced before, on or after the Effective Time.

(ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)) shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred.

(iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Current Tax Period shall be allocated between the portion of such Current Tax Period ending immediately prior to the Effective Time and the portion of such Current Tax Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Current Tax Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Current Tax Period that occur on or after the date on which the Effective Time occurs, on the other hand.

(e) To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Tax pursuant to Section 2.3, Section 2.4 or Section 2.5, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 2.5, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under Section 9.3(d).

(f) Seller shall be allocated and shall bear all Non-Asset Taxes for any Tax period ending on or prior to the Closing Date and the portion of any Current Tax Period ending on the Closing Date, and Buyer shall be allocated and shall bear all Non-Asset Taxes for any Tax period beginning after the Closing Date and the portion of any Current Tax Period beginning immediately after the Closing Date. For purposes of the foregoing, in the case of any Non-Asset Taxes that are payable with respect to any Current Tax Period, the portion of any such Non-Asset Taxes that is attributable to the portion of such Current Tax Period ending on the Closing Date shall be the amount that would be payable if the Current Tax Period ended with (and included) the Closing Date; provided, however, that with respect to any Arkansas franchise tax or any other Non-Asset Tax imposed on a periodic basis with respect to the assets or capital of any Company, the portion of such Non-Asset Taxes that is attributable to the portion of such Current Tax Period ending on the Closing Date shall be deemed to be the amount of such Taxes for the entire Current Tax Period, multiplied by a fraction the numerator of which is the number of calendar days in the portion of Current Tax Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Current Tax Period.

(g) Buyer and Seller shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes imposed on or with respect to the assets, operations or activities of any Company. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(h) The amount of any refunds or credits of (i) Asset Taxes for any taxable period ending prior to the Effective Time and for the portion of any Current Tax Period ending immediately prior to the Effective Time, and (ii) Non-Asset Taxes and Income Taxes (other than Income Taxes that are Non-Asset Taxes)for any taxable period ending on or prior to the Closing Date and for the portion of any Current Tax Period ending on the Closing Date shall, in each case, be for the account of Seller. The amount of any refunds or credits of (x) Asset Taxes for any taxable period beginning at or after the Effective Time or the portion of any Current Tax Period beginning at the Effective Time, and (y) Non-Asset Taxes and Income Taxes (other than Income Taxes that are Non-Asset Taxes)for any taxable period beginning after the Closing Date and for the portion of any Current Tax Period beginning immediately after the Closing Date shall, in each case, be for the account of Buyer. The amount of any refunds or credits of any such Taxes for any Current Tax Period shall be equitably apportioned between Buyer and Seller in accordance with the principles set forth in Section 9.3(d) or 9.3(f), as applicable. Each Party shall forward, and shall cause its Affiliates to forward, to the Party entitled to receive a refund or credit of Tax pursuant to this Section 9.3(h) the amount of such refund or credit on or before the 30th day after such refund is received or such credit is recognized, in each case, net of any costs or expenses incurred by such Party or its Affiliates in procuring such refund or credit. Buyer shall take all necessary actions, or cause each Company to take all necessary actions, as are commercially reasonable, to obtain any such refunds or credits of Taxes of such Company for the account of Seller pursuant to this Section 9.3(h). For the avoidance of doubt, any refund of Taxes allocable to Seller under this Section 9.3(h) received by Buyer or the Companies in the form of a credit against future Taxes shall be for the account of Seller.

(i) After the Closing, except as otherwise provided in the Joint Defense Agreement, Buyer shall control the conduct of any audit, adjustment, claim, examination, assessment, contest, or other proceeding with respect to Asset Taxes and Non-Asset Taxes of the Companies (each a “Tax Audit”). In the case of a Tax Audit that relates to, or could reasonably be expected to give rise to, Seller Taxes, Seller, at its election, may control the conduct of such Tax Audit, and Seller shall not settle, compromise or concede any portion of such Tax Audit that is reasonably likely to affect Taxes of any Company for any Current Tax Period or any taxable year beginning at or after the Effective Time, or after the Closing Date, as applicable, without the consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned. In the case of a Tax Audit that relates to, or could reasonably be expected to give rise to, Seller Taxes and that Seller does not elect to control, (i) Buyer shall control the conduct of such Tax Audit, shall use its commercially reasonable efforts to conduct such Tax Audit in a manner that is not likely to affect Seller Taxes, and shall not settle, compromise or concede any portion of such Tax Audit that is likely to affect Seller Taxes without the consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned, and (ii) Seller shall reimburse Buyer within 5 days after Buyer’s request therefor, for the product of (A) the reasonable out-of-pocket costs and expenses incurred by Buyer in conducting any such Tax Audit multiplied by (B) the percentage that the amount of Seller Taxes at issue in such Tax Audit bears to the total amount of Taxes at issue in such Tax Audit.

(j) The Parties agree that any payments made pursuant to Section 2.5, Article 4, Section 5.3(a) or this Section 9.3 shall be treated for all Tax purposes as an adjustment to the Purchase Price unless otherwise required by Law.

(k) Transfer Taxes (if any) incurred in connection with this Agreement and the transactions contemplated thereby will be borne one-half by Buyer and one-half by Seller. Seller and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(l) Buyer and Seller agree that any of Seller and Buyer may elect, to the extent permitted by applicable Law, to treat the acquisition or sale of the Interests, which, for U.S. federal income tax purposes is treated as the acquisition or sale of the assets of the Companies, as an exchange of like-kind property under Section 1031 of the Code (an “Exchange”); provided that the Closing shall not be delayed by reason of the Exchange. Each Party agrees to use commercially reasonable efforts to cooperate with the other Party in the completion of such an Exchange including an Exchange subject to the procedures outlined in Treasury Regulations Section 1.1031(k)-1 and/or Internal Revenue Service Revenue Procedure 2000-37. Seller and Buyer shall have the right at any time prior to Closing to assign all or a part of its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulations Section 1.1031(k)-1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37) to effect an Exchange. Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other Person in connection with the Exchange shall release any Party from, or modify, any of its Liabilities and obligations (including indemnity obligations to each other) under this Agreement, and no Party makes any representations as to any particular Tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in connection with the Exchange. Any Party electing to treat the deemed acquisition or sale of the assets of the Companies as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange, and in consideration for the cooperation of the other Party, the Party electing Exchange treatment shall agree to pay all costs associated with the Exchange and to indemnify and hold the other Party, their Affiliates, and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives harmless from and against any and all liabilities and Taxes arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other Party but for the electing Party’s Exchange election.

9.4 Amendment to Schedules. Seller shall have the right, exercisable until the Closing, to add, supplement or amend the Schedules applicable to its representations and warranties in Article 6 and Article 7 with respect to any matter hereafter arising or discovered that, if existing or known at the Execution Date or thereafter, would have been required to be set forth or described in such Schedules (each, a “Schedule Update”). For the purposes of determining whether Buyer has the right to terminate this Agreement pursuant to Section 12.1(b) or Section 12.1(d) and for purposes of the Buyer Indemnified Parties’ rights to indemnification under Article 4, such

Schedule Update shall not be deemed to cure any inaccuracy of any representation or warranty made in this Agreement, provided that, to the extent that Buyer has the right to terminate this Agreement pursuant to Section 12.1(b) or Section 12.1(d) as a result of such Schedule Update and Buyer does not exercise such right, and the Schedule Update pursuant to this Section 9.4 relates to any matter first arising or known after the Execution Date, then such Schedule Update shall be deemed to cure any inaccuracy of any representation or warranty made in this Agreement for all purposes hereunder.

9.5 Certain Notices. Between the Execution Date and the Closing Date, Seller shall give prompt written notice to Buyer if, to the Knowledge of Seller, there has been a breach of any of Buyer’s representations, warranties or covenants contained herein and Buyer shall give prompt written notice to Seller if, to the Knowledge of Buyer, there has been a breach of any of the representations, warranties or covenants of Seller contained herein. Notwithstanding anything in this Agreement to the contrary, this Section 9.4 shall not limit or otherwise affect Buyer’s indemnification rights under Section 4.2(d).

9.6 Bonds. Buyer acknowledges that none of the bonds, letters of credit and guaranties posted by Seller or its Affiliates (including the Companies) with a Governmental Authority or co-owners that relate to the Assets, including those set forth on Schedule 9.6, will be transferred to Buyer or the Companies. At or prior to the Closing, Buyer, at Buyer’s sole cost and expense, shall deliver to Seller evidence of the posting of replacements for all bonds, letters of credit and guaranties set forth on Schedule 9.6 to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guaranties posted by Seller or its Affiliates (including the Companies) set forth on Schedule 9.6. From and after the Closing, Buyer shall indemnify and hold Seller harmless from and against any and all Liabilities arising out of, based upon, attributable to or resulting from Buyer’s failure to replace such bonds, letters of credit and guaranties in accordance with this Section 9.6 and have all bonds, letters of credit and guaranties set forth on Schedule 9.6 posted by Seller or its Affiliates released.

9.7 Records. As soon as practicable, but in no event later than the 30th day after the termination of the Transition Services Agreement (except as provided below), Seller shall furnish to Buyer the Upstream Company Records and the Midstream Company Records that are maintained within the possession of Seller, any of the Companies or their Affiliates; provided, however, that Seller shall deliver or cause to be delivered to Buyer electronic records constituting customary Lease and Burden ownership and deck information, including owners numbers, addresses and tax identification numbers, data extraction of the burdened divisions of interest utilized in revenue and joint-interest-billing processes, data extraction of facilities and allocation cost centers, together with the information described on Schedule 9.7, in each case with respect to the Assets on or before the date that is fourteen Business Days after the Execution Date or as soon thereafter as reasonably practicable but in no event later than 45 days after the Execution Date; provided, further, that Seller (a) may retain copies of any or all Records subject to Section 9.21, and (b) may retain all Records (other than Records with respect to Tax matters) to the extent associated with any Excluded Assets. Notwithstanding the foregoing, Seller shall not be liable for any breach of this Section 9.7 in the event that it fails to furnish to Buyer any emails or any Records that are not material or necessary to the current conduct of the Business and that require unreasonable burden on Seller to produce, provided, further, that at any point during the term of the Transition Services Agreement, upon request, Buyer shall be granted access to all such (i) emails sent to or from any Transferred Employee to the extent reasonably necessary to defend or prosecute any Third Party litigation arising prior to the two year anniversary of the Closing Date, and (ii) Records that were retained by Seller, and in each case, to the extent that such emails and Records are in Seller’s possession at the time of such request and do not create an undue burden on Seller to provide. Buyer shall maintain the Records that it acquires for a period of seven years after Closing and shall afford Seller reasonable access at Seller’s sole cost and expense to such Records as reasonably requested by Seller.

9.8 Excluded Assets. Prior to the Closing Date, Seller shall (at its sole cost and expense) cause each Company to convey (whether by assignment, spin-off, distribution, disbursement, dividend or otherwise) all of its right, title and interest in and to, and Seller shall assume all Claims and liabilities relating to, the Excluded Assets (including all Closing Date Cash and Cash Equivalents and Pre-Effective Time Receivables) to Seller or Seller’s designee pursuant to the Excluded Assets Assignment and/or other instrument as Seller and Buyer shall mutually determine.

9.9 Information Technology. Prior to the Closing, Seller shall be entitled to erase any data constituting or related to Excluded Assets or other assets or properties to the extent not related to the Assets, the Companies or the Business from any desktop, laptop, smart phone, tablet or other mobile computing device, network gear, data center gear and any other information technology equipment held by any Company.

9.10 HSR Act. If applicable, on or before the tenth Business Day following the Execution Date, Buyer and Seller will each prepare and simultaneously file with the DOJ and the FTC the notification and report form required for the transactions contemplated by this Agreement by the HSR Act and request early termination of the waiting period thereunder. Buyer and Seller agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. Buyer and Seller shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other Party that is necessary in connection with Buyer’s and Seller’s compliance with the HSR Act. Buyer and Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. Each of Seller and Buyer shall use its commercially reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby. Buyer shall bear 100% of the filing fees of the HSR Act filings.

9.11 Firm Transportation Agreements.

(a) (i) Buyer shall prepare and file with FERC (and Seller shall, and shall cause the Companies and their respective Affiliates to cooperate with Buyer in connection therewith) a joint petition for temporary waivers (the “FERC Waivers”) of all applicable capacity release regulations and related policies and requirements and of the related tariff requirements of the interstate pipelines providing transportation service pursuant to firm transportation agreements as may be reasonably necessary to facilitate the assignment or permanent release from Seller, the Companies and their Affiliates to Buyer or its designated Affiliate of the contracts set forth on

Schedule 9.11(a) (or any renewals, extensions or replacements thereof) (collectively the “Firm Transportation Agreements”) on rates, terms and conditions identical to those currently in effect for Seller, the Companies or their Affiliates or their designees prior to the contemplated transfer, and (ii) at the Closing, Seller, the Companies, or their Affiliate that is party to each Firm Transportation Agreement shall assign or permanently release to Buyer or its designated Affiliate the interests in the Firm Transportation Agreements.

(b) In connection with the assignment or permanent release to Buyer or its designated Affiliate of the interests in the Firm Transportation Agreements, Buyer, at Buyer’s sole cost and expense, (i) shall provide the credit support described on Schedule 9.11 (FT Contracts) and (ii) shall take any other action necessary under all applicable capacity release regulations and related policies and requirements and of the related tariff requirements of the interstate pipelines providing transportation service; provided that in no event shall Buyer or any of its Affiliates be required to agree to any adverse amendment or modification to any of the material terms of the Firm Transportation Agreements (provided that any amendments to fees or term shall be deemed to be material). Subject to applicable Laws, Buyer shall have the right to contact and have discussions with the applicable counterparties and beneficiaries of any bonds, letters of credit or guaranties to the extent reasonably necessary for Buyer to satisfy its obligations under this Section 9.11(b).

(c) Immediately following the Closing, Buyer shall cause the Upstream Company to execute and deliver to Seller transaction confirmations under the NAESB contracts set forth on Schedule 9.11(b) on terms and conditions set forth on Schedule 9.11(c).

9.12 Resignations of Officers and Managers. Effective upon the Closing, Seller shall cause (a) all powers of attorney on behalf of any Company, except as set forth in the Joint Defense Agreement, to be cancelled, (b) all of the directors, managers and officers of each Company, to resign and (c) each Company to terminate all bank accounts of any Company other than the Transferred Escrow Accounts.

9.13 Continuing Indemnification for Company Actors. From the Closing Date until the six (6) year anniversary date of the Effective Time, Buyer shall, and shall cause each Company to not amend, repeal or modify any of the obligations of each Company for indemnification and advancement of expenses in favor of each past and present holder of any Interest (including the ultimate beneficial owner or any Affiliate of an ultimate beneficial owner of interests), agent or other Representative, director, officer and manager of any Company (each, a “Company Indemnitee”) under the applicable Governing Documents of each Company (in effect as of the Execution Date), any indemnification agreements between any Company and any Company Indemnitee and any resolution of any Company or its managers or members in any manner that would adversely affect the rights thereunder of any such Company Indemnitee.

(a) The provisions of this Section 9.13 are intended to be for the benefit of, and will be enforceable by, each Company Indemnitee or insured Person, his or her heirs and his or her representatives and are in addition to, and not in substitution of, any other right to indemnification or contribution that any such Person may have by contract or otherwise. From the Closing Date until the six (6) year anniversary date of the Effective Time, in the event any Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case and as a condition precedent to such consolidation, merger or assignment, proper provisions shall be made so that the successors and assigns of such Company shall assume the obligations set forth in this Section 9.13.

9.14 Equitable and Other Remedies. Subject to Section 12.2, the Parties acknowledge and agree that the rights of each Party hereunder are special, unique and of extraordinary character, that the non-breaching Party or Parties would be irreparably and immediately harmed and would not have any adequate remedy at Law in the event that any provisions of this Agreement are not performed by the other Party or Parties or its or their Affiliates (as applicable) strictly in accordance with their respective terms or are otherwise breached, and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in each case, in accordance with the terms hereof. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either Party has an adequate remedy at Law or (b) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with, or as a condition to, obtaining any remedy referred to in this Section 9.14, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 9.14, THIS SECTION 9.14 SHALL ONLY APPLY TO THE COVENANTS AND AGREEMENTS OF THE PARTIES TO BE PERFORMED AFTER THE CLOSING, THE COVENANTS TO BE PERFORMED UNDER SECTIONS 3.4, 12.3 AND 13.9, AND THOSE SPECIFIC PERFORMANCE REMEDIES EXPRESSLY SET FORTH IN SECTION 12.2. Subject to Section 12.2, such remedy shall not be deemed to be the exclusive remedy for such breach of this Agreement but shall be in addition to all of the remedies at Law or in equity available to the non-breaching Party or Parties, subject, however, in each case, to Section 4.6.

9.15 Seller-Transferred Assets. Prior to the Scheduled Closing Date, Seller (at its sole cost and expense) shall cause, all Target Leases and Wells, Records, Personal Property, Field Offices, Vehicles, Seismic Data, and, as of the Closing Date, any unpaid Advanced JIB Receivables owned by Seller or its Affiliates (other than the Excluded Assets) to be conveyed to the Upstream Company (either the applicable asset or the lease rights thereto, as applicable), pursuant to the Contributed Assets Assignment, and all of such assets shall constitute “Assets” for all purposes of this Agreement.

9.16 Employee Matters.

(a) Offers of Employment.

(i) Seller shall allow Buyer or its Affiliate to interview the Business Employees at reasonable times promptly following the Execution Date. The Parties shall cooperate in good faith to facilitate the Business Employee evaluation, meeting, and offer process contemplated by this Section 9.16. Any meetings or interviews between Buyer or its Affiliate and the Business Employees shall be scheduled at times and places that are mutually agreed upon by Seller and Buyer, acting in good faith, with reasonable notice being provided by Buyer to Seller with respect to such times and places as Buyer proposes. Buyer or its Affiliate shall have no obligation to interview or make an offer of employment to any of the Business Employees. Following the Execution Date and prior to the applicable Hire Date, Seller shall inform Buyer of any Business Employee’s change in leave status and of any material disciplinary action taken with respect to any Business Employee. On or before October 31, 2018, Buyer or its Affiliate shall make offers to those Arkansas Business Employees of its choosing, and shall provide Seller, in writing, a list of those Arkansas Business Employees to whom Buyer or its Affiliate has made an offer of employment (collectively, the “Designated Arkansas Business Employees”). Such offers shall be for employment to be effective as of 12:01 a.m. on the Closing Date. Notwithstanding the foregoing, with respect to each Designated Arkansas Business Employee who is not actively employed due to an approved leave of absence as of immediately prior to the Closing Date (each, an “Inactive Designated Arkansas Business Employee”), such offers shall be (A) contingent on the circumstances being such that Seller or an Affiliate thereof would have been required to re-employ or continue to employ such Inactive Designated Arkansas Business Employee in accordance with its applicable policies, practices and procedures in effect on the date hereof, if the transactions contemplated by this Agreement had not occurred, and (B) for employment effective as of such date on which the applicable Inactive Designated Arkansas Business Employee returns from a leave of absence (so long as such return occurs within 90 days after the Closing Date or such later time as may be required by applicable Law). Buyer shall provide Seller, in writing, within ten (10) calendar days prior to the Closing Date, a list of those Designated Arkansas Business Employees who have accepted Buyer’s offer of employment and those Designated Arkansas Business Employees who have not successfully passed Buyer’s or its Affiliate’s applicable pre-employment screening requirements. Buyer shall update such list and provide such updated list to Seller on the day before the Closing and, if additional changes occur, on the Closing Date.

(ii) On or before October 31, 2018, Buyer or its Affiliates shall make all offers and shall provide Seller, in writing, a list of those Office Business Employees to whom Buyer or its Affiliate has made an offer of employment (collectively, the “Designated Office Business Employees” and, together with the Designated Arkansas Business Employees, the “Designated Business Employees”). Such offers shall be for employment to be effective as of 12:01 a.m. on the day immediately following the last day services are provided by the applicable Designated Office Business Employee pursuant to the Transition Services Agreement. Notwithstanding the foregoing, with respect to each Designated Office Business Employee who is not actively employed due to an approved leave of absence as of immediately prior to the Closing Date (each, an “Inactive Designated Office Business Employee”), such offers shall be (A) contingent on the circumstances being such that Seller or an Affiliate thereof would have been required to re-employ or continue to employ such Inactive Designated Office

Business Employee in accordance with its applicable policies, practices and procedures in effect on the date hereof, if the transactions contemplated by this Agreement had not occurred, and (B) for employment effective as of such date on which the applicable Inactive Designated Office Business Employee returns from a leave of absence (so long as such return occurs within 90 days after the last day services are provided by the applicable Designated Office Business Employee pursuant to the Transition Services Agreement or such later time as may be required by applicable Law). Buyer shall provide Seller, in writing, ten (10) calendar days prior to the Closing Date, a list of those Designated Office Business Employees who have accepted Buyer’s or its Affiliate’s offer of employment and those Designated Office Business Employees who have not successfully passed Buyer’s or its Affiliate’s applicable pre-employment screening requirements. Buyer shall update such list and provide such updated list to Seller on the day before the Closing and on the Closing Date, and shall thereafter promptly inform Seller of any updates to such list before the last day services are provided pursuant to the Transition Services Agreement.

(iii) Each Designated Business Employee who accepts an offer of employment from Buyer or its Affiliate, passes Buyer’s or its Affiliate’s applicable pre-employment screening requirements, and assumes employment with Buyer or its Affiliate is referred to herein as a “Transferred Employee.” The date of a Transferred Employee’s commencement of employment with Buyer or its Affiliate is referred to herein as his or her “Hire Date.” Effective as of 12:01 a.m. on the applicable Hire Date, Seller or an Affiliate thereof shall terminate the employment of the applicable Transferred Employee and each such Transferred Employee shall cease all active participation in and accrual of benefits under the Seller Benefit Plans. Nothing herein shall be construed as a representation or guarantee by Seller that any particular Designated Business Employee shall accept Buyer’s or its Affiliate’s offer of employment or shall continue in employment with Buyer or its Affiliates following the Closing.

(iv) All offers of employment by Buyer or its Affiliate to the Designated Business Employees shall be subject to and conditioned upon the occurrence of the Closing and the satisfaction of Buyer’s or its applicable Affiliate’s applicable pre-employment screening processes and made on terms and conditions sufficient to meet the requirements of this Section 9.16. Seller shall provide Buyer or its designated Affiliates three calendar years of bonus history for the Designated Business Employees.

(v) Seller and Buyer intend that the transactions contemplated by this Agreement, including the transfers of employment, shall not constitute a severance or termination of employment of any Transferred Employee prior to or upon the applicable Hire Date for purposes of any severance or termination benefit plan, program, policy, agreement or arrangement of Seller or any Affiliate thereof, and that Transferred Employees shall have continuous and uninterrupted employment immediately before and immediately after the applicable Hire Date.

(b) Comparability. With respect to each Transferred Employee, for the one-year period commencing on his or her applicable Hire Date and ending on the first anniversary of his or her applicable Hire Date, Buyer or its Affiliate shall provide each Transferred Employee with (i) a base salary or hourly base wage, as applicable, and target annual bonus opportunity that are not less than such Transferred Employee’s base salary or hourly base wage, as applicable, and target annual bonus opportunity provided by Seller or its Affiliate immediately prior to the Execution Date, (ii) employee benefits under each employee benefit plan, program or arrangement established or maintained by Buyer or its Affiliate (each, a “Buyer Benefit Plan”) that are no less favorable than the employee benefits provided to Buyer’s or its Affiliates’ similarly situated employees as of such Transferred Employee’s Hire Date and (iii) severance eligibility and other potential separation benefits (other than out placement services) that are no less favorable than the severance and other separation benefits provided by Seller or its Affiliates immediately prior to the Execution Date, which severance and other separation benefits are described in the Employee Notification.

(c) Severance Liabilities.

(i) With respect to each Business Employee that does not become a Designated Business Employee and each Designated Business Employee that does not accept an offer of employment from Buyer or its Affiliate made pursuant to this Section 9.16 (each, a “Non-Continuing Business Employee”), Seller shall be solely responsible for, and shall indemnify and hold harmless Buyer and its Affiliates from, all Liabilities that may result in respect of claims for severance or other separation benefits (whether statutory, contractual or common law) or other legally mandated payment obligations (including claims for wrongful dismissal, notice of termination of employment or pay in lieu of notice) with respect to each Non-Continuing Business Employee, together with the employer-paid portion of any employment or payroll taxes related thereto, arising out of, relating to or in connection with (i) Buyer’s or its Affiliates’ failure to offer employment to or continue the employment of any Non-Continuing Business Employee or (ii) the termination of employment of any Non-Continuing Business Employee; provided, however, that in the event that Buyer or any of its Affiliates breaches Section 9.16(m), Buyer shall promptly reimburse Seller for any and all Liabilities incurred by Seller and its Affiliates, if any, arising out of or with respect to the termination by Seller or its Affiliates of any Business Employee with respect to whom such breach has occurred (including any severance and other separation benefits paid by Seller or its Affiliates to such Business Employee, together with the employer-paid portion of any employment or payroll taxes related thereto). In furtherance of the foregoing, Buyer shall, within ten (10) days thereof, notify Seller of the hiring by Buyer or its Affiliates of any such Business Employee during the applicable period set forth in Section 9.16(m).

(ii) Buyer or its Affiliate shall be solely responsible for, and shall indemnify and hold harmless Seller from, all Liabilities that may result in respect of claims for severance or other separation benefits (whether statutory, contractual or common law) or other legally mandated payment obligations (including claims for wrongful dismissal, notice of termination of employment or pay in lieu of notice) with respect to each Transferred Employee, together with the employer-paid portion of any employment or payroll taxes related thereto, in each respect arising out of, relating to or in connection with Buyer’s or its Affiliate’s termination of employment of such Transferred Employee after his or her applicable Hire Date.

(d) Service Credit. From and after the applicable Hire Date of each Transferred Employee, Buyer or its Affiliate shall give or cause to be given to each Transferred Employee full credit for all purposes (including for purposes of eligibility to participate or receive benefits, vesting, benefit accrual, level of benefits and early retirement subsidies and including for purposes of severance, vacation/paid time off, layoff and similar benefits and for any purposes as may be required under applicable Law), other than for benefit accrual purposes under any defined benefit pension plan or vesting under any equity or incentive compensation plan or arrangement, under each employee benefit plan, program or arrangement established or maintained by Buyer or its Affiliate under which Transferred Employees are eligible to participate on or after the applicable Hire Date for service accrued or deemed accrued on or prior to the applicable Hire Date with Seller or any Affiliate thereof to the same extent that such credit was recognized by Seller or an Affiliate thereof under comparable Seller Benefit Plans immediately prior to the applicable Hire Date; provided, however, that such credit need not be provided to the extent that such credit would result in any duplication of benefits for the same period of service.

(e) Pre-Existing Conditions/Copayment Credit. With respect to each welfare benefit plan, program or arrangement maintained, sponsored or contributed to by Buyer or its Affiliates after the applicable Hire Date (collectively, the “Buyer Welfare Benefit Plans”) in which any Transferred Employee or spouse or dependent thereof may be eligible to participate on or after the applicable Hire Date, Buyer or its Affiliate shall (i) waive, or cause its Affiliates or insurance carrier to waive, all limitations as to preexisting conditions, actively-at-work requirements, exclusions and waiting periods, if any, with respect to participation and coverage requirements applicable to each Transferred Employee or spouse or dependent thereof, and any other restrictions that would prevent immediate or full participation by such Transferred Employee or spouse or dependent thereof, under such Buyer Welfare Benefit Plan, to the same extent satisfied or waived under a comparable Seller Benefit Plan, and (ii) provide or cause its Affiliates to provide full credit to each Transferred Employee or spouse or dependent thereof for any co-payments, deductibles, out-of-pocket expenses and for any lifetime maximums paid by such Transferred Employee or spouse or dependent thereof under the comparable Seller Benefit Plan during the relevant plan year up to and including the applicable Hire Date as if such amounts had been paid under such Buyer Welfare Benefit Plan.

(f) 401(k) Plan.

(i) If Buyer or its Affiliate shall have in effect at the Closing Date one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer 401(k) Plan”), each Transferred Employee participating in a Seller Benefit Plan that is a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (a “Seller 401(k) Plan”) immediately prior to the applicable Hire Date shall become eligible to participate in the corresponding Buyer 401(k) Plan as of the applicable Hire Date, and each Transferred Employee who would have become eligible to participate in the Seller 401(k) Plan shall become eligible to participate in the Buyer 401(k) Plan no later than such time as he or she would have become eligible to participate in the Seller 401(k) Plan.

(ii) Buyer or its Affiliate shall take all steps necessary to permit each Transferred Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the Seller 401(k) Plan to roll over such eligible rollover distribution, including any associated loans, as part of a lump sum cash distribution into an account(s) under the Buyer 401(k) Plan.

(g) Vacation. For purposes of determining the number of vacation or annual leave days to which each Transferred Employee shall be entitled following his or her Hire Date, Buyer or its Affiliate shall assume and honor all vacation or annual leave days accrued or earned with Seller or its Affiliate but not yet taken by such Transferred Employee (and for which such Transferred Employee was not paid by Seller or its Affiliate) as of his or her Hire Date. To the extent that a Transferred Employee is entitled under any applicable Law or any policy of Seller or an Affiliate thereof to be paid for any vacation or annual leave days accrued or earned but not yet taken by such Transferred Employee as of his or her Hire Date, and such Transferred Employee does not elect to transfer such vacation or annual leave days accrued or earned but not yet taken to his or her employment with Buyer or its Affiliate, then Seller shall discharge the liability for such vacation or annual leave days.

(h) WARN Act and Other Notices. Buyer shall not take any action during the 90-day period following the Closing with respect to the Transferred Employees that would give rise to a “plant closing” or “mass layoff” under the WARN Act, whether standing alone or when aggregated with applicable pre-Closing “employment losses” (as defined under the WARN Act). Buyer agrees to provide, or to cause its Affiliates to provide, any required notice under the WARN Act and to otherwise comply with the WARN Act with respect to any “plant closing” or “mass layoff” or similar event affecting Transferred Employees (including as a result of the consummation of the transactions contemplated by this Agreement) and occurring on or after the Closing Date. Buyer shall assume liability for, and fully indemnify and hold harmless Seller and its Affiliates with respect to, any Liability incurred by Seller or any of its Affiliates pursuant to the WARN Act in connection with any Business Employee, to the extent such liability arises from actions of Buyer or any of its Affiliates on or after the Closing, including with respect to the actions described in the immediately preceding sentences. For the avoidance of doubt, Buyer’s agreement herein to assume Liability for, and to fully indemnify and hold harmless Seller and its Affiliates with respect to, any Liability incurred by Seller or any of its Affiliates pursuant to the Warn Act shall also apply to any Liability arising under the WARN Act due to any Business Employee’s termination or other employment loss resulting from the Buyer’s or its Affiliates’ failure to offer employment to such Business Employee.

(i) Employment Liabilities. Except as otherwise specifically provided in this Agreement, Seller shall retain responsibility for (i) all employment and employee benefits-related Liabilities that relate to the Business Employees (or any dependent or beneficiary of any Business Employee) under any Seller Benefit Plan or that arise with respect to the Business Employees as a result of an event or events that occurred prior to 12:01 a.m. on the applicable Hire Date of each such Business Employee, and (ii) any Liability that is or may be imposed on Midstream Company or Upstream Company due to such entity’s status as a current or former ERISA Affiliate of Seller. Effective as of 12:01 a.m. on the applicable Hire Date, Buyer or its Affiliate shall assume and be solely responsible for all employment and employee benefits-related Liabilities that relate to the Transferred Employees (or any dependent or beneficiary of any Transferred Employee) that arise as a result of an event or events that occurred on or after 12:01 a.m. on the applicable Hire Date.

(j) Employment Tax Reporting Responsibility. Seller and Buyer hereby agree to follow the standard procedure for employment tax withholding as provided in Section 4 of Rev. Proc. 2004-53, I.R.B. 2004-35. Accordingly, Seller or an Affiliate thereof shall have employment tax reporting responsibilities for the wages and other compensation it pays to Business Employees and Buyer shall have employment tax reporting responsibilities for the wages and other compensation it pays to Transferred Employees.

(k) Bonus for Year of Hire Date. Without limiting any other requirement set forth in this Section 9.16, Buyer or one of its Affiliates shall pay to each Transferred Employee who remains employed with Buyer or one of its Affiliates through December 31 of the calendar year in which such Transferred Employee’s Hire Date occurs, a prorated portion of such Transferred Employee’s annual cash bonus for such calendar year equal to (i) the target annual cash bonus opportunity for such Transferred Employee in effect with respect to the such calendar year under the applicable annual cash bonus program maintained by Seller or one of its Affiliates multiplied by (ii) a fraction, the numerator of which is the number of days in such calendar year from the applicable Hire Date through December 31 of such calendar year, and the denominator of which is 365 (such product of the foregoing clauses (i) and (ii), the “Prorated Bonus”). Seller or its Affiliates shall be responsible for any portion of the annual bonus payments made to the Transferred Employees for the calendar year in which the applicable Hire Date occurs in excess of the Prorated Bonus amounts, including the portion of the annual bonuses that relates to the portion of such calendar year up to and including the Hire Date (such amounts, the “Seller Bonuses” and, together with the Prorated Bonuses, the “Annual Bonuses”), and Seller shall reimburse Buyer or its designated Affiliate for such Seller Bonuses within 30 days of the date that such bonuses are paid to the Transferred Employees, in each case, provided that such Seller Bonuses are determined in a manner consistent with the annual bonus program maintained by Seller or its Affiliates for such Transferred Employee immediately prior to such Transferred Employee’s Hire Date. Buyer or its Affiliate shall pay the Annual Bonuses to the Transferred Employees no later than the time Seller or its Affiliate would have made such annual bonus payments to the Transferred Employees had such employees remained employed by Seller or its Affiliates but in no event later than March 15 of the calendar year following the calendar year in which the Hire Date occurs.

(l) No Third-Party Beneficiaries; No Guarantee of Employment. Notwithstanding anything in this Section 9.16 to the contrary, nothing contained herein, whether express or implied, shall be treated as an establishment, amendment or other modification of any Seller Benefit Plan or any employee benefit plan of Buyer or any of its Affiliates, or shall limit the right of Buyer or any of its Affiliates to amend, terminate or otherwise modify any Seller Benefit Plan or other employee benefit plan following the Closing Date. Seller and Buyer acknowledge and agree that all provisions contained in this Section 9.16 are included for their sole benefit, and that nothing in this Section 9.16, whether express or implied, shall create any third party beneficiary or other rights: (i) in any other Person, including any Business Employee, any participant in any Seller Benefit Plan or employee benefit plan of Buyer or any of its Affiliates, or any dependent or beneficiary thereof, or (ii) to continued employment with Buyer or any of its Affiliates or to any particular term or condition of employment.

(m) Non-Solicit. Buyer agrees that it will not, and it will cause the Companies not to, solicit for employment any Non-Continuing Business Employee for a period of one (1) year after the Closing Date without the prior written consent of the Seller except through advertisements of general circulation that are not specifically directed at such individuals.

9.17 Consents. If any Consent is not obtained prior to the Closing, Seller shall, subsequent to the Closing, reasonably cooperate with Buyer and such Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

(a) With respect to each Consent set forth in any of the Schedules to this Agreement, Seller, within five (5) Business Days after the Execution Date, shall prepare and send, on forms reasonably satisfactory to Buyer, to the holder of each such Consent, including those set forth on Schedule 7.10, a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated by this Agreement. Seller shall use commercially reasonable efforts to cause any such Consents required to be obtained and delivered prior to Closing; provided that, Seller shall not be required to pay any amounts or incur any liabilities in connection with obtaining any such Consents. If Buyer or Seller discovers any Consent following the date hereof that is not set forth in any Schedule, Seller shall, (i) on or before the fifth (5th) Business Day after the date Seller becomes aware of such Consent, shall send to the holder of such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated by this Agreement and (ii) otherwise comply with such Consents in accordance with this Section 9.17.

(b) If Seller fails to obtain a Consent prior to the Closing and such Consent is a Hard Consent, then (A) Seller shall cause the applicable Company to convey the Assets subject to such Hard Consent to Seller or its designee (whether by assignment or dividend) in such reasonable manner as the Parties shall mutually determine, (B) such Asset(s) shall be characterized as Excluded Assets hereunder and (C) the Purchase Price shall be reduced at Closing by the Allocated Value, if any, of such Asset(s) (or portion thereof) so excluded. In the event that a Hard Consent

(with respect to an Asset for which there is a Purchase Price reduction pursuant to this Section 9.17(b)) that was not obtained prior to the Closing is obtained within one-hundred eighty (180 days) following the Closing, then, within ten (10) days after such Hard Consent is obtained, Buyer shall pay to Seller the amount by which the Purchase Price was reduced (and as otherwise adjusted herein) at the Closing with respect to the Asset (or portion thereof) so excluded, and Seller shall cause the execution and delivery of a conveyance transferring such affected Asset back to the applicable Company designated by Buyer.

9.18 FCC Filings. Each Party shall prepare, as soon as is practical following the Execution Date, any necessary filings in connection with the transactions contemplated by this Agreement that may be reasonably required or requested by any Governmental Authority under applicable Laws or a Party hereunder to be filed by such Party with the Federal Communications Commission with respect to transfer of the FCC Licenses. Any fees associated with the transfer of the FCC Licenses or payable to the Federal Communications Commission with respect to the transactions contemplated under this Agreement or the Transaction Documents shall be the sole responsibility of Buyer, and Buyer shall reimburse Seller for any such fees incurred by Seller or its Affiliates. The Parties shall promptly furnish each other with copies of any notices, correspondence or other written communication from the Federal Communications Commission, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate.

9.19 Financing; Cooperation. Seller acknowledges that Buyer may obtain debt financing (the “Financing”) to finance a portion of the Purchase Price. Buyer confirms that, subject to the completion of the Marketing Period, it is not a condition to Closing or any of its other obligations under this Agreement that Buyer obtain the Financing (or any other financing) for or in connection with the transaction contemplated by this Agreement. Prior to the Closing (or until the earlier termination of this Agreement in accordance the terms hereof), Seller shall provide, and shall use its commercially reasonable efforts to cause its Affiliates and its and their Representatives to provide, Buyer such reasonable cooperation as may be reasonably requested by Buyer with respect to the Financing, including (a) providing information reasonably requested by Buyer for its preparation of materials (including pro forma financial information) for bank information memoranda, marketing materials, and similar documents; (b) providing reasonable assistance to Buyer in preparing (i) a description of the Assets and “Management’s Discussion and Analysis” with respect to the Assets, (ii) the pro forma financial information and (iii) any other relevant section of any offering documents, in each case to the extent necessary in connection with any offering documents in respect of the Financing; (c) obtaining and providing customary reserve engineers’ and/or accountants’ comfort letters and consents; (d) furnishing Buyer and its Financing Sources with the Required Information as soon as reasonably practicable after request thereof by Buyer and taking into account the expected timing of the Marketing Period; (e) furnishing prior to the Closing Date, upon Buyer’s prior written request at least five (5) Business Days prior to the Closing Date, all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001; and (f) facilitating Buyer’s preparation of the documentation necessary to pledge and mortgage the Assets that will be collateral under the Financing; provided, that, (i) none of the documents shall be executed and/or delivered except in connection with, or contingent upon, the Closing, (ii) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and (iii) no liability shall be imposed on Seller or any Affiliate thereof or any of their respective officers or employees involved. In respect of Seller’s cooperation as set forth in this Section 9.19, in no event shall Seller or any Affiliate of Seller be required to pay any commitment or other fee or incur any other cost, expense, or liability in connection with the Financing that is not covered by the following indemnity (unless promptly reimbursed in accordance with this Section 9.19), and provided, further, that nothing herein will require such cooperation to the extent it unreasonably interferes with the business or operations of Seller or its Affiliates.

9.20 Termination of Intercompany Agreements and Intercompany Accounts. Except with respect to the Excluded Arrangements, prior to the Closing, Seller shall, and shall cause the Companies to, (i) pay, settle or discharge all account balances owed from any Company to any Related Party and (ii) terminate all Contracts between or among any Company, on the one hand, and any Related Party, on the other hand (and any Intercompany Agreement), in each case without any continuing Liability of any Company thereunder; provided that Seller shall notify Buyer in writing prior to terminating any such Contract not set forth on Schedule 7.34 and shall not terminate any such Contract until directed to do so by Buyer. Prior to the Closing, Seller shall deliver to Buyer written evidence reasonably satisfactory to Buyer of each such termination. For purposes of this Agreement, “Excluded Arrangements” means (i) any employment, severance or other similar arrangements with directors, officers or employees of the Companies (including, for the avoidance of doubt, any invention and non-disclosure, restrictive covenant or similar agreements), (ii) compensation for services performed by a Related Party as director, officer or employee of the Companies and amounts reimbursable for routine travel and other business expenses in the ordinary course of business consistent with past practices, (iii) the Transaction Documents, (iv) customer agreements entered into on arm’s-length terms in the ordinary course of business consistent with past practice and (v) the Contracts set forth on Schedule 9.20. At least three Business Days before Closing, Seller shall prepare and deliver to Buyer a statement setting out in reasonable detail the calculation of the Intercompany Account Balances, and, to the extent requested by Buyer, provide Buyer with supporting documentation to verify the underlying intercompany charges and transactions and such balances. All such Intercompany Account Balances shall be settled in full in cash and eliminated prior to Closing.

9.21 Confidentiality.

(a) From the Execution Date until the Closing Date, each Party shall keep confidential the Confidential Information in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing, nothing in this Section 9.21 shall restrict disclosures by any Party to the extent necessary to comply with such Party’s obligations under this Agreement. If the Closing occurs, then Buyer shall no longer be subject to the Confidentiality Agreement in so far as pertaining to Confidential Information pertaining to the Companies, the Assets or the Business.

(b) From the Closing Date and until two (2) years following the Closing Date, Seller shall keep, to the extent permitted by applicable Law, confidential the Confidential Information, except for (i) such Confidential Information (A) that becomes, through no violation of the provisions of this Section 9.21 by Seller or any of its Affiliates or its and their respective members, managers, officers, employees, agents and representatives, part of the public domain by publication or otherwise, (B) which is obtained by Seller or any of its Affiliates from a source that is not known to it to be prohibited from disclosing such Confidential Information to such Person by an obligation of confidentiality to another Party, (C) which is developed independently by Seller or its Affiliates without use of the Confidential Information or (D) as reasonably necessary in order to consummate the transactions contemplated hereunder and under the other Transaction Documents or (ii) disclosures of Confidential Information (1) in the course of any litigation, mediation or arbitration proceedings involving Seller or its Affiliates, (2) as required by any applicable Law (including any subpoena, interrogatory, or other similar requirement for such information to be disclosed) or the rules of any applicable national stock exchange, (3) to Governmental Authorities or any Third Party holding preferential rights to purchase, Consents, liens, Tag-Alongs, Drag-Alongs or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights, or seek such lien releases, Consents, Tag-Alongs or Drag-Alongs, (4) to any Affiliates of Seller, or (5) in connection with presentations to or communications with investors or potential investors. In any such circumstance outlined in clause (ii)(1) above, Seller will promptly give Buyer written notice of such required disclosure and disclose only that portion of the Confidential Information as Seller is advised by counsel that it is reasonably required to disclose and will exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

9.22 [Intentionally Omitted.]

9.23 Hedging Matters(a) . Each Party agrees to perform all the obligations set forth for it in Schedule 9.23 with respect to certain hedging matters.

9.24 Seller Indebtedness. Seller shall negotiate and obtain (and deliver fully executed and where applicable acknowledged originals) on or prior to the Closing, in customary form and substance for transactions of this nature, releases of all liens burdening the Interests and/or the Assets securing Indebtedness of Seller, the Companies or any of their Affiliates, which shall include (a) authorization to release or evidence of the release of any liens burdening the Interests and/or the Assets securing such Indebtedness and (b) authorization to file or evidence of the filing of UCC-3 termination statements or other instruments or agreements in all applicable jurisdictions to evidence the release of all liens securing such Indebtedness that burdens any of the Interests and/or the Securities of any Company or any Assets.

9.25 Audits and Filings.

(a) For a period of twenty four months from and after the Closing Date, Seller shall, and shall use commercially reasonable efforts to cause its Affiliates and their respective Representatives to, cooperate with Buyer, its Affiliates and their respective Representatives in connection with compliance with Buyer’s or its applicable Affiliates’ Tax, financial, or other reporting requirements and audits, including (i) any filings with any Governmental Authority and (ii) any filings that may be required by the United States Securities and Exchange Commission (the “SEC”), under Securities Laws applicable to Buyer or its Affiliates, including the filing by Buyer or its Affiliates with the SEC of one or more registration statements to register any securities of Buyer or its Affiliates under the 1933 Act or of any report required to be filed by Buyer under the Securities Exchange Act of 1934 (together with the 1933 Act and the rules and regulations promulgated under such acts, the “Securities Laws”) (collectively, the “Filings”). Further, for a period of twenty four months from and after the Execution Date, Seller shall, and shall use commercially reasonable efforts to cause its Affiliates to, make available to Buyer, its Affiliates and their respective Representatives, any and all books, records, information and documents in Seller’s or its Affiliates’ possession or control that relate to the assets of either Company or the Business, that are reasonably required by Buyer, its Affiliates or their respective Representatives to prepare financial statements that meet the requirements of Regulation S-X under the Securities Act in connection with any Filing, along with any documentation attributable to the assets of either Company or the Business required to complete any audit associated with such financial statements.

(b) Without limiting the generality of Section 9.25(a), for a period of twenty four months from and after the Closing Date, Seller shall, and shall use commercially reasonable efforts to cause its Affiliates to, reasonably cooperate with the independent auditors chosen by Buyer (the “Buyer’s Auditor”) in connection with any audit by the Buyer’s Auditor of any financial statements of any Company or of Seller that Buyer or any of its Affiliates requires to comply with the requirements of the Securities Laws. Such cooperation will include (but is not limited to): (i) upon written request, reasonable access during business hours to Seller’s officers, managers, employees, agents and other Representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements as may be required by the Buyer’s Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements; (ii) delivery of one or more customary representation letters from Seller to the Buyer’s Auditor that are reasonably requested by Buyer to allow such auditors to complete an audit (or review of any financial statements), and to issue an opinion acceptable to Buyer’s Auditor with respect to an audit or review of those financial records required pursuant to this Section 9.25(b); and (iii) using commercially reasonable efforts to obtain the consent of the independent auditor of Seller that conducted any audit of such financial statements to be named as an expert in any report filed by Buyer with the SEC. Buyer will reimburse Seller, for any reasonable and documented out-of-pocket costs incurred by Seller or its Affiliates in complying with the provisions of this Section 9.25(b).

(c) Without limiting the generality of Section 9.24(a), for a period of two (2) years following the Closing, Seller shall, and shall cause its Affiliates to, retain all books, records, information and documents in its or its Affiliates’ possession that are necessary to prepare and audit financial statements with respect to the assets of either Company or the Business, except to the extent originals or copies thereof are transferred to Buyer in connection with Closing.

(d) Notwithstanding anything to the contrary herein, it is understood and agreed that (1) Seller’s obligations pursuant to Section 9.19 and this Section 9.25 shall not require Seller or any of its Affiliates to agree to any contractual obligation that would subject Seller or its Affiliates to any Liabilities; (2) Seller’s obligations pursuant to Section 9.19 and this Section 9.25 shall be at Buyer’s sole cost and expense, and Buyer shall promptly reimburse Seller for all documented, reasonable and out-of-pocket Third Party costs (other than costs payable to employees of Seller or its Affiliates) incurred by Seller or its Affiliates in connection with the performance of the obligations in Section 9.19 and this Section 9.25; and (3) Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective directors, officers, employees and agents from and against any and all Losses by any such Persons suffered or incurred in connection with any activities pursuant to Section 9.19 and Section this 9.25, the preparation of any financial statements or any information of Seller or its Affiliates utilized in connection with any such financial statements.

9.26 MDQ Claims. With respect to any payment obligations under certain of the Firm Transportation Agreements on account of failure to transport minimum contracted quantities as provided in such agreements, the Parties agree to allocate such payment obligations between the Parties in accordance with the provisions of Schedule 9.26.

9.27 Non-Negotiation. From and after the Execution Date until the Closing Date (or earlier termination of this Agreement in accordance with its terms), Seller shall not, and Seller shall cause each of the Companies and all of their Affiliates and each such Person’s respective directors, officers, employees or owners (and will instruct its advisors and representatives), not to, (a) directly or indirectly solicit, entertain or encourage inquiries or proposals or participate or engage in any negotiations or discussions with Third Parties concerning an acquisition or purchase of all or substantially all of the Interests or all or substantially all of the Assets (including through the sale of any equity interests, a merger transaction or other business combination that would effectively transfer the Interests or the Assets to a Third Party, in whole or in part) (an “Alternate Transaction”), or (b) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle or other agreement constituting or directly related to, or which is reasonably likely to lead to, an Alternate Transaction or any proposal for an Alternate Transaction.

ARTICLE 10

CONDITIONS PRECEDENT TO CLOSING

10.1 Conditions Precedent to Seller’s Obligation to Close. The obligations of Seller to consummate the purchase and sale of the Interests are subject to the satisfaction (or waiver in writing by Seller) on or prior to Closing of each of the following conditions precedent:

(a) Each of the Fundamental Representations of Buyer shall be true and correct in all respects (except for de minimis inaccuracies) as of the Execution Date and as of the Closing Date as though such representations and warranties were made on the Closing Date (except to the extent that such representations and warranties are made as of another specified date, in which case such representations and warranties shall be true and correct in all respects (except for de minimis inaccuracies) as of such specified date);

(b) All other representations and warranties of Buyer set out in Article 8. shall be true and correct in all respects (without giving effect to any qualifiers as to materiality or material adverse effect) as of the Execution Date and as of the Closing Date as though such representations and warranties were made on the Closing Date (except to the extent that such representations and warranties are made as of another specified date, in which case such representations and warranties shall be true and correct in all respects as of such specified date) except for those breaches, if any, of such representations and warranties that in the aggregate are not likely to have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or the Transaction Documents to which it is or will be a party or perform its obligations hereunder or thereunder;

(c) Buyer shall have performed or complied, in all material respects, with all obligations, agreements and covenants contained in this Agreement as to which such performance or compliance is required by Buyer, taken as a whole, on or prior to the Closing Date;

(d) No (i) material Legal Proceeding instituted by a Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal the transactions contemplated to occur at the Closing and (ii) order, award or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, prohibit, enjoin or declare illegal the transactions contemplated to occur at the Closing;

(e) The sum of (i) the aggregate amount of all valid Title Defect Amounts as to all Title Defects validly claimed by Buyer, plus (ii) the aggregate amount of all Remediation Amounts as to all valid Environmental Defects validly claimed by Buyer, plus (iii) the aggregate amount of all Casualty Loss Amounts with respect to Casualty Losses, plus (iv) the aggregate Allocated Values of all Assets excluded from the Closing due to outstanding Hard Consents, shall be less than 15% of the unadjusted Purchase Price;

(f) If applicable, (i) the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, (ii) notice of early termination shall have been received or (iii) a consent order shall have been issued (in form and substance satisfactory to Seller) by or from applicable Governmental Authorities;

(g) Buyer shall (i) have delivered, or (ii) be ready, willing and able to deliver to Seller at the Closing the documents and amounts described in Section 11.3;

(h) Buyer shall (i) have delivered, or (ii) be ready, willing and able to deliver to Seller at the Closing, a certificate executed by an authorized Person of Buyer, certifying on behalf of Buyer that the conditions set forth in Section 10.1(a), Section 10.1(b) and Section 10.1(c) have been fulfilled by Buyer; and

(i) FERC shall have granted the FERC Waivers to facilitate the transfer from Seller, the Companies and their Affiliates to Buyer or its designated Affiliate of the Firm Transportation Agreements.

10.2 Conditions Precedent to Buyer’s Obligation to Close. The obligations of Buyer to consummate the purchase and sale of the Interests, are subject to the satisfaction (or waiver in writing by Buyer) on or prior to Closing of each of the following conditions precedent:

(a) Each of the Fundamental Representations of Seller shall be true and correct in all respects (except for de minimis inaccuracies) as of the Execution Date and as of the Closing Date;

(b) All other representations and warranties of Seller set out in Article 6 and Article 7 shall be true and correct in all respects (without giving effect to any qualifiers as to materiality, Seller Material Adverse Effect, Company Material Adverse Effect or material adverse effect) as of the Execution Date and as of the Closing Date as though such representations and warranties were made at such time (except to the extent that such representations and warranties are made as of another specified date, in which case such representations and warranties shall be true and correct in all respects as of such specified date), except for those breaches, if any, of such representations and warranties that are not, in the aggregate, likely have a Seller Material Adverse Effect or Company Material Adverse Effect;

(c) Seller shall have performed or complied, in all material respects, with all obligations, agreements and covenants contained in this Agreement as to which such performance or compliance is required by Seller, taken as a whole, on or prior to the Closing Date;

(d) No (i) material Legal Proceeding instituted by a Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal the transactions contemplated to occur at the Closing and (ii) order, award or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, prohibit, enjoin or declare illegal the transactions contemplated to occur at the Closing;

(e) The sum of (i) the aggregate amount of all valid Title Defect Amounts as to all Title Defects validly claimed by Buyer, plus (ii) the aggregate amount of all Remediation Amounts as to all valid Environmental Defects validly claimed by Buyer, plus (iii) the aggregate amount of all Casualty Loss Amounts with respect to Casualty Losses, plus (iv) the aggregate Allocated Values of all Assets excluded from the Closing due to outstanding Hard Consents, shall be less than 15% of the unadjusted Purchase Price;

(f) If applicable, (i) the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, (ii) notice of early termination shall have been received or (iii) a consent order shall have been issued (in form and substance satisfactory to Seller) by or from applicable Governmental Authorities;

(g) Seller shall (i) have delivered, or (ii) be ready, willing and able to deliver to Buyer at the Closing, the documents described in Section 11.2;

(h) Seller shall (i) have delivered, or (ii) be ready, willing and able to deliver to Buyer at the Closing, a certificate executed by an authorized Person of Seller, certifying on behalf of Seller that the conditions set forth in Section 10.2(a), Section 10.2(b) and Section 10.2(c) have been fulfilled by Seller; and

(i) FERC shall have granted the FERC Waivers to facilitate the transfer from Seller, the Companies and their Affiliates to Buyer or its designated Affiliate of the Firm Transportation Agreements.

ARTICLE 11

THE CLOSING

11.1 Closing.

(a) Subject to the conditions stated in this Agreement, Closing shall take place at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002 on December 1, 2018 (the “Scheduled Closing Date”); provided that if the conditions to Closing in

Article 10 have not yet been satisfied or waived in writing by the applicable Party by such date, then, subject to the provisions of Article 12, the Closing shall occur as soon thereafter as such conditions have been satisfied or waived or such other date as Buyer and Seller may agree upon in writing, but in any event, no later than the sixth Business Day thereafter; provided, further, that in no event shall Buyer be obligated to consummate the Closing if the Marketing Period has not ended prior to the time that the Closing would otherwise have occurred, in which case the Closing shall not occur until the earlier to occur of (a) a date before or during the Marketing Period specified by Buyer on three (3) Business Days’ prior written notice to Seller and (b) the first (1st) Business Day immediately following the final day of the Marketing Period; provided, further, that if the Marketing Period has ended and such date in clause (a) would cause the Closing to occur after the Outside Termination Date, the Closing shall for purposes of this clause (a) occur on the Outside Termination Date.

11.2 Seller Deliverables. At Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Buyer of its obligations pursuant to Section 11.3, Seller shall execute, where applicable, and deliver (or cause to be delivered) to Buyer, unless waived in writing by Buyer, among other things, the following:

(a) the Membership Interest Assignment executed by an authorized Person of Seller;

(b) Where Seller or its Affiliate (other than a Company) is the operator of any Asset or Well, (i) designation of operator forms or any other forms or filing required by any Governmental Authority with respect to the Assets and Wells and (ii) resignation of operator notices with respect to each operating agreement or similar agreement pursuant to which Seller or its Affiliate (other than a Company) is designated or appointed as operator thereunder, in each case, duly executed by Seller (or such Affiliate), designating the Company designated by Buyer (or Buyer’s designee) as operator of such Wells;

(c) the Non-Foreign Certificate executed by an authorized Person of Seller;

(d) the Preliminary Settlement Statement executed by an authorized Person of Seller;

(e) resignations of, and releases from, each of the individuals who serves as an officer or manager of either company in his or her capacity as such;

(f) the Transition Services Agreement executed by an authorized Person of Seller;

(g) the Company Release executed by an authorized Person of Seller;

(h) the Seller Release executed by an authorized Person of Seller;

(i) the Termination Agreement executed by an authorized Person of Seller;

(j) the certificate of Seller contemplated in Section 10.2(h);

(k) joint written instructions to the Escrow Agent, duly executed by Seller for the delivery of the Deposit to Seller via a wire transfer in same day funds;

(l) an assignment and assumption agreement with respect to the Retained Liabilities described in clauses (g), (h), (i) and (k) of the definition thereof, in the form attached hereto as Exhibit J, duly executed by the Companies and Seller or Seller’s applicable designee(s);

(m) a Novation Instrument for each Hedge Contract as required pursuant to Schedule 9.23 executed by an authorized Person of Seller or its applicable Affiliate;

(n) all corporate minute books and related corporate records of each company and any Company seals;

(o) a joint defense agreement in a form to be mutually agreed by the Parties in good faith (the “Joint Defense Agreement”);

(p) Sellers shall deliver those consents, bank signatory cards or other approvals necessary in order to (i) permit any Persons specified by Buyer in writing to the Seller not later than five days prior to Closing to control, immediately following the Closing, the Transferred Escrow Accounts; and

(q) such other instruments and agreements reasonably requested by Buyer from Seller that are necessary or appropriate to comply with Seller’s obligations under this Agreement.

11.3 Buyer Deliverables. At Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 11.2, Buyer shall execute, where applicable, and deliver (or cause to be delivered) to Seller, unless waived in writing by Seller, among other things, the following:

(a) an amount equal to (i) the lesser of (A) the Adjusted Purchase Price and (B) $1,660,000,000 minus (ii) the Deposit (such resulting amount, the “Closing Payment”), by wire transfer of immediately available funds to the account of Seller set forth in the Preliminary Settlement Statement;

(b) the Membership Interest Assignment executed by an authorized Person of Buyer;

(c) the Preliminary Settlement Statement executed by an authorized Person of Buyer;

(d) the Transition Services Agreement executed by an authorized Person of Buyer;

(e) the Company Release executed by an authorized Person of each Company;

(f) the Seller Release executed by an authorized Person of Buyer;

(g) the Termination Agreement executed by an authorized Person of Buyer;

(h) the certificate of Buyer contemplated in Section 10.1(h);

(i) joint written instructions to the Escrow Agent, duly executed by Buyer for the delivery of the Deposit to Seller via a wire transfer in same day funds;

(j) a Novation Instrument for each Hedge Contract as required pursuant to Schedule 9.23 executed by an authorized Person of Buyer or its designated Affiliate (including any Company);

(k) the Joint Defense Agreement; and

(l) such other instruments and agreements as reasonably requested by Seller from Buyer that are necessary or appropriate to comply with Buyer’s obligations under this Agreement.

ARTICLE 12

TERMINATION

12.1 Grounds for Termination. Subject to Section 12.2, this Agreement may be terminated at any time prior to Closing upon the occurrence of any one or more of the following:

(a) by the written agreement of the Parties;

(b) by delivery of notice from Buyer to Seller after the Scheduled Closing Date if any of the conditions set forth in Section 10.2 (other than the condition set forth in Section 10.2(d), Section 10.2(e), Section 10.2(f) or Section 10.2(i)) have not been satisfied by Seller (or waived in writing by Buyer) by the Scheduled Closing Date and, following written notice thereof from Buyer specifying the reason such condition is unsatisfied, remain uncured for a period of at least 15 Business Days;

(c) by delivery of notice from Seller to Buyer after the Scheduled Closing Date if any of the conditions set forth in Section 10.1 (other than the conditions set forth in Section 10.1(d), Section 10.1(e), Section 10.1(f) or Section 10.1(i)) have not been satisfied by Buyer (or waived in writing by Seller) by the Scheduled Closing Date and, following written notice thereof from Seller specifying the reason such condition is unsatisfied, remain uncured for a period of at least 15 Business Days;

(d) by delivery of written notice from either Party after the Outside Termination Date if any of the conditions set forth in Section 10.1(d), Section 10.1(e), Section 10.1(f), Section 10.2(d), Section 10.2(e) or Section 10.2(f) are not satisfied or waived in writing by the applicable Party; and

(e) by either Seller or Buyer at any time after the Outside Termination Date; provided that in the event that the Marketing Period has commenced but has not completed as of such date, such date may be extended (but not beyond the then remaining number of Business Days of the Marketing Period that have not yet been completed) by Buyer in its sole discretion by providing written notice thereof to Seller at least one (1) Business Day prior to such original Outside Termination Date;

provided, however, that neither Buyer nor Seller shall have the right to terminate this Agreement pursuant to clauses (b), (c) or (e) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement.

12.2 Effect of Termination.

(a) If this Agreement is terminated pursuant to any provision of Section 12.1, then, except for the provisions of Article 1, Section 3.3(c) through Section 3.3(e), Section 3.4, Section 3.5, Section 4.6, Section 4.8, Section 9.23, Section 9.25(d), this Section 12.2, Section 12.3, Article 13 (other than Section 13.2 and Section 13.3) and Appendix A, which provisions shall survive termination of this Agreement, this Agreement shall forthwith become void and the Parties shall have no Liability or obligation hereunder.

(b) If Seller is entitled to terminate this Agreement pursuant to Section 12.1(c) or Section 12.1(e) because of (i) the Willful Breach by Buyer of this Agreement or (ii) the failure of Buyer to Close in the instance where, as of the Outside Termination Date, and in each case of (i) and (ii) (A) all of the conditions in Section 10.2 (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied (or waived in writing by Buyer), (B) Seller is ready, willing and able to perform its obligations under Section 11.2 and (C) Buyer nevertheless does not Close, then, in either such event, Seller shall be entitled as it sole and exclusive remedy to terminate this Agreement pursuant to Section 12.1(c) or Section 12.1(e), in which case Seller shall be entitled to receive the Deposit as liquidated damages for such termination, free and clear of any claims thereon by Buyer. The Parties agree that the foregoing liquidated damages are reasonable considering all of the circumstances existing as of the date hereof and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Seller. Seller agrees that, to the fullest extent permitted by Law, Seller’s rights set forth in this Section 12.2(b) shall be the sole and exclusive remedy of Seller if the Closing does not occur as a result of the termination of this Agreement pursuant to Section 12.1(c) or Section 12.1(e) in the circumstances described in this Section 12.2(b). Nothing herein shall be construed to grant or permit Seller to specific performance of Buyer’s obligations at Closing and Seller hereby waives any and all rights and remedies to specific performance of Buyer’s obligations to consummate the transactions contemplated hereunder at Closing.

(c) If Buyer is entitled to terminate this Agreement pursuant to Section 12.1(b) or Section 12.1(e) because of (i) the Willful Breach by Seller of this Agreement or (ii) the failure of Seller to Close in the instance where, as of the Outside Termination Date, and in each case of (i) and (ii) (A) all of the conditions in Section 10.1 (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied (or waived in writing by Seller), (B) Buyer is ready, willing and able to perform its obligations under Section 11.3 and (C) Seller nevertheless does not Close, then, in either such event, Buyer shall be entitled to, at its option (1) seek specific performance in lieu of termination or (2) terminate this Agreement pursuant to Section 12.1(b) or Section 12.1(e) and (x) receive a return of the Deposit from Seller, free and clear of any claims thereon by Seller and (y) seek damages up to an aggregate amount not greater than an amount equal to the Deposit, subject always to Section 4.6. Nothing herein shall be construed to prohibit Buyer from first seeking specific performance, but thereafter terminating this Agreement and receiving a return of the Deposit and seeking damages in lieu of fully prosecuting its claim for specific performance. Buyer agrees that, to the fullest extent permitted by Law, Buyer’s rights set forth in this Section 12.2(c) shall be the sole and exclusive remedy of Buyer if the Closing does not occur as a result of the termination of this Agreement pursuant to Section 12.1(b) or Section 12.1(e) in the circumstances described in this Section 12.2(c).

(d) If this Agreement is terminated for any reason other than as set forth in Section 12.2(b) or Section 12.2(c), then the Parties shall have no Liability or obligation hereunder as a result of such termination, and the Deposit shall be returned to Buyer free and clear of any claims thereon by Seller.

(e) In the event that this Agreement is terminated under Section 12.1, the Parties shall promptly (but in no event later than three Business Days after the date of termination) execute or cause to be executed joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the entirety of the Deposit to the Party entitled to receive the Deposit under this Section 12.2.

(f) Each Party agrees that, to the fullest extent permitted by Law, each Party’s rights as provided in Sections 12.2(b), 12.2(c), 12.2(d) and 12.2(g) shall be the sole and exclusive remedies of the Parties if the Closing does not occur as a result of the termination of this Agreement.

(g) Notwithstanding anything to the contrary herein, in the event that this Agreement is terminated prior to Closing by Seller under the circumstances described in Section 12.2(b), then in addition to the remedies of Seller provided in Section 12.2(b), Seller shall have the remedies described in Section (h) of Schedule 9.23.

(h) Subject to the foregoing, upon the termination of this Agreement neither Party shall have any other Liability or obligation hereunder.

12.3 Return of Information. In the event of termination of this Agreement, Buyer shall promptly, and in any event within ten days of such termination, return or cause to be returned to Seller all documents and other materials obtained from or on behalf of Seller in connection with the transactions contemplated hereby and shall keep confidential any such information, all in accordance with the provisions of the Confidentiality Agreement, and Buyer shall be bound by the Confidentiality Agreement as if Buyer had been a party to the Confidentiality Agreement.

ARTICLE 13

MISCELLANEOUS

13.1 Notices. All notices and communications to be given to a Party hereunder to be effective must be in writing and shall be deemed to have been duly given upon the earliest of: (a) if by personal delivery, then the date of delivery if such date is a Business Day during normal business hours, or, if such date is not a Business Day during normal business hours, then the next Business Day, (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice, (c) if by email, then upon an affirmative reply by email by the intended recipient that such email was received (provided that, for the avoidance of doubt, an automated response from the email account or server of the intended recipient shall not constitute an affirmative reply) or (d) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery if such date is a Business Day and during the receiving Party’s normal business hours, or, if not, then on the next Business Day:

If to Seller:

Southwestern Energy Company

10000 Energy Drive

Spring, TX 77389

Attn: General Counsel

Email: John_Ale@SWN.com

With a copy (which will not constitute notice) to:

Southwestern Energy Company

10000 Energy Drive

Spring, TX 77389

Attn: Executive Vice President—Corporate Development

Email: David_Cecil@SWN.com

With a copy (which will not constitute notice) to:

Latham & Watkins LLP

811 Main St., Suite 3700

Houston, TX 77002

Attn: Chris Bennett

Email: chris.bennett@lw.com

If to Buyer:

Flywheel Energy Operating, LLC

3030 Northwest Expressway, Suite 1100

Oklahoma City, OK 73112

Attn: Greg Boxer, Chief Financial Officer

Email: greg.boxer@valorem-energy.com

With a copy (which will not constitute notice) to:

Flywheel Energy Operating, LLC

3030 Northwest Expressway, Suite 1100

Oklahoma City, OK 73112

Attn: Jeremy Fitzpatrick, Vice President – Land, Legal & Business Development

Email: jeremy.fitzpatrick@valorem-energy.com

With a copy (which will not constitute notice) to:

Vinson & Elkins LLP

1001 Fannin, Suite 2500

Houston, Texas 77002-6760

Attn: Bryan Edward Loocke

Email: bloocke@velaw.com

The Parties may change the address to which such communications are to be addressed by giving notice to the other Parties in the manner provided in this Section 13.1.

13.2 Transactional Costs. Buyer shall be responsible for obtaining Customary Post-Closing Consents applicable to the transaction contemplated hereunder and all costs and fees associated therewith; provided that Seller shall reasonably cooperate with Buyer in attempting to obtain such Customary Post-Closing Consents. Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by Seller or Buyer in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Person incurring the same, including, legal and accounting fees, costs and expenses. All Transaction Costs shall be borne by Seller.

13.3 Further Assurances. From and after Closing, at the request of any Party but without further consideration, the Parties shall take, or cause to be taken, all action and to do, or cause to be done, all actions reasonably necessary, proper, or advisable under applicable Laws to consummate the transactions contemplated hereunder, including (a) reasonably cooperate with the other Party to obtain any Consents, approvals, orders, authorizations, waivers, declarations, filings, or registrations of or with any Governmental Authorities or Third Parties that are required in connection with the consummation of the transactions contemplated by this Agreement, (b) execute and deliver or use commercially reasonable efforts to cause to be executed and delivered such other instruments of conveyance necessary to consummate the transactions contemplated by this Agreement and (c) take such other actions as any Party reasonably may request to give effect to the transactions contemplated by this Agreement.

13.4 Amendments. No amendments or other modifications to this Agreement shall be effective or binding on either of the Parties unless the same are in writing, expressly designated as an amendment or modification and signed by both Seller and Buyer; provided, however, notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in Section 9.19, this Section 13.4 and Section 13.18 (and the defined terms used therein) may not be amended, modified or altered in a manner adverse to the interests of the Financing Sources without the prior written consent of the Financing Sources affected thereby (it being understood that the consent of any Person described in clause (b) of the definition of “Financing Source” shall not be required).

13.5 Successors and Assigns. Except as otherwise provided in Section 9.3(l), this Agreement may not be assigned, either in whole or in part, without the express written consent of the non-assigning Party. Unless expressly agreed to in writing by the Parties, no assignment by any Party of this Agreement shall relieve such Party of any of its obligations and responsibilities hereunder. Subject to the foregoing, the terms, covenants and conditions contained in this Agreement are binding upon and inure to the benefit of Seller and Buyer, all indemnified Persons and their respective successors and assigns.

13.6 Headings. The titles and headings set forth in this Agreement have been included solely for ease of reference and may not be considered in the interpretation or construction of this Agreement.

13.7 Governing Law; Venue; Waiver of Jury Trial.

(a) SUBJECT TO SECTION 13.18, THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION; PROVIDED, HOWEVER, IN CONNECTION WITH THE DETERMINATION OF THE EXISTENCE OF ANY (A) TITLE DEFECT OR TITLE BENEFIT OR WITH RESPECT TO CONVEYANCING MATTERS AS TO ANY OIL AND GAS PROPERTY, THE LAWS OF THE STATE WHERE SUCH OIL AND GAS PROPERTY IS LOCATED SHALL GOVERN AND CONTROL SUCH DETERMINATION, AND (B) ENVIRONMENTAL DEFECT AND/OR DEFECT AMOUNT FOR AN ENVIRONMENTAL DEFECT, THE LAWS OF UNITED STATES OF AMERICA AND THE STATE WHERE THE APPLICABLE ASSETS ARE LOCATED SHALL GOVERN AND CONTROL SUCH DETERMINATION.

(b) SUBJECT TO SECTION 13.18, EACH OF THE PARTIES CONSENTS TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE UNITED STATES FEDERAL DISTRICT COURTS HAVING SITES IN HARRIS COUNTY, TEXAS (AND ALL APPELLATE COURTS HAVING JURISDICTION THEREOVER) OR, IF SUCH FEDERAL DISTRICT COURTS DO NOT HAVE JURISDICTION, THEN THE STATE COURTS LOCATED IN HARRIS COUNTY, TEXAS (AND ALL APPELLATE COURTS HAVING JURISDICTION THEREOVER) FOR ANY DISPUTE, CLAIM, ACTION, SUIT OR PROCEEDING BETWEEN BUYER, ON THE ONE HAND, AND SELLER, ON THE OTHER, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY, OTHER THAN ANY DISPUTE, CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THE ADJUSTMENTS TO THE UNADJUSTED PURCHASE PRICE PURSUANT TO SECTION 2.3, SECTION 2.4, SECTION 2.5 AND SECTION 2.6 (WHICH SHALL BE RESOLVED EXCLUSIVELY IN ACCORDANCE WITH SECTION 2.6), OR THE SCOPE, INTERPRETATION AND EFFECT OF ARTICLE 5, THE VALIDITY, EXISTENCE, CURE OR AMOUNT OF ANY DEFECT OR DEFECT AMOUNT BY THE CLOSING DATE, THE PRESENCE OR ABSENCES OF WELLS OR LEASES ON EXHIBIT A-1, EXHIBIT A-2 OR EXHIBIT A-3, THE ALLOCATED VALUE OF ANY ASSET OR ANY OTHER MATTER REGARDING TITLE TO ANY ASSETS (WHICH ALL SHALL BE RESOLVED EXCLUSIVELY IN ACCORDANCE WITH SECTION 5.2(i) OR SECTION 5.3(e), AS APPLICABLE), (EACH, SUBJECT TO SUCH EXCEPTIONS, A “DISPUTE”). ALL SUCH DISPUTES SHALL BE EXCLUSIVELY LITIGATED IN THE UNITED STATES FEDERAL DISTRICT COURTS HAVING SITES IN HARRIS COUNTY, TEXAS (AND ALL APPELLATE COURTS HAVING JURISDICTION

THEREOVER) OR, IF THE FEDERAL COURTS DO NOT HAVE JURISDICTION, THEN THE STATE COURTS LOCATED IN HARRIS COUNTY, TEXAS (AND ALL APPELLATE COURTS HAVING JURISDICTION THEREOVER). OTHER THAN AS CONTEMPLATED ABOVE, EACH PARTY WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH DISPUTE, ACTION, SUIT OR PROCEEDING IN SUCH COURTS AND WAIVES ANY OBJECTION THAT SUCH COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER SUCH PARTY. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY PAPERS, NOTICES OR PROCESS AT THE ADDRESS SET OUT IN SECTION 13.1 IN CONNECTION WITH ANY DISPUTE, ACTION, SUIT OR PROCEEDING AND AGREES THAT NOTHING HEREIN WILL AFFECT THE RIGHT OF THE OTHER PARTY TO SERVE ANY SUCH PAPERS, NOTICES OR PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(c) SUBJECT TO SECTION 13.18, EACH PARTY HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION ARISING HEREUNDER OR THEREUNDER.

13.8 No Partnership Created. It is not the purpose or intention of this Agreement to create (and it should not be construed as creating) a joint venture, partnership or any type of association, and the Parties are not authorized to act as an agent or principal for each other with respect to any matter related hereto.

13.9 Public Announcements.

(a) Neither Party shall make or issue any press release or other public announcements concerning this Agreement, the contents hereof or the transactions contemplated hereby, without the prior written consent of such other Party, which consent shall not be unreasonably withheld; provided, further that (i) no such press release or other public announcement may identify the other Party hereto by name without such other Party’s consent, which consent may be withheld or granted in such other Party’s sole discretion and (ii) no such consent shall be required from a Party to issue a press release or other public announcement that contains no more disclosures than those that have been made by the other Party in a previously issued press release or other public announcement. If either Party desires to make any such public announcement, it shall first give the other Party 24 hours’ notice of its desire to make such a public announcement. The notice shall include (A) a request for consent to make the announcement and (B) a written draft of the text of such public announcement.

(b) Nothing in this Section 13.9 shall prohibit any Party or any of its Affiliates from issuing or making a public announcement or statement (i) to the extent such Party deems it necessary or advisable to do so in order to comply with any applicable Law or the rules of any stock exchange upon which the Party’s or a Party’s Affiliate’s capital stock is traded, (ii) to Governmental Authorities or any Third Party holding preferential rights to purchase, Consents, liens, Tag-Alongs, Drag-Alongs or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights, or seek such lien releases, Consents, Tag-Alongs or Drag-Alongs, or (iii) that are made in connection with presentations or communications with investors or potential investors of such Party; provided, however, that to the extent not inadvisable in such Party’s reasonable discretion, prior written notification shall be given to the other Party prior to any such announcement or statement.

13.10 Exhibits and Schedules. The Disclosure Letter and its Exhibits and Schedules constitute a part of this Agreement for all purposes. Each Party to this Agreement and its counsel has received a complete set of the Disclosure Letter and its Exhibits and Schedules prior to and as of the execution of this Agreement.

13.11 Third Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties, the Seller Group and the Buyer Group any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that only a Party shall have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of the other members of the Seller Group or Buyer Group, as applicable (but shall not be obligated to do so); provided, further, that Section 9.19 and Section 13.18 are intended for the benefit of and are enforceable by the Financing Sources, provided that in each case such party will be subject to all the limitations and procedures of this Agreement as if it were a Party hereunder. For the avoidance of doubt, the Financing Sources shall be deemed third party beneficiaries of the provisions set forth in Section 9.19 and Section 13.18, each of which shall be enforceable by each Financing Source and none of which shall be amended or otherwise modified in any way that adversely affects the rights of any Financing Source without the prior written consent of the Financing Sources.

13.12 Construction. The Parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment. Moreover, the Parties have participated jointly in the negotiation and drafting of this Agreement. Based on the foregoing, the Parties agree that the rule of construction that a contract be construed against the drafter, if any, not be applied in the interpretation or construction of this Agreement.

13.13 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, all of which when taken together shall constitute one and the same agreement. Any signature hereto or to an amendment hereof delivered by a Party by electronic mail (e-mail) or other electronic transmission shall be deemed an original signature hereto or thereto.

13.14 Entire Agreement; Conflicts. THIS AGREEMENT, THE DISCLOSURE LETTER, THE CONFIDENTIALITY AGREEMENT AND THE TRANSACTION DOCUMENTS COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT. THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT

MATTER OF THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, AND NO PARTY SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN: (a) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; OR (b) THE TERMS AND PROVISION OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY TRANSACTION DOCUMENT, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES OR EXHIBITS HERETO OR ANY TRANSACTION DOCUMENT OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 13.14.

13.15 Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of any Party, or their respective officers, employees, agents or representatives, and no failure by a Party to exercise any of its rights under this Agreement shall, in either case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

13.16 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

13.17 Independent Legal Counsel; Continuing Representation. The Parties (collectively, the “Consenting Parties”) acknowledge and agree that at all times relevant hereto through the Closing, Latham & Watkins LLP (“LW”) has represented Seller, its Affiliates and the Companies. If, subsequent to the Closing, any dispute were to arise relating in any manner to this Agreement or any other agreement between Seller, its Affiliates or any former holder of any ownership interest in the Companies (or its ultimate beneficial owners), on the one hand, and Buyer or its Affiliates (including the Companies), on the other hand, relating in any manner to this Agreement or any of the transactions contemplated herein (a “Dispute”), Buyer hereby consents to LW’s representation of Seller, its Affiliates and/or any former holder of any ownership interest in the Companies (or its ultimate beneficial owners), in such Dispute. Buyer acknowledges and agrees that up to Closing, LW has been and will be providing legal advice to Seller, its Affiliates and the Companies (and their ultimate beneficial owners) in connection with the transactions contemplated by this Agreement and in such capacity will have obtained confidential information of the Companies (the “Company Confidential Information”). The Company Confidential Information includes all communications, whether written or electronic, including any communications between LW, the directors, officers, holders of ownership interests (and their ultimate beneficial owners), members, and/or the accounting firm of Seller, any Company or their respective Affiliates, and all files, attorney notes, drafts or other documents directly relating to this Agreement and the transactions contemplated hereby which predate the Closing (collectively, the “LW Work Product”). In any Dispute, to the extent that any Company Confidential Information is in LW’s possession as of the Closing Date, such Company Confidential Information may be used on behalf of Seller, its Affiliates or any former holder of ownership interests in the Companies (and its ultimate beneficial owners) in connection with such Dispute at the sole discretion of Seller. In any Dispute, the Consenting Parties waive the right to present any LW Work Product as evidence in any Legal Proceeding arising out of or related to any Dispute. The Consenting Parties waive their right to access any LW Work Product, except as reasonably necessary in connection with a Legal Proceeding which is not a Dispute. The Consenting Parties hereby consent to the disclosure and use by LW for the benefit of Seller and its Affiliates of any information (confidential or otherwise) disclosed to it by Seller and its Affiliates on behalf of the Companies (including any of its other Affiliates, directors, officers, holders of ownership interests (and their ultimate beneficial owners), and/or any accounting firm of any of them) prior to the Closing Date.

13.18 No Recourse.

(a) Notwithstanding anything that may be expressed or implied in this Agreement or any other Transaction Document, each Party hereto, on behalf of its Affiliates and its and their representatives, covenants, agrees and acknowledges that no Person other than the Parties and their Affiliates (and their successors or assignees, as applicable) has any obligation hereunder and that, neither the Parties, their Affiliates or their representatives have any right of recovery under (i) this Agreement or any other Transaction Document or (ii) the Financing, against, and no personal liability under this Agreement or any Transaction Document shall attach to, any Financing Source, any Party’s former, current or future equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, Affiliates or agents, or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing (collectively, each of the foregoing but not including the Parties, a “Non-Recourse Party”), through any Party or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of any Party against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, whether in contract, tort or otherwise. Neither Seller, nor any of its Affiliates or their respective Representatives, (A) will have any rights or claims against any Financing Source (solely in their respective capacities as Financing Sources) in connection with this Agreement or any other agreement contemplated by, or entered into in connection with, the acquisitions contemplated by this Agreement or otherwise, including any commitments by the Financing Sources in respect of financing the transactions contemplated by this Agreement, (B) will seek to enforce this Agreement against any Financing Source (solely in their respective capacities as Financing Sources) or (C) will bring any claim or cause of action against any Financing Source (solely in their respective capacities as Financing Sources) under this Agreement or any other agreement contemplated by, or entered into in connection with, the acquisitions contemplated by this Agreement or otherwise, including any commitments by the Financing Sources in respect of financing the transactions contemplated by this Agreement. In addition, in no event will any Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortuous nature.

(b) Notwithstanding anything herein to the contrary, to the extent the provisions of Section 13.18(a) are determined by a court of competent jurisdiction to not be enforceable, the Parties hereto acknowledge and irrevocably agree (i) that any Legal Proceeding, whether involving claims in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the transactions contemplated by this Agreement and the Transaction Documents, the Financing or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Party hereto submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 13.1 shall be effective service of process against them for any such proceeding brought in any such court, (iv) to waive and hereby waive, to the fullest extent permitted by applicable legal requirements, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court, (v) to waive and hereby waive any right to trial by jury in respect of any such Legal Proceeding, (vi) that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable legal requirements; and (vii) that any such Legal Proceedings shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

(c) To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in this Section 13.18.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first set forth above.

SELLER:

SOUTHWESTERN ENERGY COMPANY

By:	/s/ David Cecil

Name:	David Cecil
Title:	Executive Vice President—Corporate Development

BUYER:

FLYWHEEL ENERGY OPERATING, LLC

By:	/s/ Justin W. Cope

Name:	Justin W. Cope
Title:	Vice President

Signature Page to Membership Interest Purchase Agreement

APPENDIX A

DEFINITIONS

“AAA” means the American Arbitration Association.

“Accounting Referee” means the Houston office of KPMG, or such other nationally recognized United States based accounting firm as is mutually agreed upon by the Parties; provided that if KPMG has not confirmed that it will serve as arbitrator, then after the tenth day following the request from the Parties to serve, absent agreement by the Parties as to a replacement for such arbitrator, the Accounting Referee shall be a nationally recognized accounting firm not materially affiliated with Seller or Buyer as selected by the Houston, Texas, office of the AAA.

“Adjusted Purchase Price” has the meaning set forth in Section 2.3.

“Advanced JIB Receivables” means any and all amounts paid by (A) either Company prior to (but not after) Closing and/or (B) Seller or any of its Affiliates, in each case of (A) or (B) on behalf of participating joint Working Interest Owners that have not been cash called or otherwise paid such amounts to any Company, Seller or any of their Affiliates in advance, including, for the avoidance of doubt, any Asset Taxes that Seller or any Company has paid on behalf of participating joint Working Interest Owners, royalty interest owners, overriding royalty interest owners and other interests owners in such Assets.

“AFEs” has the meaning set forth in Section 7.16.

“Affiliate” means any Person that, directly or indirectly, through one or more entities, Controls or is Controlled by or is under common Control with the Person specified. For purposes of this Agreement and notwithstanding anything herein to the contrary, with respect to periods prior to Closing each of the Companies shall be considered an Affiliate of Seller (and not Buyer), and, with respect to periods from and after Closing, each of the Companies shall be considered an Affiliate of Buyer (and not Seller).

“Agreement” has the meaning set forth in the introductory paragraph.

“Allocated Values” has the meaning set forth in Section 2.7.

“Allocation” has the meaning set forth in Section 2.8.

“Alternate Transaction” has the meaning set forth in Section 9.27.

“Annual Bonuses” has the meaning set forth in Section 9.16(j).

“Arkansas Business Employee” means each Business Employee whose primary work location or job site is in Arkansas and whose job primarily involves performing services with respect to Assets, but excluding in all cases any gas controllers or any other Office Business Employees.

Appendix A – Page 1

“Asset Taxes” means ad valorem, property, sales, use, excise, severance, production or similar Taxes based upon the acquisition, operation or ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom but excluding, for the avoidance of doubt, (a) Income Taxes and (b) Transfer Taxes.

“Assets” means, excluding the Excluded Assets, all of the assets and properties owned or leased by any Company, including the Upstream Company Assets, the Midstream Company Assets, the Field Offices, the Vehicles and the FCC Licenses.

“Audited Financial Statements” has the meaning set forth in Section 7.25.

“Burden” means any and all royalties (including lessors’ royalties and non-participating royalties), overriding royalties and other burdens upon, measured by or payable out of the Upstream Company’s Working Interest share of production from the Assets (excluding, for the avoidance of doubt, any Taxes).

“Business” shall mean the business of each of the Companies operated consistent with past practices on or with respect to the Oil and Gas Properties or the Gathering Systems, as applicable, as of, and during, the twelve (12) months preceding, the Effective Time.

“Business Day” means any day other than Saturday or Sunday or a day on which banks offices in Houston, Texas or New York, New York are closed.

“Business Employees” means employees listed in the Employee Notification.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer 401(k) Plan” has the meaning set forth in Section 9.16(f)(i).

“Buyer Benefit Plan” has the meaning set forth in Section 9.16(b).

“Buyer Group” means (a) Buyer and its members, managers, officers, directors, agents, representatives, consultants, advisors and employees and (b) Buyer’s Affiliates and their respective members, managers, officers, directors, agents, representatives, consultants, advisors and employees.

“Buyer Welfare Benefit Plans” has the meaning set forth in Section 9.16(e).

“Buyer’s Auditor” has the meaning set forth in Section 9.25(b).

“Cash and Cash Equivalents” means (a) money, currency or a credit balance in a deposit account at a financial institution, net of checks outstanding as of the time of determination, (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, (d) commercial paper issued by any bank or any bank holding company owning any bank and (e) certificates of deposit or bankers’ acceptances issued by any commercial bank organized under the applicable Laws of the United States of America.

Appendix A – Page 2

“Casualty Loss” means any loss, damage or reduction in value of the Assets therefrom that occurs during the period from and after the Effective Time but prior to the Closing as a result of acts of God, fire, explosion, earthquake, flood, wild well, hurricane, storm, weather events, civil unrest or similar disorder, terrorist acts, war or any other hostilities or any action in condemnation or under the right of eminent domain, but excluding, in each case, any loss, damage or reduction in value as a result of ordinary wear and tear and any change in condition of the Assets for production of Hydrocarbons through normal depletion in the ordinary course of business (including the watering-out of any well, collapsed casing or sand infiltration of any well).

“Casualty Loss Amount” means, with respect to any individual Casualty Loss, the Repair Cost of such Casualty Loss.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Claim Notice” has the meaning set forth in Section 4.5(b).

“Claims” means any and all Legal Proceedings, losses, damages, Liabilities, fines, penalties and costs (including reasonable attorneys’ fees and costs of Legal Proceedings), including any losses or damages attributable to personal injury, or death or property damage.

“Close” or “Closing” means the consummation of the sale of the Interests from Seller to Buyer, including execution and delivery of all documents and other consideration as provided for in this Agreement pursuant to Article 11.

“Closing Date” means the date upon which the Closing actually occurs.

“Closing Date Cash and Cash Equivalents” means any and all Cash and Cash Equivalents of the Companies immediately prior to the Closing, but excluding all Cash and Cash Equivalents held in the Transferred Escrow Accounts as of immediately prior to Closing.

“Closing Payment” has the meaning set forth in Section 11.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” means, collectively, Midstream Company and Upstream Company, and “Company” means either Midstream Company or Upstream Company, as applicable.

“Company Confidential Information” has the meaning as set forth in Section 13.17.

“Company Indemnitee” has the meaning as set forth in Section 9.13.

“Company Material Adverse Effect” means any fact, effect, development, occurrence, event, change or circumstance that has had, or is reasonably likely to have, a material adverse effect on (a) the Business, Assets, financial condition or results of operations of the Companies,

Appendix A – Page 3

taken as a whole, as currently operated on the Execution Date or (b) Seller or either Company’s ability to consummate the transactions contemplated to occur at the Closing or otherwise perform its obligations under this Agreement and the other Transaction Documents; provided, however, that “Company Material Adverse Effect” shall not include any material adverse effects resulting from any of the following: (i) entering into this Agreement or the announcement of the transactions contemplated by this Agreement, (ii) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, or interest rates) in the area in which the Assets are located, the United States or worldwide; (iii) changes in conditions or developments generally applicable to the oil and gas industry in the area in which the Assets are located, the United States or worldwide; (iv) orders, acts or failures to act of Governmental Authorities; (v) civil unrest, strikes and labor disturbances any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (vi) any change in Laws and any interpretations thereof from and after the Execution Date; (vii) Casualty Losses; (viii) any reclassification or recalculation of reserves; (ix) changes in the prices of Hydrocarbons; (x) declines in well performance; (xi) any failure to meet internal or Third Party projections or forecasts or revenue, earnings or reserve forecasts; (xii) changes in service costs applicable to the oil and gas industry in the United States, whether generally or in the area where the Assets are located; (xiii) from and after the Closing, matters as to which a full adjustment is provided for under Article 2 or for which Seller has fully indemnified Buyer and its Affiliates hereunder; (xiv) any action or omission of Seller or any Company taken with the prior written consent of Buyer or that is otherwise permitted or prescribed hereunder; and (xv) Title Defects or Environmental Defects and their consequences, except to the extent any of the events, changes or circumstances referred to in clauses (ii), (iii), (iv) or (vi), above disproportionately affect the Companies as compared to other participants in the industries and geographic area in which the Companies operate; provided, further, that for purposes of determining the accuracy, breach or failure of any representations and warranties set forth in this Agreement that are qualified by “Company Material Adverse Effect” or similar qualifiers or for the purpose of determine the satisfaction of the conditions to Closing set forth in Section 10.2(b), and notwithstanding the foregoing, the circumstances referred to in clauses (iv) or (vi) shall not be an exclusion to what constitutes a Company Material Adverse Effect.

“Company Release” means a document in substantially the form attached hereto as Exhibit H

“Compliant” means, with respect to the Required Information, that such Required Information (other than projections, interpretations and other forward-looking information, and information of a general economic or industry-specific nature) does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not materially misleading under the circumstances.

“Compressor Lease Buy-Outs” means any and all fees, costs and expenses paid or incurred by any Company, Seller or any of their Affiliates, in each case, prior to the Closing Date in connection with the termination or non-renewal of any compressor leases and/or the acquisition and purchase of any compressors that were previously leased by the Company, Seller or any of its Affiliates.

Appendix A – Page 4

“Confidential Information” means (a) the terms and existence of this Agreement and each other agreement, instrument, or document executed or to be executed in connection with the transactions contemplated hereby and (b) the Records, reports, title opinions, abstracts, notices and other information provided hereunder, and any confidential or proprietary information concerning the Companies gained by Buyer or its representatives pursuant to its access rights under this Agreement, as such relate to the Companies and/or the Assets.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of May 23, 2018, between Seller and KPEIF GP, LLC, as the same may be amended or modified from time to time.

“Consenting Parties” has the meaning as set forth in Section 13.17.

“Consents” means any consent, approval, notice or authorization that is required to be obtained, made or complied with for or in connection with the indirect sale, assignment or transfer of any Asset, any Excluded Asset, or any interest therein by Seller as contemplated by the sale of Interests in this Agreement, except for (a) Customary Post-Closing Consents and (b) notices to co-owners, operators and purchasers of production that are customarily delivered after Closing, (c) consents to the transfer of the FCC Licenses, and (d) termination of the waiting period or approval under the HSR Act.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law.

“Contract” means any contracts, agreements, mortgages, instruments, notes, indentures (whether written or oral), including all Hydrocarbon purchase and sale contracts, Hydrocarbon gathering or transportation contracts, disposal leases or contracts, processing agreements, marketing agreements, production handling agreements, facilities sharing agreements, compression agreements, equipment leases, farm-outs and farm-ins, development agreements, exploration agreements, joint venture agreements, participation agreements and operating agreements (including all joint operating agreements), and Field Office leases but excluding, however, any oil and gas lease, easement, right-of-way, permit or, to the extent related to conveyancing matters (but not any other obligations or covenants set forth therein), other instrument creating, evidencing or assigning an interest in the Oil and Gas Properties, Midstream Rights of Way or other real property and any unit or pooling agreement.

“Contributed Assets Assignment” means a document in substantially the form attached hereto as Exhibit E-2.

“Control” and its derivatives means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“COPAS” has the meaning set forth in Section 2.3.

Appendix A – Page 5

“Corrosion Repair Expenses” means any and all fees, costs and expenses paid or incurred by any Company, Seller or any of their Affiliates, in each case, prior to the Closing Date in connection with the replacement or repair of any Midstream Company Assets as a result of any corrosion circumstance or corrosion condition.

“Credit Agreement” means the Credit Agreement dated as of April 26, 2018, among Seller, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties thereto, a copy of which appears as Exhibit 10.1 to the Current Report on Form 8-K that Seller filed with the U.S. Securities and Exchange Commission on April 27, 2018.

“Current Tax Period” means (a) with respect to any Asset Taxes, any Tax period beginning before and ending after the Effective Time and (b) with respect to any Non-Asset Taxes, any Tax period beginning on or before and ending after the Closing Date.

“Customary Post-Closing Consents” means those consents and approvals from Governmental Authorities that are customarily obtained after Closing in connection with a transaction similar to the transactions contemplated by this Agreement.

“Defensible Title” means such record, contractual and beneficial title of the Upstream Company that, as of the Effective Time, the Closing Date and all times in between and subject to the Permitted Encumbrances:

(a) with respect to each Well set forth on Exhibit A-2 or Exhibit A-3: entitles Upstream Company to receive during the entirety of the productive life of such Well not less than the Net Revenue Interest for the Target Formation of such Well as set forth Exhibit A-2 or Exhibit A-3, except for (i) decreases in connection with those operations in which Upstream Company or its successors or assigns may, in accordance with Section 9.1, from and after the Execution Date be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units, (iii) decreases required to allow other Working Interest owners to make up Pre-Effective Time Imbalances for which the Purchase Price was reduced pursuant to Section 2.3(b)(i), (iv) decreases resulting from changes in tract or production allocations resulting from elections to participate or not participate in operations after the Execution Date in accordance with Section 9.1, (v) decreases resulting from any reversion of interest to a co-owner with respect to operations in which such co-owner, after the Execution Date, in accordance with Section 9.1 elects not to consent, or prior to the Execution Date, elected not to consent as set forth on Exhibit A-2 or Exhibit A-3, and (vi) as otherwise expressly set forth in Exhibit A-2 or Exhibit A-3;

(b) with respect to each Well set forth on Exhibit A-2 or Exhibit A-3: obligates Upstream Company to bear during the entirety of the productive life of such Well not more than the Working Interest for the Target Formation of such Well as set forth in Exhibit A-2 or Exhibit A-3, except (i) increases resulting from contribution requirements with respect to defaulting co-owners from and after the Execution Date under applicable operating agreements, communitization agreements or pooling orders, (ii) increases resulting from the carrying of non-participating interest owners or co-tenants in Leases with respect to the drilling of any Well from and after the Execution Date, (iii) increases to the extent that such increases are accompanied by a proportionate increase in Upstream Company’s Net Revenue Interest with respect to such Well, (iv) increases resulting from the establishment or amendment from and after the Execution Date of pools or units and, and (v) as otherwise expressly set forth in Exhibit A-2 or Exhibit A-3; and

Appendix A – Page 6

(c) is free and clear of all Encumbrances.

“Deferred Payment Amount” means the positive amount, if any, equal to (A) an amount equal to the Adjusted Purchase Price, minus (B) an amount equal to the Deposit, minus (C) the Closing Payment.

“Deposit” has the meaning as set forth in Section 2.2(b).

“Designated Arkansas Business Employee” has the meaning set forth in Section 9.16(a)(ii).

“Designated Business Employee” has the meaning set forth in Section 9.16(a)(iii).

“Designated Office Business Employee” has the meaning set forth in Section 9.16(a)(iii).

“Disclosure Letter” means the letter attached hereto from Seller to Buyer, dated the Execution Date, and stating that it is the Disclosure Letter referred to in this Agreement.

“Dispute” has the meaning as set forth in Section 13.7(b).

“Dispute Notice” has the meaning as set forth in Section 2.5.

“DOJ” means the U.S. Department of Justice.

“Drag-Along” means the right or option of the Companies, Seller or any of their Affiliates under any Contract, Lease or other instrument binding on the Companies, Seller or any of their Affiliates or the Assets to require and cause a Person to directly or indirectly sell, transfer, dispose, or assign any interest in any Wells, Leases, Units or other Assets.

“Effective Time” means 7:00 a.m. (Prevailing Central Time) on July 1, 2018.

“Effective Time Working Capital Liabilities” mean the aggregate current liabilities of the Companies as of the Effective Time, each determined in accordance with GAAP, but excluding Tax liabilities and asset retirement obligations (including plugging and abandonment obligations), with each of the following deemed to constitute Working Capital Liabilities (without duplication):

(a) the amount of all Operating Expenses and other costs and expenses that are unpaid as of the Closing Date that are attributable to the ownership of the Assets or the Business prior to the Effective Time, including (I) bond and insurance premiums and deductibles payable or borne by or on behalf of the Companies with respect to any period after the Effective Time (prorated as applicable), (II) Burdens and (III) rentals and other lease maintenance payments;

(b) with respect to any Imbalances owed by any Company, the amount of such Effective Time Working Capital Liabilities shall be based on the applicable Settlement Price; and

Appendix A – Page 7

(c) the amount of all Suspense Funds obligations payable by any Company, Buyer or any of their respective Affiliates, attributable to periods before the Closing Date.

“Employee Notification” means the email correspondence delivered to Buyer from Seller Re: Amended Business Employee List at 9:16 a.m. on August 30, 2018.

“Encumbrance” means any lien, mortgage, security interest, defect, pledge, charge, mortgage or deed of trust (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Environmental Cure Period” has the meaning set forth in Section 5.3(a).

“Environmental Defect” means (a) a condition with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes any Oil and Gas Property or the Gathering Systems (or any Company with respect to any Oil and Gas Property or the Gathering Systems) not to be in compliance with any Environmental Law or (b) the existence with respect to any Oil and Gas Property or the Gathering Systems or the operation thereof of any environmental pollution, contamination or degradation where remedial or corrective action is presently required, or, if known to the relevant Governmental Authority, would be required under Environmental Laws. For the avoidance of doubt, (i) the fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well”, (ii) plugging and abandonment, decommissioning and other similar asset retirement obligations, (iii) the flaring of natural gas or other gaseous Hydrocarbons in compliance with Laws, (iv) any condition, matter, event or Liability disclosed in Schedule 7.5 or Schedule 7.8, (v) solely based on the fact that a Well or any Personal Property is temporarily not in use, and (vi) except with respect to equipment, the use or condition of which is a violation of Environmental Law or as set forth in, the physical condition of the Gathering Systems or any surface or subsurface production equipment or Personal Property, including water or oil tanks, separators or other ancillary equipment, shall not, in any of the foregoing cases, form the basis of an Environmental Defect. Environmental Defects that are not a physical condition, such as the failure to obtain permits, prepare plans or file reports, may be aggregated across all affected Assets for purposes of determining whether the Individual Environmental Threshold has been exceeded but may not be double counted.

“Environmental Defect Claim Date” means on or before 5:00 p.m. Houston time on October 29, 2018.

“Environmental Defect Deductible” means one and one-half percent (1.5%) of the unadjusted Purchase Price.

“Environmental Defect Notice” has the meaning set forth in Section 5.3(a).

“Environmental Defect Property” has the meaning set forth in Section 5.3(a).

“Environmental Dispute” has the meaning set forth in Section 5.3(e)(i).

“Environmental Dispute Position” has the meaning set forth in Section 5.3(e)(i).

Appendix A – Page 8

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case, as amended to the Execution Date, and all similar Laws or statutes existing as of the Execution Date of any Governmental Authority having jurisdiction over the Oil and Gas Properties and addressing pollution or protection of the environment or biological or cultural resources and all regulations implementing the foregoing. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators not required by a Governmental Authority.

“Environmental Referee” has the meaning set forth in Section 5.3(e)(i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) other than Seller that, together with Seller, is required to be treated as a single employer under Section 414 of the Code.

“Escrow Account” means the account or accounts established and maintained by the Escrow Agent to hold the Deposit in accordance with the terms of this Agreement and the Escrow Agreement.

“Escrow Agent” means Wells Fargo, National Association, and any successor thereto.

“Escrow Agreement” means that certain Escrow Agreement to be entered into by and among Seller, Buyer and the Escrow Agent.

“Exchange” has the meaning set forth in Section 9.3(l).

“Excluded Arrangement” has the meaning set forth in Section 9.20.

“Excluded Assets” means (a) documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Seller or its Affiliates, (ii) bids submitted by other prospective purchasers of the Assets or any other interest in the Assets, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller or its Affiliates or their respective representatives, and any prospective purchaser other than Buyer, and (v) correspondence between Seller or its Affiliates or any of their respective representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated in this Agreement; (b) all assets and property listed on Exhibit B-1; (c) all Hedge Contracts of Seller and its Affiliates (but excluding the Hedge Contracts contemplated on Schedule 9.23); (d) all of Seller’s and its Affiliates’ (other than the Companies’) corporate minute books and corporate financial records that relate to Seller’s and its Affiliates’ (other than the Companies’) business generally (except to the extent related to the ownership and operation of the Interests); (e) all of Seller’s and its Affiliates’ (including each Company’s) proprietary computer software, patents, copyrights, names, trademarks, and logos,

Appendix A – Page 9

other than the name “DeSoto Gathering” and related trademarks and logos; (f) all documents and instruments and other data or information of Seller or its Affiliates (other than the Companies, provided that such privilege only applies to such Companies and not any other of Seller’s Affiliates or Seller) that is protected by an attorney-client privilege (excluding title opinions); (g) all documents and instruments and other data or information that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties provided that Seller has used commercially reasonable efforts to obtain waivers of such confidentiality restrictions; (h) Seller’s and its Affiliates’ (excluding each Company’s) reserve studies, estimates and evaluations, estimates and valuations of assets or unliquidated liabilities, pilot studies, financial or economic studies, reports or forecasts, and any and all similar forward-looking economic, evaluative, or financial information relating to the Assets; (i) any Leases or Wells to the extent covering the Lower Smackover Brown Dense Formation; (j) all of Seller’s and its Affiliates’ right, title and interest in and to those drilling and/or workover rigs described on Exhibit B-2; (k) all equipment, machinery, fixtures and other personal and mixed property, operational and nonoperational used or held for use primarily in connection with Upstream Company’s fracking operations, including the equipment and machinery described on Exhibit B-3; (l) all of Seller’s and its Affiliates’ right, title and interest in and to those leases, lands, easements, rights-of-way, servitudes, surface use agreements, surface fee rights, permits, licenses, surface leases and other rights in respect of surface operations, used, or held for use primarily with respect to the Upstream Company’s sand mining or production activities in the Sale Counties, and described in greater detail on Exhibit B-4, together with all equipment, machinery, fixtures and other personal and mixed property, operational and nonoperational located thereon or primarily used in connection therewith; (m) any assets excluded from the transactions contemplated hereby pursuant to the express terms of this Agreement; (n) Closing Date Cash and Cash Equivalents; (o) Pre-Effective Time Receivables; (p) Compressor Lease Buy-Outs; and/or (q) Corrosion Repair Expenses.

“Excluded Assets Assignment” means a document in substantially the form attached hereto as Exhibit E-1.

“Execution Date” has the meaning set forth in the introductory paragraph.

“Existing Well” means, any oil and gas well, fresh water well, injection well, salt water disposal well and each other well of every nature and kind located on the Leases or Units or primarily used in connection therewith, including those described in Exhibit A-2.

“Fayetteville Formation” means the correlative stratigraphic equivalent to that certain interval occurring between the measured depth of 4095 feet and the measured depth of 4357 feet as identified on the triple combo log dated February 22, 2012 from the Hutchins 9-13-7-22 Well (API No. 03141114050000) located in the Van Buren County, Arkansas.

“FCC Licenses” means, to the extent that they may be assigned, the licenses held by Seller or its Affiliates (other than any Company) with the Federal Communications Commission described on Exhibit A-9.

“FERC” means the Federal Energy Regulatory Commission.

“FERC Waivers” has the meaning set forth in Section 9.11.

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“Field Offices” means, except for the Excluded Assets, all of Seller’s and the Companies’ collective right, title and interest in and to the offices, warehouses, laydown yards and similar assets, including any leased real or personal property relating thereto located in the Sale Counties, including those described on Exhibit A-4.

“Filings” has the meaning set forth in Section 9.25(a).

“Final Settlement Statement” has the meaning set forth in Section 2.5.

“Financing” has the meaning set forth in Section 9.19.

“Financing Source” means (a) the Persons who have provided or do provide the Financing, including any Persons named in any debt commitment letters, joinder agreements, indentures or credit agreements or similar agreements entered into in connection therewith or relating thereto and (b) each such Persons’ Affiliates, officers, directors, employees and representatives, advisors, counsels and consultants and their successors and assigns.

“Firm Transportation Agreements” has the meaning set forth in Section 9.11.

“Fraud” means (a) with respect to Seller, solely actual fraud in the representations and warranties in Article 6 and Article 7, as a result of an actual, material and intentional misrepresentation made with actual (not constructive or imputed) Knowledge of the truth (excluding any assumption or matter based on projection of future events) with the intent that Buyer rely on such material intentional misrepresentation and (b) with respect to Buyer, solely actual fraud in the representations and warranties in Article 8, as a result of an actual, material and intentional misrepresentation made with actual (not constructive or imputed) Knowledge of the truth (excluding any assumption or matter based on projection of future events) with the intent that Seller rely on such material intentional misrepresentation.

“FTC” means the Federal Trade Commission.

“Fundamental Representations” means the representations and warranties of Seller set forth in Section 6.1, Section 6.2, Section 6.3(a), Section 6.5, Section 6.6, Section 7.1, Section 7.2, Section 7.3, Section 7.12, and Section 7.23.

“Future Location” means each well location identified on Exhibit A-3 for a well to be drilled in the future.

“Future Well” means a Well to be drilled in the future on a Future Location identified on Exhibit A-3.

“GAAP” means United States generally accepted accounting principles.

“Gathering Systems” means the gathering systems, pipelines and related facilities owned by the Midstream Company, including those generally described on Exhibit A-5.

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“Good and Defensible Title” means, as to each applicable Asset (other than the Oil and Gas Properties), including each Gathering System and Midstream Right of Way, defensible title to such property by which the applicable Company is reasonably likely to successfully defend against any adverse claim made by a Third Party, and which is free and clear of all Encumbrances other than Permitted Encumbrances.

“Governing Documents” means, with respect to any Person that is not a natural person, the articles of incorporation or organization, memorandum of association, articles of association and by-laws, certificate of formation, the limited partnership agreement, the partnership agreement or the limited liability company agreement or such other organizational documents of such Person, including any amendments or supplements thereto.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Governmental Authorization” means any permit, license, franchise certificate, registration, approval, consent, grant, award, concession, identification number, registration, order, decree or other authorization required by Law or any Governmental Authority or granted by any Governmental Authority, other than Customary Post-Closing Consents.

“Hale Formation” means shall mean the correlative stratigraphic equivalent to that certain interval occurring between the measured depth of 2474 feet and the measured depth of 3654 feet as identified on the triple combo log dated March 15, 2008 from the Hutto 9-13 1-23H Well (API No. 03141102710000) located in the Van Buren County, Arkansas.

“Hard Consent” means any Consent, other than a Consent related to a Firm Transportation Agreement, that has not been obtained as of Closing, and (a) the failure to obtain such Consent would (i) cause the termination, or give rise to a right of termination, of a Material Contract or an Asset under the express terms thereof or (ii) the indirect assignment of the Assets affected thereby (through the sale of the Interests) to be void or voidable, (b) the Consent is required from a Governmental Authority (other than Customary Post-Closing Consents) or (c) Seller or a Company has been notified that the holder of any such Consent right has rejected or will otherwise not grant such Consent.

“Hazardous Substances” means any pollutants, contaminants, toxins or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of Liability under, any Environmental Laws, but not including NORM.

“Hedge Contract” means any Contract with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

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“Hire Date” has the meaning set forth in Section 9.16(a)(iv).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“HSR Approval” means expiration or early termination of applicable waiting periods under the HSR Act.

“Hydrocarbons” means oil, gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), including all crude oils, condensates and natural gas liquids at atmospheric pressure and all gaseous hydrocarbons (including wet gas, dry gas and residue gas) or any combination thereof, and any minerals produced in association therewith.

“Imbalances” means all Well Imbalances, Upstream Pipeline Imbalances and Midstream Pipeline Imbalances.

“Inactive Designated Arkansas Business Employee” has the meaning set forth in Section 9.16(a)(ii).

“Inactive Designated Office Business Employee” has the meaning set forth in Section 9.16(a)(iii).

“Income Taxes” means any income, capital gains, franchise and similar Taxes.

“Indebtedness” means, with respect to any Company as of a specified date, all (a) indebtedness for money borrowed required to be reflected as indebtedness on a consolidated balance sheet of such Company as of such date prepared in accordance with GAAP; (b) indebtedness of the type described in the other clauses of this definition that is guaranteed, directly or indirectly, in any manner by such Company or for which such Company may be liable, but excluding endorsements of checks and other similar instruments in the ordinary course of business; (c) interest expense accrued but unpaid on or relating to any of such indebtedness described in the other clauses of this definition; (d) indebtedness evidenced by any note, bond, debenture or other debt security; (e) all net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated as of such date), other than any Hedge Contracts; and (f) due and unpaid prepayment penalties, premiums, late charges, penalties and collection fees relating to any of such indebtedness described in the foregoing clauses.

“Indemnified Party” has the meaning set forth in Section 4.5(a).

“Indemnifying Party” has the meaning set forth in Section 4.5(a).

“Indemnity Deductible” means Twenty-Five Million Dollars ($25,000,000.00).

“Individual Environmental Threshold” has the meaning set forth in Section 5.3(d).

“Individual Title Threshold” has the meaning set forth in Section 5.2(h).

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“Intellectual Property” means trademarks, service marks, trade names, patents, copyrights, internet domain names, trade secrets and other proprietary information, and any registrations or applications for registration for any of the foregoing.

“Intercompany Account Balances” means the balances of all intercompany accounts between Seller and each of its Affiliates (other than any Company), on the one hand, and any Company, on the other hand.

“Intercompany Agreements” has the meaning set forth in Section 7.34.

“Interests” means the Midstream Company Interests and the Upstream Company Interests.

“Invasive Activity” means (i) a Phase II Environmental Site Assessments similar to the ASTM International Standard Practice Environmental Site Assessments: Phase II Environmental Site Assessment Process (Publication Designation: E1903-11) or (ii) any other testing, boring, sampling or other invasive investigative activity with respect to the Assets.

“Joint Defense Agreement” has the meaning set forth in Section 11.2(o).

“Knowledge” means (a) with respect to Seller, the actual knowledge (after reasonable inquiry of those Persons that report directly to the following individuals) of Bill Way (President and Chief Executive Officer), Clay Carrell (Executive Vice President and Chief Operating Officer), Julian Bott (Executive Vice President and Chief Financial Officer), David Cecil (Executive Vice President—Corporate Development), John Kelly (Senior Vice President – Fayetteville Division), C. Greg Stoute (Vice President – Health, Safety and Environmental), Andy Huggins (Vice President – Commercial Development), or Jennifer Stewart (Senior Vice President – Government and Regulatory Affairs) and (b) with respect to Buyer, the actual knowledge (after reasonable inquiry of those Persons that report directly to the following individuals) of Justin W. Cope (Chief Executive Officer), Heath Mireles (Chief Operating Officer) and Greg Boxer (Chief Financial Officer).

“Laws” means any applicable statute, law (including common law), rule, regulation, ordinance, order, code, ruling, writ, guidance, injunction, decree, requirement, or other official act of or by any Governmental Authority.

“Lease” or “Leases” means the oil and gas leases, oil, gas, mineral leases, fee minerals, mineral servitudes, royalties, overriding royalty interests, executive interests, reversionary interests, mineral interests and any similar rights or interests to Hydrocarbons owned, held or leased by the Upstream Company, including those described in Exhibit A-1, in each case, subject to any depth limitations applicable thereto, if any.

“Leased Real Property” means all of the Companies’ right, title and interest in and to the leasehold or subleasehold estates to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Companies other than the Owned Real Property, the Oil and Gas Properties and the Rights of Way.

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“Legal Proceedings” means any and all proceedings, suits, actions, investigations, litigations, audits and/or causes of action by or before any Governmental Authority and/or all arbitration or criminal proceedings.

“Liabilities” means any and all claims, causes of action, payments, charges, judgments, assessments, losses, damages, penalties, fines, costs and expenses, Taxes, interest obligations deficiencies, Indebtedness, obligations, costs and expenses and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage or environmental damage or remediation.

“Lower Smackover Brown Dense Formation” means the correlative stratigraphic equivalent to that certain interval occurring between the measured depth of 8,926 feet and the measured depth of 9,696 feet as identified on the triple combo log from the Sharp 22-22-1-1 (API No. 17111256310000) located in Union Parish, Louisiana.

“Lowest Cost Response” means the Remediation of the identified Environmental Defect in the most cost-effective manner (considered as a whole) as compared to any other response that is required or allowed under Environmental Laws. The Lowest Cost Response may specifically include taking no action, leaving the condition unaddressed, periodic monitoring, the use of institutional controls or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws. The Lowest Cost Response shall not include (a) the costs of Buyer’s or any of its Affiliate’s employees or attorneys; (b) expenses for matters that are costs of doing business (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets, or in connection with Permit renewal/amendment activities); (c) overhead costs of Buyer or its Affiliates; (d) costs and expenses that would not have been required under Environmental Laws as they exist on the Execution Date; (e) costs or expenses incurred in connection with remedial or corrective action that is designed to achieve standards that are more stringent than those required for similar facilities or that fail to reasonably take advantage of applicable risk reduction or risk assessment principles permitted under applicable Environmental Laws; or (f) any costs or expenses relating to any plugging and abandonment, decommissioning and other similar asset retirement obligations with respect to any part of the Assets.

“LW” has the meaning as set forth in Section 13.17.

“LW Work Product” has the meaning as set forth in Section 13.17.

“Marketing Period” means a fifteen (15) consecutive Business Day period (starting with the first day of such period and through and ending with the last day of such period) that shall begin on the date that the Required Information has been received by Buyer and its Financing Sources; provided, that any business day falling between and including (x) August 29, 2018 through September 3, 2018, (y) November 21, 2018 through November 25, 2018 and (z) December 17 through December 28 shall be excluded for purposes of, but shall not reset, the Marketing Period. The Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such fifteen (15) consecutive Business Day period, notwithstanding anything in this definition to the contrary: (a) Seller indicate their intent

Appendix A – Page 15

to, or are actively considering the need to, restate any Required Information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or Buyer has announced that it has concluded that no restatement shall be required or (b) any such Required Information shall cease to be Compliant or any such information ceases to meet the requirement of Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such Required Information is updated or supplemented so that it is Compliant.

“Material Contracts” has the meaning set forth in Section 7.6(a).

“Membership Interest Assignment” means a document in substantially the form attached hereto as Exhibit D.

“Midstream Company” means DeSoto Gathering Company, LLC, a Texas limited liability company.

“Midstream Company Assets” means, except for the Excluded Assets, the Gathering Systems, the Midstream Rights of Way, the Midstream Personal Property, the Midstream Material Contracts, the Midstream Company Records and all other assets held by Midstream Company.

“Midstream Company Interests” means 100% of the issued and outstanding Securities in Midstream Company.

“Midstream Company Records” means, all books, records and files of Seller, its Affiliates and/or the Midstream Company relating to the Midstream Company Assets, including: (a) contract and land files and title opinions; (b) operations, production, environmental and engineering records; (c) facility and pipeline records; (d) accounting, imbalance files, operating statements and files and Asset Tax records; and (e) any other files in the possession of Seller, its Affiliates and/or any Company relating to the other Midstream Company Assets or the operation thereof, excluding in each case, all (i) Excluded Assets, (ii) records that Seller or Midstream Company is prohibited from disclosing under confidentiality agreements with Third Parties (provided Seller has used commercially reasonable efforts to obtain waivers of such confidentiality obligations), (iii) LW Work Product, and (iv) economic projections.

“Midstream Material Contracts” has the meaning set forth in Section 7.6(a).

“Midstream Personal Property” means all equipment, machinery, fixtures and other personal and mixed property, operational and nonoperational, known or unknown, in each case, that are located on or primarily used in connection with any of the Gathering Systems or Midstream Rights of Way, in each case, including pipelines, gathering systems, tubing, pumps, motors, fixtures, machinery, compression equipment, processing and separation facilities, structures, materials and other items used in the ownership, operation or development of the Gathering Systems.

“Midstream Pipeline Imbalance” means any imbalance between the quantity of Hydrocarbons required to be received by Midstream Company under any Contract relating to the purchase and sale, gathering, transportation, storage or processing (including any production handling and processing at a separation facility) of Hydrocarbons and the quantity of

Appendix A – Page 16

Hydrocarbons actually received by Midstream Company pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility, including cash settlement obligations.

“Midstream Rights of Way” means those easements, rights-of-way, servitudes, surface use agreements, surface fee rights, surface leases and other rights in respect of surface operations, pipelines, canals, ditches, reservoirs or the like and conditions, covenants or other restrictions, and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way that are used, or held for use, primarily in connection with the Gathering Systems, including those set forth on Exhibit A-7.

“Moorefield Formation” means the correlative stratigraphic equivalent to that certain interval occurring between the measured depth of 5,200 feet and the measured depth of 5,633 feet as identified on the triple combo log dated August 13, 2007 from the Mulliniks 9-12-1-35 Well (API No. 03023100397000) located in Cleburne County, Arkansas.

“Net Deferred Payment Amount” has the meaning set forth in Section 2.9.

“Net Revenue Interest” means, with respect to any Well set forth on Exhibit A-2, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well, after giving effect to all Burdens, and, with respect to any Future Well set forth on Exhibit A-3, the amount that shall be calculated in accordance with the methodology described on Exhibit A-3.

“Non-Asset Taxes” means Taxes imposed on any Company other than (a) Asset Taxes, (b) Transfer Taxes, (c) U.S. federal and applicable state income Taxes that are imposed on a “flow-through” basis and (d) Taxes that are imposed on a consolidated, combined or unitary basis.

“Non-Continuing Business Employee” has the meaning set forth in Section 9.16(c)(i).

“Non-Foreign Certificate” means a document in substantially the form attached hereto as Exhibit C.

“Non-Recourse Party” has the meaning set forth in Section 13.18.

“NORM” means naturally occurring radioactive material.

“Novation Instruments” has the meaning set forth in Section (g) of Schedule 9.23.

“Office Business Employee” means Business Employee (a) located in Houston, Texas whose job primarily involves performing office, administrative or similar work with respect to the Companies or (b) gas controllers whose job primarily involves performing work with respect to the Companies.

“Oil and Gas Properties” means the Leases, Wells and Units.

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“Operating Expenses” means all (a) operating expenses (including costs of insurance charged as part of the Lease operating expenses) and capital expenditures incurred in the ownership and operation of the Assets and paid to Third Parties in the ordinary course of business and, where applicable, under and pursuant to the relevant operating or unit agreement, if any, (b) all extension payments, renewal payments, rentals and other lease maintenance payments and (c) all overhead costs charged by Third Parties to the Assets under the relevant operating agreement or unit agreement, if any, but excluding (in all cases of (a) through (c)) Liabilities attributable to (i) personal injury or death, property damage, torts, breach of contract or violation of any Law, (ii) obligations with respect to closing pits and restoring the surface around such sites, Environmental Defects or other violations or required Remediation activities under Environmental Laws, (iii) obligations with respect to Hedge Contracts, (iv) obligations with respect to Taxes, (v) any overhead costs, fees or expenses that are paid or payable to Seller or any Affiliate of Seller or charged or chargeable by Seller or any Affiliate of Seller, (vi) any costs or expenses incurred in connection with the cure (or attempted cure) of any Title Defect or Environmental Defect, environmental conditions or matters or title claims (including claims that Leases have terminated), (vii) costs and expenses incurred in connection with any Casualty Loss between the Effective Time and the Closing (including any repair or restoration costs related thereto), (viii) any Claims that constitute Retained Liabilities or for which Seller has agreed hereunder or under any other Transaction Document to indemnify, defend or hold harmless any member of the Buyer Group, (ix) any general liability insurance policies of Seller or any of its Affiliates, (x) Compressor Lease Buy-Outs, (xi) Corrosion Repair Expenses, (xii) Excluded Assets and/or (xiii) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (i) through (xiv), whether such claims are made pursuant to contract or otherwise.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.

“Orr Formation” means shall mean the correlative stratigraphic equivalent to that certain interval occurring between the measured depth of 2016 feet and the measured depth of 2693 feet as identified on the triple combo log dated September 23, 2008 from the Moon 9-14 1-29H Well (API No. 03029103520000) located in the Conway County, Arkansas.

“Outside Termination Date” means December 31, 2018.

“Owned Real Property” means all of the Companies’ right, title and interest in and to all real property, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, other than the Oil and Gas Properties and the Rights of Way.

“Party” or “Parties” has the meaning set forth in the introductory paragraph.

“Permits” means any permits, licenses, authorizations, registrations, certificates, orders, franchises, bonds, letters of credit, exemptions, variances, waivers, certificates, rights, privileges, applications consents or approvals granted or issued by any Governmental Authority, but excluding the FCC Licenses.

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“Permitted Encumbrances” means with respect to any Asset:

(a) Consents and any consents to assign and other similar contractual provisions provided for in the exclusions in clauses (a) and (b) of the definition of Consents, triggered by the transactions contemplated by this Agreement;

(b) Preferential Rights triggered by this transaction;

(c) all applicable Permits and Laws and all rights reserved to or vested in any Governmental Authority (i) to control or regulate such Asset in any manner, (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of such Asset, (iii) to use such property in a manner which would not reasonably be expected to impair the use of such Asset for purposes of its current or reasonable and foreseeable future use or (iv) to enforce any obligations or duties affecting such Asset to any Governmental Authority with respect to any franchise, grant, license or permit;

(d) easements, Rights of Way, Permits, servitudes, surface leases, sub-surface leases, grazing rights, logging rights, ponds, lakes, waterways, canals, ditches, reservoirs, equipment, pipelines, utility lines, railways, streets, roads and structures on, over or through such Asset that are not reasonably likely to materially affect or impair the value, ownership, development, use or operation of such Asset (as currently owned, used or operated);

(e) rights of a common owner of any interest in Rights of Way or Permits held by a Company and such common owner as tenants in common or through common ownership, in each case, that would not reasonably likely to operate to (i) reduce the Net Revenue Interest for any Well below that set forth in Exhibit A-2 or Exhibit A-3 for such Well, (ii) increase the Working Interest for any Well above that set forth in Exhibit A-2 or Exhibit A-3 for such Well without at least a corresponding increase in the Net Revenue Interest for such Well, or (iii) impair the use of such Asset for purposes of its current or reasonable and foreseeable future use;

(f) liens for Taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith and set forth on Schedule 7.4;

(g) liens of operators relating to obligations not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(h) any (i) undetermined or inchoate liens and (ii) lessor’s, materialman’s, mechanics’, repairmans’, employees’, contractors’ or other similar liens, in each case, that secure the payment of expenses that were incurred incidental to maintenance, development, production or operation of such Asset or (if applicable) for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, to the extent such expenses are not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business;

(i) any obligations or duties affecting such Asset to any municipality or public authority;

(j) failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer, or similar provisions in operating agreements with respect to assignments in any Company’s chain of title to such Asset to the extent (i) such failure occurred more than five (5) years prior to the Effective Time and (ii) no Third Party has delivered a written claim of breach or violation thereof;

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(k) the terms and conditions of the instruments (including “free gas” arrangements for household or agricultural or domestic or similar use under the terms of any Lease) creating such Asset (including the Rights of Way, Leases and Units) and all Burdens created or in existence as of the Effective Time, in each case, that would not reasonably likely to operate to (i) reduce the Net Revenue Interest for any Well below that set forth in Exhibit A-2 or Exhibit A-3 for such Well, (ii) increase the Working Interest for any Well above that set forth in Exhibit A-2 or Exhibit A-3 for such Well without at least a corresponding increase in the Net Revenue Interest for such Well, or (iii) impair the use of such Asset for purposes of its current or reasonable and foreseeable future use;

(l) the terms and conditions of this Agreement, each of the Transaction Documents, the effects of any non-consent provisions under joint operating agreements binding on the Companies (to the extent such non-consent provisions are conventional provisions regarding such matters that are substantially similar to the language contained in any standard AAPL Operating Agreement form) and all Material Contracts listed on Schedule 7.6 and in each case, that are not reasonably likely to operate to (i) reduce the Net Revenue Interest for any Well below that set forth in Exhibit A-2 or Exhibit A-3 for such Well, (ii) increase the Working Interest for any Well above that set forth in Exhibit A-2 or Exhibit A-3 for such Well without at least a corresponding increase in the Net Revenue Interest for such Well, or (iii) impair the use of such Asset for purposes of its current or reasonable and foreseeable future use;

(m) such Title Defects as Buyer has waived in writing or is deemed to have waived pursuant to the terms of this Agreement;

(n) any Encumbrance affecting such Asset that is discharged at or prior to Closing;

(o) zoning and planning ordinances and municipal regulations;

(p) calls on production with a published index-based purchase price under existing Contracts that can be terminated by Upstream Company upon not more than 60 days’ notice;

(q) to the extent not triggered, conventional rights of reassignment upon final intention to abandon or release such Assets;

(r) any defect that would not constitute a “Title Defect” under the definition of such term;

(s) limitations (including drilling and operating limitations) imposed on such Asset by reason of the rights of subsurface owners or operators in a common property (including the rights of coal, utility and timber owners or under the terms of any hunting lease) that are not reasonably likely to impair in any material way the use, operation, development or value of such Asset.

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(t) all depth restrictions or limitations, other than with respect to the Target Formations, applicable to such Asset set forth in Exhibit A-2 or Exhibit A-3;

(u) defects in the acknowledgment or defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Buyer provides affirmative evidence of another Person’s competing claim of title to the relevant Asset;

(v) defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(w) defects arising out of lack of corporate or other entity authorization in the public records, unless Buyer provides affirmative evidence of another Person’s competing claim of title to the relevant Asset;

(x) defects based on a gap in a Company’s chain of title to any Asset in the applicable federal, state or county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet;

(y) defects based upon the failure to record any state or federal Leases or Rights of Way included in the Assets or any assignments of interests in such Leases or Rights of Way included in the Assets in any applicable county records, unless such failure has resulted in another Person’s competing claim of title to the relevant Lease or Rights of Way;

(z) defects that have been cured by applicable Laws of limitations or prescription;

(aa) defects arising from any change in Laws after the Execution Date;

(bb) to the extent burdening Wells, defects arising from any Encumbrance created by a mineral owner that has not been subordinated to the lessee’s or owner of the Rights of Way’s interest, except to the extent the same is, as of the Execution Date, subject to a proceeding to enforce said Encumbrance;

(cc) defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for seven years or more;

(dd) all defects or irregularities resulting from the failure to record releases Encumbrances or production payments that have expired on their own terms;

(ee) defects asserting that non-consent, carried non-participating, or before and after payout interests do not transfer leasehold title or have not been recorded in the county records; and

(ff) defects based solely on (i) lack of information in Seller’s or the Companies’ files or (ii) references to an unrecorded document(s) to which a Company is not a party, if such document is not in Seller’s or the Companies’ files.

Appendix A – Page 21

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“Personal Property” means collectively, the Midstream Personal Property and the Upstream Personal Property.

“Phase I” means a Phase I Environmental Site Assessment in general accordance with the ASTM International Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-13) and to performing an evaluation of compliance with Environmental Laws.

“Pre-Effective Time Imbalances” means any Imbalances attributable to periods prior to the Effective Time.

“Pre-Effective Time JIB Suspense” means, to the extent attributable to operations conducted prior to the Effective Time, the aggregate amount of Operating Expenses owed to the Company by Third Parties that are Working Interest owners in pooled or unitized units and such interests are suspended by the Companies and are not reflected in or taken into the Upstream Company’s Working Interest or Net Revenue Interest for the purposes of Defensible Title.

“Pre-Effective Time Receivables” means any and all Receivables of the Companies attributable to the ownership or operation of (a) the Assets or the Business attributable to periods prior to the Effective Time and (b) any other Excluded Assets attributable to any periods prior to the Effective Time, excluding in the case of (a), all (i) Imbalances and (ii) Pre-Effective Time JIB Suspense.

“Preferential Rights” means preferential purchase rights, rights of first refusal or first offer, preemptive rights, subscription rights, participation rights, purchase options, call options, warrants, share purchase agreements or any similar rights that are applicable to the sale of the Interests or the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

“Preliminary Settlement Statement” has the meaning set forth in Section 2.4.

“Prorated Bonus” has the meaning set forth in Section 9.16(j).

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Receivables” means all accounts receivable, notes receivable, take or pay amounts receivable, checks in process of collection, trade credits, escrow accounts and escrow holdback, rights to the return or use of deposits and retainers, refunds, and all other accounts, instruments and general intangibles (as such terms are defined in the Uniform Commercial Code), and other rights and economic benefits of every kind and character accruing or payable to any Company.

“Records” means, collectively, the Midstream Company Records and the Upstream Company Records.

“Referred Title Dispute” has the meaning set forth in Section 5.2(i)(i).

Appendix A – Page 22

“Related Party” has the meaning set forth in Section 7.34.

“Remediation” means, with respect to an Environmental Defect, the response required or allowed under Environmental Laws that removes, addresses, cures or eliminates (for current and future use in the same manner as being currently used) the identified Environmental Defect at the Lowest Cost Response. “Remediate”, “Remediates” and “Remediated” shall have corollary meanings.

“Remediation Amount” means, with respect to an Environmental Defect, the present value as of the Closing Date (discounted at a rate of 5% annually) of the cost (net to the applicable Company’s interest) of the most cost-effective Remediation of such Environmental Defect.

“Repair” means any repair or replacement of any Casualty Loss so as to fully restore the affected Assets to their condition prior to the occurrence of the Casualty Loss in the reasonable lowest cost manner consistent with prudent industry practice.

“Repair Cost” means the present value (discounted at a rate of 7%) of the costs and expenses required to be incurred by the Seller Group to Repair the applicable Asset.

“Representatives” of any Person means the officers, directors, managers, employees, independent contractors, consultants, advisors, agents, counsel, accountants, investment bankers and other representatives of such Person or the Affiliates of such Person or the Affiliates of such Person.

“Required Information” means monthly production and accounting lease operating statements for the fiscal year ended December 31, 2017 and for each calendar month of 2018 through March 2018.

“Retained Liabilities” means any Claims related to or arising out of any of the following pertaining to any of the Companies, the Business or the Assets:

(a) any Third Party claims related to any death or physical injury to any Person, to the extent related to or arising out of periods prior to the Closing Date;

(b) any Third Party claims related to any disposal at off-site disposal facilities of Hazardous Substances related to or arising out of periods prior to the Closing Date;

(c) any Third Party claims related to any property damage of any Third Party, to the extent related to or arising out of periods prior to the Closing Date (but excluding any and all Remediation Amounts with respect to any Assets);

(d) any Third Party claims related to any payment, nonpayment or mispayment of Burdens attributable to the ownership of the Assets prior to the Effective Time;

(e) any Third Party claims related to any acts or omissions of gross negligence or willful misconduct of any Company or any member of Seller Group related to acts or omissions taken prior to the Closing Date;

Appendix A – Page 23

(f) any (i) civil or administrative fines or penalties imposed or assessed as a result of any pre-Closing Date violation of Law (excluding any such fines or penalties imposed or assessed as a result of any pre-Closing Date violation of Environmental Laws) and (ii) any criminal sanctions imposed or assessed as a result of any pre-Closing Date violation of Law, in each case, related to or arising out of the Business or the ownership or operation of the Assets prior to the Closing Date;

(g) any actions, suits or proceedings that are pending before a Governmental Authority as of the Closing Date against any Company or relating to or arising out of the Business or any Company’s or its Affiliates’ ownership or operation of the Assets, to the extent such Liabilities are attributable to the period prior to the Effective Time, (i) including those actions, suits or proceedings set forth on Schedule 7.5 (Part A) and Schedule 7.5 (Part B); provided, however, with respect to those actions, suits or proceedings set forth on Schedule 7.5 (Part B), the Retained Liabilities described in this clause (g) shall only include Liabilities owed by the Companies to the other parties to the applicable proceedings (or any of their successors or assigns) to the extent such Liabilities are individually or in the aggregate in excess of $1,000,000;

(h) except to the extent Buyer has received a Purchase Price adjustment therefor in Article 2, any Liabilities related to any accounts payable of the Companies (which accounts will be retained by Seller or delivered with the Companies with a zero balance);

(i) all Liabilities of the Companies to indemnify any officers or directors under the Governing Documents of the Companies or any other indemnification agreements, in each case, with respect to any actions taken prior to the Closing;

(j) the Excluded Assets; and

(k) any assets or properties held, leased or owned by any Company during any periods prior to the Effective Time that are not held, leased or owned by any Company as of the Effective Time.

“Rights of Way” means, collectively, the Midstream Rights of Way and the Upstream Rights of Way.

“Sale Counties” means Cleburne, Conway, Crawford, Faulkner, Franklin, Garland, Independence, Jackson, Johnson, Logan, Montgomery, Perry, Polk, Pope, Scott, Sebastian, Van Buren, White and Yell Counties, Arkansas.

“Schedule Update” has the meaning set forth in Section 9.4.

“Scheduled Closing Date” has the meaning set forth in Section 11.1.

“SEC” has the meaning set forth in Section 9.25(a).

“Securities” means any equity interests or other security of any class, any option, warrant, convertible or exchangeable security (including any membership interest, equity unit, partnership interest, trust interest) or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

Appendix A – Page 24

“Securities Laws” has the meaning set forth in Section 9.24(a).

“Seismic Data” means all geological and geophysical data (including all seismic data and reprocessed data) and all logs, in each case to the extent related to the Oil and Gas Properties, and that are (a) owned by the Companies (whether outright or as a result of such data being prepared for the joint account under any applicable joint operating agreement, unit operating agreement or other operating agreement applicable to the Assets) or (b) licensed by the Companies from Third Parties and transferable pursuant to the terms of the Contract giving rise to such Person’s rights in such data without the payment of a fee to any Third Party or the requirement of consent by such Third Party under such Contract (unless (i) Buyer or Company has separately agreed to pay such fee, (ii) if necessary, Buyer has a valid license from the applicable Third Party to such data, provided that Seller shall use its commercially reasonable efforts to assist Buyer in obtaining any such license and (iii) if applicable, any required Third Party consent has been obtained).

“Seller” has the meaning set forth in the introductory paragraph.

“Seller 401(k) Plan” has the meaning set forth in Section 9.16(f)(i).

“Seller Benefit Plan” means any welfare plan (as defined in Section 3(1) of ERISA), pension plan (as defined in Section 3(2) of ERISA) or bonus, incentive, deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other compensation or benefit plan, program or policy, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by Seller or any of its Affiliates for the benefit of any Business Employee, other than any multiemployer plan (as defined in Section 3(37) of ERISA), and other than governmental plans, programs or policies and any such plan, program or policy mandated by applicable Laws.

“Seller Bonuses” has the meaning set forth in Section 9.16(j).

“Seller Consolidated Group” means any Consolidated Group of which each of (a) any Company and (b) Seller or an Affiliate of Seller (other than any Company), is or was a member on or prior to the Closing Date.

“Seller Consolidated Return” means any Tax Return of a Seller Consolidated Group.

“Seller Group” means (a) Seller and its members, managers, officers, directors, agents, representatives, consultants, advisors and employees and (b) Seller’s Affiliates and their respective members, managers, officers, directors, agents, representatives, consultants, advisors and employees.

“Seller Material Adverse Effect” means any fact, effect, development, occurrence, event, change, or circumstance that has had, or is reasonably expected to have, a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby or otherwise perform its obligations under this Agreement or any other Transaction Documents.

Appendix A – Page 25

“Seller Release” means a document in substantially the form attached hereto as Exhibit G.

“Seller Taxes” means (a) Income Taxes imposed by any applicable laws on Seller, any of its direct or indirect owners or Affiliates (other than the Companies), or any combined, unitary, or consolidated group (including by reason of Treasury Regulation Section 1.1502-6(a)) of which any of the foregoing is or was a member, (b) Asset Taxes allocable to Seller pursuant to Section 9.3(d) (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller as a result of (i) the adjustments to the Purchase Price made pursuant to Section 2.3, Section 2.4 or Section 2.5, as applicable, and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 9.3(e)), (c) Non-Asset Taxes allocable to Seller pursuant to Section 9.3(f), (d) Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller or the Companies that is not part of the Assets, (e) Taxes of any Consolidated Group (or any member thereof) of which any Company (or any predecessor thereof) is or was a member on or prior to the Closing Date by reason of Treasury Regulations Section 1.1502-6(a) or any analogous or similar foreign, state or local law, (f) Taxes of any other Person for which any Company is or has been liable as a transferee or successor, by contract or otherwise, resulting from events, transactions or relationships occurring or existing prior to the Closing, or (g) Taxes or recording fees imposed on or incurred in connection with any conveyances made in accordance with Section 9.8 or Section 9.15.

“Seller Title IV Plan” has the meaning set forth in Section 7.28(c).

“Seller’s Approvals” has the meaning set forth in Section 6.3(a).

“Settlement Price” means $2.50 per mmbtu of Hydrocarbons.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which any shares of capital stock or other ownership interests are owned directly or indirectly by such Person.

“Suspense Funds” means funds held in suspense (including funds held in suspense for unleased interests and penalties and interest) by Seller or any Affiliate of Seller that are attributable to the Assets or any interests pooled, unitized or communitized therewith and owed to the owners of any Burdens or any other joint Working Interests in the Assets.

“Tag-Along” means the right or option of any Person under any Contract, Lease or other instrument binding on the Companies, any Affiliate of the Companies or the Assets to require and cause the Companies, any Affiliate of the Companies or Buyer to purchase, acquire and receive an assignment of any interest in any Wells, Leases, Units or other Assets.

“Target Formation” means (a) with respect to the Existing Wells set forth on Exhibit A-2, the Moorefield Formation, the Hale Formation, the Orr Formation or the Fayetteville Formation, as applicable, and (b) with respect to the Future Wells set forth on Exhibit A-3, the Moorefield Formation, the Hale Formation, the Orr Formation or the Fayetteville Formation, as applicable, as set forth on such Exhibit A-3.

Appendix A – Page 26

“Target Leases and Wells” means all (a) oil and gas leases, oil, gas, mineral leases, fee minerals and mineral interests owned by Seller or any of its Affiliates other than any Company, (b) any units or pooling arrangements (contractual, compulsory or otherwise) wherein any interest therein is pooled or unitized and (c) oil and gas wells, fresh water wells, injection wells, salt water disposal wells and each other well of every nature and kind located thereon, in each case, only to the extent located in the Sale Counties.

“Tax” or “Taxes” means (a) all federal, state, local and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer or withholding taxes or other assessments, duties, fees or charges imposed by any Governmental Authority, (b) unclaimed property and escheat obligations, (c) any interest, penalties or additional amounts that may be imposed by a Governmental Authority in connection with any item described in clauses (a) or (b), above, and (d) any liability in respect of any item described in clauses (a) through (c), above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of being a member of a consolidated, combined or unitary group) or otherwise.

“Tax Audit” has the meaning set forth in Section 9.3(i).

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority with respect to any Tax.

“Termination Agreement” means a document terminating each of the Intercompany Agreements, other than the Excluded Arrangements, in substantially the form attached hereto as Exhibit I.

“Third Party” means any Person other than (a) a Party and (b) Affiliates of a Party.

“Third Party Claim” has the meaning set forth in Section 4.5(b).

“Threshold Amount” has the meaning set forth in Section 4.4(a).

“Title Benefit” means any right, circumstance or condition that operates (a) to increase the Net Revenue Interest of Upstream Company in the Target Formation in any Well above that shown for such Well in Exhibit A-2 or Exhibit A-3, as applicable, to the extent and only to the extent the same does not, with respect to Upstream Company’s interest in such Well, cause a proportionate (or greater) increase in Upstream Company’s Working Interest in such Well above that shown in Exhibit A-2 or Exhibit A-3 for such Well or (b) to obligate the Upstream Company (or any applicable Affiliate) to bear a Working Interest with respect to the Target Formation in any Well that is less than that shown for such Well in Exhibit A-2 or Exhibit A-3, to the extent the same does not cause any decrease in the Net Revenue Interest for such Well shown in Exhibit A-2 or Exhibit A-3.

“Title Benefit Amount” means, with respect to any Title Benefit Property, the amount equal to the increase in the Allocated Value for such Title Benefit Property as determined pursuant to Section 5.2(g).

Appendix A – Page 27

“Title Benefit Notice” has the meaning set forth in Section 5.2(b).

“Title Benefit Property” has the meaning set forth in Section 5.2(b).

“Title Cure Period” has the meaning as set forth in Section 5.2(c).

“Title Defect” means any Encumbrance that causes Upstream Company not to have Defensible Title in and to one or more of the Oil and Gas Properties, it being understood that an Encumbrance affecting or burdening more than one Oil and Gas Property shall be considered a single Title Defect for all purposes hereunder. Notwithstanding anything herein to the contrary, none of the following shall be considered Title Defects:

(a) defects arising from any Lease having no pooling provision to the extent the terms of such Lease would not be reasonably likely to result in the inability or restriction on the pooling, unitization or communitization of such Leases;

(b) defects arising from failure of any non-participating royalty owners to ratify a Unit;

(a) defects as a consequence of cessation of production, insufficient production or failure to conduct operations during any period after the completion of a well capable of production in paying quantities on any of the Leases held by production, or lands pooled or unitized therewith occurring more than 10 years since the Execution Date;

(b) defects that affect only which Person has the right to receive royalty payments rather than the amount or the proper payment of such royalty payments;

(c) defects arising from any prior oil and gas lease relating to the lands covered by the Leases or units not being surrendered of record, unless Buyer provides affirmative evidence that such prior oil and gas lease is still in effect and has resulted in another Person’s competing claim of title to the relevant Lease or Well; and

(d) in the case of a Future Well, any (i) leases not yet obtained (provided that this subclause (g) shall in no way limit the ability of Buyer to claim a Title Defect on any Future Well with respect to the Net Revenue Interest and Working Interest as of the Effective Time expressly set forth on Exhibit A-3 associated with such Future Well) or (ii) permits, easements, rights-of-way, unit designations or production and drilling units not yet obtained, formed or created.

“Title Defect Amount” has the meaning set forth in Section 5.2(d).

“Title Defect Claim Date” means on or before 5:00 p.m. Houston time on October 29, 2018.

“Title Defect Deductible” means one and one-half percent (1.5%) of the aggregate Allocated Values of the Oil and Gas Properties.

“Title Defect Notice” has the meaning set forth in Section 5.2(a).

Appendix A – Page 28

“Title Defect Property” has the meaning set forth in Section 5.2(a).

“Title Dispute” has the meaning set forth in Section 5.2(i)(i).

“Title Dispute Position” has the meaning set forth in Section 5.2(i)(i).

“Title IV Plan” has the meaning set forth in Section 7.28(c).

“Title Referee” has the meaning set forth in Section 5.2(i)(i).

“Transaction Costs” means the amounts paid or payable by any Company for all out-of-pocket costs and expenses incurred by any Company at or prior to the Closing in connection with the transactions contemplated by this Agreement, including (a) all fees and expenses for legal counsel, investment bankers, brokers, accounting firms, and other professional advisors, and (b) any retention, bonus or similar compensatory amounts payable to any employees or service providers of any Company that become payable by any Company pursuant to an agreement with any Company, Seller or any of their respective Affiliates solely as a result of the consummation of the transactions contemplated hereby; and (c) any and all fees or payments (including transfer payments, make-whole payments, and other similar payments) that become payable by any Company under any contract, Lease or other Assets as a result of the consummation of the transactions contemplated hereby (including upon change of control of any Company, but excluding, for the avoidance of doubt, any Transfer Taxes).

“Transaction Documents” means this Agreement, the Escrow Agreement and those documents executed and/or delivered pursuant to or in connection with this Agreement.

“Transfer Taxes” means any state or local stamp, documentary, transfer, sales, use, registration or similar Taxes incurred or imposed upon, or with respect to, the transactions described in this Agreement (excluding any conveyances made in accordance with Section 9.8 or Section 9.15).

“Transferred Employee” has the meaning set forth in Section 9.16(a)(iv).

“Transferred Escrow Accounts” means those accounts described on Exhibit L.

“Transition Services Agreement” means that certain Transition Services Agreement between Seller and the Companies, dated as of the Closing Date, in substantially the form attached hereto as Exhibit F.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Unaudited Financial Statements” has the meaning set forth in Section 7.25.

“Units” means all of any units or pooling arrangements (contractual, compulsory or otherwise) wherein any Lease is pooled or unitized.

Appendix A – Page 29

“Upstream Company” means SWN Production (Arkansas), LLC, a Texas limited liability company.

“Upstream Company Assets” means, except for the Excluded Assets, the Oil and Gas Properties, the Upstream Rights of Way, the Upstream Personal Property, the Upstream Material Contracts, the Upstream Company Records, the Transferred Escrow Accounts and the other assets owned by Upstream Company.

“Upstream Company Interests” means 100% of the issued and outstanding Securities in Upstream Company.

“Upstream Company Records” means, all books, records and files of Seller, its Affiliates and/or the Upstream Company relating to the Upstream Company Assets, including: (a) contract and land files and title opinions; (b) operations, production, environmental and engineering records; (c) well, facility and pipeline records; (d) lease operating statements, production reports, accounting, imbalance files, operating statements and files and Asset Tax records; (e) the Seismic Data; and (f) any other files in the possession of Seller, any of its Affiliates or any Company relating to the other Upstream Company Assets or the operation thereof, excluding in each case, all (i) Excluded Assets, (ii) records that Seller or Company is prohibited from disclosing under confidentiality agreements with Third Parties (provided Seller has used commercially reasonable efforts to obtain waivers of such confidentiality obligations), (iii) LW Work Product and (iv) economic projections.

“Upstream Material Contracts” has the meaning set forth in Section 7.6(a).

“Upstream Personal Property” means all equipment, machinery, fixtures and other personal and mixed property, operational and nonoperational, known or unknown, in each case, that are located on or primarily used in connection with any of the Oil and Gas Properties, in each case, including pipelines, tubing, pumps, motors, fixtures, machinery, compression equipment, processing and separation facilities, structures, materials and other items used in the ownership, operation or development of the Oil and Gas Properties.

“Upstream Pipeline Imbalance” means any imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Upstream Company under any Contract relating to the purchase and sale, gathering, transportation, storage or processing (including any production handling and processing at a separation facility) of Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Upstream Company pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility, including cash settlement obligations.

“Upstream Rights of Way” means, those easements, rights-of-way, servitudes, surface use agreements, surface fee rights, surface leases and other rights in respect of surface operations, pipelines, canals, ditches, reservoirs or the like and conditions, covenants or other restrictions, and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways, water access and use rights and other similar agreements, and other easements and rights-of-way that are used, or held for use, primarily in connection with the Oil and Gas Properties, including those set forth on Exhibit A-6.

Appendix A – Page 30

“Vehicles” means all of Seller’s and the Companies’ collective right, title and interest (whether ownership or lease rights) in and to the vehicles and rolling stock described on Exhibit A-8.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar federal, state or local Law.

“Well Imbalance” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Upstream Company therein and the shares of production from the relevant Well to which Upstream Company is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

“Wells” means, individually, an Existing Well or Future Well, as the context requires, or collectively, each of the Existing Wells and each of the Future Wells.

“Willful Breach” means, with respect to any Party, such Party willfully and intentionally breaching in any material respect (by refusing to perform or taking an action prohibited) any material covenant applicable to such Party.

“Working Interest” means, with respect to any Well or Lease, the interest in and to such Well or Lease that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well or Lease, but without regard to the effect of any Burdens, and, with respect to any Future Well, the amount that shall be calculated in accordance with the methodology described on Exhibit A-3.

Appendix A – Page 31